Exhibit 10.1

EXECUTION VERSION

PARKER DRILLING COMPANY, ET AL.,

RESTRUCTURING SUPPORT AGREEMENT

December 12, 2018

THIS RESTRUCTURING SUPPORT AGREEMENT AND THE DOCUMENTS ATTACHED HERETO COLLECTIVELY DESCRIBE A PROPOSED RESTRUCTURING FOR THE COMPANY PARTIES THAT WILL BE EFFECTUATED THROUGH FILING CHAPTER 11 CASES IN THE BANKRUPTCY COURT.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY PARTIES. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS RESTRUCTURING SUPPORT AGREEMENT IS A SETTLEMENT PROPOSAL TO CERTAIN UNAFFILIATED HOLDERS OF THE COMPANY PARTIES’ UNSECURED NOTES, EXISTING PREFERRED STOCK AND EXISTING COMMON STOCK IN FURTHERANCE OF SETTLEMENT DISCUSSIONS. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, this “Agreement”) is made and entered into as of December 12, 2018 (the “Execution Date”), by and among the following parties, each in the capacity set forth on its signature page to this Agreement (each of the following described in sub-clauses (i) through (ii) of this preamble, collectively, the “Parties”):1

i.

Parker Drilling Company, a company incorporated under the Laws of Delaware (“Parker”), 2M-TEK, Inc., Anachoreta, Inc., Pardril, Inc., Parker Aviation Inc., Parker Drilling Arctic Operating, LLC, Parker Drilling Company of Niger, Parker Drilling Company North America, Inc., Parker Drilling Company of Oklahoma, Incorporated, Parker Drilling Company of South America, Inc., Parker Drilling Management Services, Ltd., Parker Drilling Offshore Company, LLC, Parker Drilling Offshore USA, L.L.C., Parker North America Operations, LLC, Parker Technology, Inc., Parker Technology, L.L.C., Parker Tools, LLC, Parker-VSE, LLC, Quail USA, LLC, and Quail Tools, L.P. (together with Parker, collectively, the “Company Parties”); and

ii.

the undersigned and non-Affiliated holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, among other securities, Unsecured Notes, Existing Preferred Stock and/or Existing Common Stock, that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement, and as specified in the term sheet attached as Exhibit A hereto (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Restructuring Term Sheet”) and the exhibits thereto, the term sheet for the New Warrants (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, “New Warrant Term Sheet”) attached as Exhibit B hereto, the Backstop Commitment Agreement attached as Exhibit C hereto, and the term sheet for the New Second Lien Term Loan attached as Exhibit 2 to Exhibit A (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “New Second Lien Term Loan Term Sheet”), the term sheet for the DIP Facility attached as Exhibit 3-A to Exhibit A (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “DIP Facility Term Sheet”), the term sheet for the Exit Facility attached as Exhibit 3-B to Exhibit A (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Exit Facility Term Sheet”), the corporate governance term sheet attached as Exhibit 4 to Exhibit A (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

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“Governance Term Sheet”) and the term sheet relating to certain matters with respect to management and employees attached hereto as Exhibit 5 to Exhibit A (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Compensation Term Sheet”) and such transactions as described in, and in accordance with, this Agreement, the Restructuring Term Sheet and the exhibits thereto, the Backstop Commitment Agreement, the New Warrant Term Sheet, the New Second Lien Term Loan Term Sheet, the Governance Term Sheet, the DIP Facility Term Sheet, the Exit Facility Term Sheet and the Compensation Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions in accordance with the terms set forth in this Agreement by commencing voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“2020 Notes” means the 7.500% Senior Notes due 2020, issued in the original principal amount of $225.0 million, pursuant to the 2020 Notes Indenture.

“2020 Notes Indenture” means that certain Indenture, dated as of July 30, 2013, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time, for the 2020 Notes, among Parker, each of the guarantors party thereto, and the Trustee.

“2022 Notes” means the 6.750% Senior Notes due July 2022, issued in the original principal amount of $360.0 million, pursuant to the 2022 Notes Indenture.

“2022 Notes Indenture” means that certain Indenture, dated as of January 22, 2014, as amended, restated, amended and restated, supplemented or otherwise modified, or replaced from time to time, for the 2022 Notes, among Parker, each of the guarantors party thereto, and the Trustee.

“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

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“Agreement ” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which all of the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Akin Gump” means Akin Gump Strauss Hauer & Feld LLP.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture or similar transaction involving any one or more Company Parties, or any Affiliates of the Company Parties, or the debt, equity, or other interests in any one or more Company Parties or any Affiliates of the Company Parties, in each case other than the Restructuring Transactions.

“Backstop Commitment Agreement” means one or more commitment agreements substantially in the form attached as Exhibit C hereto to be dated the date hereof pursuant to which certain parties specified therein will backstop 100% of the Rights Offering in accordance with the terms thereof.

“Backstop Commitment Parties” means at any time and from time to time, the parties that have committed to backstop the rights offering and are signatories to the Backstop Commitment Agreement, solely in their capacities as such, to the extent provided in the Backstop Commitment Agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas administering the Chapter 11 Cases.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, Existing Equity Interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

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“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company” means Parker together with its Debtor and non-Debtor Affiliates.

“Company Claims” means any Claim against a Company Party, including the Unsecured Note Claims.

“Company Interests” means any Existing Equity Interest in the Company Parties.

“Company Claims/Interests” means, collectively, Company Claims or Company Interests.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with the proposed Restructuring Transactions.

“Confirmation Order ” means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code, which Confirmation Order shall be in accordance with this Agreement and the Definitive Documents.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Stakeholder Fees and Expenses” has the meaning set forth in Section 14.22.

“Consolidated Group” means Parker and each of its majority-owned direct and indirect subsidiaries.

“Debtors” means the Company Parties.

“Definitive Documents” has the meaning set forth in Section 3.01, which Definitive Documents shall be in accordance with this Agreement.

“DIP Facility” means the financing facility that certain Company Parties will enter into on terms consistent with the Restructuring Term Sheet and as set forth in the DIP Facility Term Sheet, which DIP Facility shall be in accordance with this Agreement and the Definitive Documents.

“DIP Facility Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Disclosed Letters” has the meaning set forth in Section 4.01(b)(v).

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“Disclosure Statement” means the related disclosure statement with respect to the Plan, which Disclosure Statement shall be in accordance with this Agreement and the Definitive Documents.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code and modification of the automatic stay to permit the Consenting Stakeholders to provide any notices, including notices of termination, with respect to the Backstop Commitment Agreement and/or this Agreement in accordance with the terms hereof or thereof, which Disclosure Statement Order will be in accordance with this Agreement and the Definitive Documents.

“Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Common Stock” means the shares of common stock issued by Parker.

“Existing Equity Interests ” means, collectively, the shares (or any class thereof), Existing Common Stock, Existing Preferred Stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Existing Preferred Stock” means the shares of 7.25% Series A Mandatory Convertible Preferred Stock issued by Parker.

“Exit Facility” means the financing facility that certain Company Parties will enter into on terms consistent with the Restructuring Term Sheet and as set forth in the Exit Facility Term Sheet, which Exit Facility shall be in accordance with this Agreement and the Definitive Documents.

“Exit Facility Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending

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or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine in consultation with the Required Consenting Stakeholders, are necessary or desirable to file.

“Governance Documents” means the organizational and governance documents for Reorganized Parker and its subsidiaries, including without limitation, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements, identity of proposed members of the Reorganized Parker’s board of directors and limited partnership agreements (or equivalent governing documents), which Governance Documents shall be in accordance with this Agreement (including the Governance Term Sheet) and the Definitive Documents and otherwise reasonably acceptable to the Required Consenting Stakeholders and the Company Parties.

“Indentures” means, collectively, the 2020 Notes Indenture and the 2022 Notes Indenture.

“Insolvency Proceeding” means any corporate action, legal proceedings or other procedure or step taken in any jurisdiction in relation to:

(a) the suspension of payments, a moratorium of any indebtedness, winding-up, bankruptcy, liquidation, dissolution, administration, receivership, administrative receivership, judicial composition or reorganisation (by way of voluntary arrangement, scheme or otherwise) of any member of the Consolidated Group, including under the Bankruptcy Code;

(b) a composition, conciliation, compromise or arrangement with the creditors generally of any member of the Consolidated Group or an assignment by any member of the Consolidated Group of its assets for the benefit of its creditors generally or any member of the Consolidated Group becoming subject to a distribution of its assets;

(c) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Consolidated Group or any of its assets;

(d) enforcement of any security over any assets of any member of the Consolidated

Group; or

(e) any procedure or step in any jurisdiction analogous to those set out in the preceding sub-paragraphs (a) to (d).

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“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit D.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Management Incentive Plan” means the equity incentive program for the members of the management team of Reorganized Parker, to be established in accordance with this Agreement and the Definitive Documents.

“Milestones” has the meaning set forth in Section 6.01(a).

“New Common Stock” means the common stock of Reorganized Parker.

“New Second Lien Term Loan ” means the $210 million new second lien secured term loan that Reorganized Parker will incur on the Effective Date under the New Second Lien Term Loan Agreement.

“New Second Lien Term Loan Term Sheet” has the meaning set forth in the recitals to this Agreement.

“New Second Lien Term Loan Agreement” means that certain credit agreement for the New Second Lien Term Loan that Reorganized Parker will enter into in accordance with this Agreement and the Definitive Documents.

“New Warrants” means the warrants to acquire an aggregate number of shares of common stock issued by Reorganized Parker equal to 13.5% of the New Common Stock of Reorganized Parker, which will be issued pursuant to the New Warrant Agreement.

“New Warrant Agreement” means that certain agreement providing for, among other things, the issuance and terms of the New Warrants in accordance with this Agreement (including the New Warrant Term Sheet) and the Definitive Documents.

“NOL Rights Plan” means the Rights Agreement, dated as of July 12, 2018, between Parker and Equiniti Trust Company, as Rights Agent, as amended, restated, modified, supplemented, or replaced from time to time.

“Outside Date” means the date that is 160 days after the Petition Date.

“Parker” has the meaning set forth in the preamble to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transfer” means a Transfer of any Company Claims/Interests that meets the requirements of Section 8.01.

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“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 8.01.

“Petition Date” means the date on which the Company Parties commence the Chapter 11 Cases in accordance with this Agreement and the Definitive Documents.

“Plan” means the joint chapter 11 plan of reorganization filed by the Debtors in the Chapter 11 Cases to implement the Restructuring Transactions in accordance with this Agreement and the Definitive Documents.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court in accordance with this Agreement and the Definitive Documents.

“Put Option Cash Premium” means a premium equal to $7,600,000 payable to the Backstop Commitment Parties in accordance with the Backstop Commitment Agreement.

“Put Option Equity Premium” means a premium equal to 3.3539% of the New Common Stock, subject to dilution by the New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants, payable to the Backstop Commitment Parties in accordance with the Backstop Commitment Agreement.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt). For the avoidance of doubt, none of the Consenting Stakeholders represented by Akin Gump are Qualified Marketmakers.

“Registration Rights Agreement” means any agreements providing registration rights to the Consenting Stakeholders and any other parties thereto on account of New Common Stock acquired by them pursuant to the Restructuring Transactions in accordance with this Agreement (including the Governance Term Sheet) and the Definitive Documents.

“Reorganized Parker” means Parker, as reorganized pursuant to and under the Restructuring Transactions or any successor thereto.

“Required Consenting Stakeholders” means, as of the relevant date, at least two (2) non-Affiliated Consenting Stakeholders represented by Akin Gump that collectively hold at least 66% of the aggregate outstanding principal amount of Unsecured Notes that are held by all such Consenting Stakeholders represented by Akin Gump.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

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“Rights Offering” means the rights offering of the New Common Stock to be issued by Reorganized Parker for $95,000,000 of cash for 41.9241% of post-closing New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants.

“Rights Offering Procedures” means the procedures governing the conduct of the Rights Offering, which Rights Offering Procedures shall be in accordance with this Agreement and the Definitive Documents.

“Rules” means Rule 501(a) of the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all solicitation materials in respect of the Plan together with the Disclosure Statement, which Solicitation Materials shall be in accordance with this Agreement and the Definitive Documents.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, 12.04 or 12.05.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit E.

“Trustee” means any indenture trustee or other trustee or similar entity under any series of the Unsecured Notes.

“Unsecured Notes” means, collectively, the 2020 Notes and the 2022 Notes.

“Unsecured Note Claim” means any Claim on account of the Unsecured Notes.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended,

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restated, amended and restated, supplemented, or otherwise modified or replaced from time to time in accordance with this Agreement; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(d) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(e) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(f) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(h) the use of “include” or “including” is without limitation, whether stated or not;

(i) the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 14.10 other than counsel to the Company Parties; and

(j) the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties according to its terms as of 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties; provided, however, that signature pages executed by Consenting Stakeholders shall (i) be treated in accordance with Section 14.21 and (ii) be delivered to other Consenting Stakeholders in a redacted form that removes the details of such Consenting Stakeholders’ holdings of Company Claims/Interests;

(b) Consenting Stakeholders holding the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties as of the date hereof:

(i) holders of at least two-thirds of the aggregate outstanding principal amount of the 2020 Notes;

(ii) holders of at least two-thirds of the aggregate outstanding principal amount of the 2022 Notes; and

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(c) counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 14.10 (by email or otherwise) hereof that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred; and

(d) in accordance with Section 25 of the NOL Rights Plan, the board of directors of Parker has previously approved by resolution that the Restructuring Transactions, the entry into this Agreement and the consummation of the Restructuring Transactions and the Plan shall be fully exempted from the provisions of the NOL Rights Plan and shall have deemed the Consenting Stakeholders and their Affiliates both individually and collectively to be an “Exempt Person” as defined in the NOL Rights Plan with respect to the Restructuring Transactions contemplated under the Plan.

Section 3. Definitive Documents.

3.01. Definitive Documents. The documents related to or otherwise utilized to implement or effectuate the Restructuring Transactions (collectively, the “Definitive Documents”) shall include, among others:

(a) the New Second Lien Term Loan Agreement;

(b) the documents comprising the DIP Facility;

(c) the documents comprising the Exit Facility;

(d) the New Warrant Agreement;

(e) the Backstop Commitment Agreement;

(f) any disclosure documents related to the issuance of the New Second Lien Term Loan, the issuance of the New Common Stock and the Rights Offering;

(g) the Registration Rights Agreement;

(h) the First Day Pleadings and all orders sought pursuant thereto;

(i) the Plan;

(j) the Plan Supplement;

(k) the Disclosure Statement;

(l) the Disclosure Statement Order;

(m) the Solicitation Materials;

(n) the motion or motions seeking approval of the Solicitation Materials, the forms of ballots and notices and related relief and confirmation of the Plan (including all exhibits, appendices, supplements and related documents);

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(o) any orders relating to the use of cash collateral and the DIP Facility (including any exhibits, schedules, amendments, modifications or supplements thereto);

(p) the Confirmation Order;

(q) the Rights Offering Procedures;

(r) a motion for approval of the Rights Offering Procedures and an order approving the Rights Offering Procedures;

(s) any other exhibits, schedules, amendments, modifications, supplements or other documents and/or agreements relating to the Plan, the Plan Supplement, the Disclosure Statement, the Disclosure Statement Order, the Confirmation Order, the Backstop Commitment Agreement or the Rights Offering Procedures;

(t) the Governance Documents;

(u) all documentation relating to the Management Incentive Plan and any new employment agreements;

(v) such other definitive documentation relating to a recapitalization or restructuring of the Company Parties as is necessary or desirable to consummate the Restructuring Transactions; and

(w) any and all deeds, agreements, filings, notifications, pleadings, orders, certificates, letters, instruments or other documents related to the Restructuring Transactions (including any exhibits, amendments, modifications or supplements made from time to time thereto).

3.02. Consent Rights Regarding Definitive Documents. Each of the Definitive Documents shall be consistent in all respects with, and shall contain, the terms and conditions set forth in this Agreement, and shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders.

Section 4. Commitments of the Consenting Stakeholders.

4.01. General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Stakeholder agrees in respect of all of its Company Claims/Interests pursuant to this Agreement to:

(i) support and cooperate with the Debtors to take all commercially reasonable actions necessary to consummate the Restructuring Transactions in accordance with the Plan and the terms and conditions of this Agreement, and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

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(ii) not, and shall not direct any other person to, exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims/Interests or Existing Equity Interests against the Company Parties other than in accordance with this Agreement and the Definitive Documents;

(iii) give any notice, order, instruction, or direction to the applicable Trustees necessary to give effect to the Restructuring Transactions; and

(iv) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents to which it is required to be a party.

(b) During the Agreement Effective Period, each Consenting Stakeholder agrees in respect of all of its Company Claims/Interests pursuant to this Agreement that it shall not directly or indirectly:

(i) object to, delay, impede, or take any other action that is reasonably likely to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the other Restructuring Transactions, the Chapter 11 Cases contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document, to effectuate the Restructuring Transactions in accordance therewith, or as otherwise permitted under this Agreement;

(v) object to, delay, or impede (A) the payment of reasonable and documented fees and expenses incurred under any engagement letters for any professional advisors to the Company Parties in existence as of the Agreement Effective Date to the extent that copies of such engagement letters have been provided to the Consenting Stakeholders at least seven (7) days prior to the Agreement Effective Date and have not thereafter been modified (such engagement letters (the “Disclosed Letters”) or (B) orders of the Bankruptcy Court approving and authorizing (1) the retention of any such advisors by the Company Parties in accordance with the Disclosed Letters and (2) the payment of reasonable and documented fees and expenses incurred under the Disclosed Letters; and

(vi) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or, interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however, that nothing in this Agreement shall limit the right of any party hereto to exercise any right or remedy provided under this Agreement, the Confirmation Order or any other Definitive Document.

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4.02. Voting and Motions.

(a) During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Stakeholder of the Solicitation Materials:

(i) vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (ii) above; provided, however, that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party.

Notwithstanding any other provision of this Agreement, including this Section 4, nothing in this Agreement shall require any Consenting Stakeholder to (i) incur any material expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to any Consenting Stakeholder or its Affiliates other than as expressly provided in this Agreement (including the Restructuring Term Sheet) or in the Backstop Commitment Agreement or (ii) provide any information that it determines, in its sole discretion, to be sensitive or confidential.

(b) During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action reasonably likely to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is explicitly contemplated by and in accordance with this Agreement.

Section 5. Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, and notwithstanding any delivery of a consent or vote to accept the Plan by any Consenting Stakeholder, or any acceptance of the Plan by any class of creditors, nothing in this Agreement shall:

(a) be constructed to prohibit any Consenting Stakeholder from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(b) be construed to prohibit any Consenting Stakeholder from appearing as a party-in-interest in any matter to be adjudicated in a Chapter 11 Case, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Restructuring Transactions;

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(c) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties or any other party in interest;

(d) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection not prohibited under this Agreement;

(e) prevent any Consenting Stakeholder from enforcing this Agreement;

(f) obligate a Consenting Stakeholder to deliver a vote to support the Plan or prohibit a Consenting Stakeholder from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date); provided that upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date), such vote shall be deemed void ab initio and such Consenting Stakeholder shall have the opportunity to change its vote;

(g) (i) prevent any Consenting Stakeholder from taking any action which is required by applicable Law, (ii) require any Consenting Stakeholder to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege, or (iii) incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations; provided, however, that if any Consenting Stakeholder proposes to take any action that is otherwise inconsistent with this Agreement in order to comply with applicable Law, such Consenting Stakeholder shall provide at least three (3) Business Days’ advance notice to the Company Parties;

(h) prevent any Consenting Stakeholder by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; or

(i) prohibit any Consenting Stakeholder from taking any action that is not inconsistent with this Agreement.

Section 6. Commitments of the Company Parties.

6.01. Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a) support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, including the applicable milestones set forth on Schedule 1 to this Agreement (collectively, the “Milestones”);

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, support and take all steps reasonably necessary and desirable to address and resolve any such impediment;

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(c) use commercially reasonable efforts to obtain any and all required governmental, regulatory (including self-regulatory) and/or third-party approvals for the Restructuring Transactions;

(d) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent and to the extent the Company Parties receive any Joinders or Transfer Agreements, notify the Consenting Stakeholders of such Joinders and Transfer Agreements;

(f) actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(g) consult and negotiate in good faith with the Consenting Stakeholders and their advisors regarding the execution of the Restructuring Transactions;

(h) upon reasonable request of the Consenting Stakeholders, inform the advisors to the Consenting Stakeholders as to: (i) the material business and financial (including liquidity) performance of the Consolidated Group; (ii) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(i) inform counsel to the Consenting Stakeholders as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) any notice of any commencement of any material involuntary Insolvency Proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (iii) a breach of this Agreement (including a breach by any Company Party); and (iv) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;

(j) use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(k) use commercially reasonable efforts to not (i) operate their business outside the ordinary course, taking into account the Restructuring Transactions without the consent of the Required Consenting Stakeholders (not to be unreasonably withheld) or (ii) transfer any asset or right of the Company Parties or any asset or right used in the business of the Company Parties to any person or entity outside the ordinary course of business without the consent of the Required Consenting Stakeholders (not to be unreasonably withheld);

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(l) on or after the date hereof, not engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than the Restructuring Transactions;

(m) use commercially reasonable efforts to (i) provide counsel for the Consenting Stakeholders a reasonable opportunity (which shall be no less than two (2) Business Days) to review draft copies of all First Day Pleadings and second day motions and proposed orders and, (ii) to the extent reasonably practicable, provide counsel for the Consenting Stakeholders a reasonable opportunity to review and provide comments on draft copies of all other substantive documents that the Company Parties intend to file with the Bankruptcy Court; and

(n) take any and all actions necessary and appropriate to ensure that the provisions of the NOL Rights Plan are not triggered on account of the Restructuring Transactions or the entry into this Agreement by any of the Consenting Stockholders and that the NOL Rights Plan is terminated on the Effective Date.

6.02. Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement and the Definitive Documents;

(c) modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement and the Definitive Documents; or

(d) file any motion, pleading, or other Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement and the Definitive Documents.

Section 7. Additional Provisions Regarding Company Parties’ Commitments.

7.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law; provided, however, that to the extent that any such action or inaction is inconsistent with this Agreement or would be deemed to constitute a breach hereunder, including a determination to pursue an Alternative Restructuring Proposal, the Company Parties shall provide the Consenting Stakeholders with written notice two (2) Business Days prior to when it or they intend to take such action or inaction.

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7.02. Notwithstanding anything to the contrary in this Agreement, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Existing Equity Interests in a Company Party (including any Consenting Stakeholder), any other party in interest (including, if applicable, in the Chapter 11 Cases (including any official committee and the United States Trustee)), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals. At all times prior to the date on which the Company Parties enter into a definitive agreement in respect of an Alternative Restructuring Proposal, the Company Parties shall provide to Akin Gump with updates on the status of any discussions regarding an Alternative Restructuring Proposal and a copy of any written offer or proposal for such Alternative Restructuring Proposal within three (3) Business Days of the Company Parties’ or their advisors’ receipt of such offer or proposal.

7.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8. Transfer of Interests and Securities.

8.01. After the Agreement Effective Date, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either: (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement; or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer.

8.02. Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 8.01 shall be void ab initio.

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8.03. This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

8.04. This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05. Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if: (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 8.01; and (c) the Transfer otherwise is a Permitted Transfer under Section 8.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

8.06. Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 9. Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Effective Date:

(a) it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and it is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8);

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(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(d) it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law.

Section 10. Representations and Warranties of Company Parties. Each Company Party severally, and not jointly, represents and warrants that as of the date such Company Party executes and delivers this Agreement and as of the Effective Date:

(a) to the best of its knowledge having made all reasonable inquiries, no order has been made, petition presented or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of it or any other Company Party or other member of the Consolidated Group, and no analogous procedure has been commenced in any jurisdiction; provided, however, that this Section 10 does not apply to any proceeding commenced in connection with filing the Chapter 11 Cases;

(b) in accordance with Section 25 of the NOL Rights Plan, the Consenting Stakeholders both individually and collectively, in connection with the entry into this Agreement and their agreements in connection with the Restructuring Transactions contemplated hereby, have been deemed by the board of directors of Parker to be an “Exempt Person” as defined in the NOL Rights Plan and the board of directors has previously approved by resolution that the Restructuring Transactions and the entry into this Agreement are fully exempted from the provisions of the NOL Rights Plan; and

(c) acknowledge, and the Company Parties hereby agree, that any Consenting Stakeholder that has checked the box on its signature page to this Agreement in connection with the “Existing Preferred Stock Conversion Waiver” shall have irrevocably waived its right hereby to convert any of the shares of Existing Preferred Stock into shares of Existing Common Stock until such time as this Agreement is terminated other than upon the consummation of the Plan on the Effective Date.

Section 11. Mutual Representations, Warranties, and Covenants; Further Assurances. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, on the Effective Date:

(a) it is validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

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(b) except as expressly provided in this Agreement, the Backstop Commitment Agreement, the Plan, the Restructuring Term Sheet, and the Bankruptcy Code (or as reasonably determined by the Company Parties and the Required Consenting Stakeholders upon advice of counsel), no consent or approval is required by a governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange, third party or any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement other than any such consent or approval which has been obtained, provided, or otherwise satisfied prior to the Agreement Effective Date and which consent or approval has not been subsequently revoked;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents; and

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement.

Section 12. Termination Events.

12.01. Consenting Stakeholder Termination Events. This Agreement may be terminated by the Required Consenting Stakeholders, by the delivery to the Company Parties of a written notice in accordance with Section 14.10 hereof upon the occurrence and continuation of any of the following events, in each case, other than as contemplated by the Restructuring Transactions:

(a) the (i) breach (other than an immaterial breach) in any respect by a Company Party of any of the undertakings, representations, warranties, or covenants of the Company Parties set forth in this Agreement or (ii) failure of the Company Parties to act in a manner materially consistent with this Agreement, which breach or failure remains uncured (to the extent curable) for five (5) Business Days after the Required Consenting Stakeholders transmit a written notice to the Company Parties in accordance with Section 14.10 hereof identifying such breach;

(b) the making public, modification, amendment, or filing of any of the Definitive Documents without the consent of the applicable Required Consenting Stakeholders in accordance with this Agreement;

(c) the Company Parties (i) withdraw the Plan, (ii) publicly announce their intention not to support the Restructuring Transactions or (iii) file, publicly announce, or execute a definitive written agreement with respect to an Alternative Restructuring Proposal;

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(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions, including the Plan and (ii) either (1) such ruling, judgment or order has been issued at the request of the Company Parties in contravention of any obligations set forth in this Agreement or (2) remains in effect for fifteen (15) Days after such terminating Required Consenting Stakeholders transmit a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e) (i) the failure of any of Milestones (a), (b), (c), or (d) on Schedule 1 to this Agreement to be satisfied, which remains unsatisfied for three (3) Business Days, or (ii) the failure of Milestone (e) on Schedule 1 to this Agreement to be satisfied, which remains unsatisfied for one (1) Business Day;

(f) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee under section 1104 of the Bankruptcy Code in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases, (iv) terminating exclusivity under Bankruptcy Code section 1121, or (v) rejecting this Agreement;

(g) if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;

(h) an order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Company Parties that would materially and adversely affect the Company’s operational or financial performance;

(i) upon the delivery of notice by the Company Parties pursuant to Section 7.01;

(j) failure by the Company Parties to pay the fees and expenses set forth in Section 14.22 of this Agreement as and when required, subject to applicable Law; provided, however, that the Effective Date shall not occur until and unless the fees and expenses set forth in Section 14.22 have been paid in full; or

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(k) the Company Parties file any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and such motion has not been withdrawn within two (2) Business Days of receipt by the Company Parties of written notice from the Required Consenting Stakeholders that such motion or pleading is inconsistent with this Agreement.

12.02. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a) the breach (other than an immaterial breach) by Consenting Stakeholders holding an amount of Unsecured Notes that would result in non-breaching Consenting Stakeholders holding less than two-thirds (2/3) of the aggregate principal amount of 2020 Notes or 2022 Notes of their undertakings, representations, warranties, or covenants set forth in this Agreement that remains uncured for a period of five (5) Business Days after the receipt by the Company Parties of notice of such breach; provided, however, that the Company Parties may only terminate this Agreement as to any Consenting Stakeholder individually and not as to all Parties for a breach described in the immediately preceding clause;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (A) enjoins the consummation of a material portion of the Restructuring Transactions and (B) remains in effect for fifteen (15) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided that this termination right shall not apply to or be exercised to the extent a Company Party sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(c) two (2) Business Days after the delivery of notice by the Company Parties pursuant to Section 7.01.

12.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders; and (b) each Company Party.

12.04. Termination on and after the Outside Date. Any Consenting Stakeholder may terminate its obligations under this Agreement, by the delivery to the Company Parties and all other Consenting Stakeholders of a written notice in accordance with Section 14.10 hereof, upon the occurrence of the Outside Date and at any time thereafter.

12.05. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately upon consummation of the Plan on the Effective Date.

12.06. Effect of Termination. Except as set forth in Section 14.17, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and

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remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents, agreements, undertakings, tenders, waivers, forbearances, ballots and votes delivered by a Party subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 12.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(c). Nothing in this Section 12.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(c). For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights hereunder.

Section 13. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) each Company Party and (ii) the Required Consenting Stakeholders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate (as compared to other Consenting Stakeholders holding claims within the same class as provided for in the Restructuring Term Sheet), and adverse effect on any of the Company Claims/Interests held by such Consenting Stakeholder(s), then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver or supplement; provided, further that written consent of all Consenting Stakeholders represented by Akin Gump as of the Agreement Effective Date (so long as such Consenting Stakeholders continue to hold Company Claims/Interests as of the relevant date) shall be required for any modification, amendment, waiver or supplement to this Agreement, or any other Definitive Document that modifies:

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(x)(i)	the percentage of New Common Stock to be issued to the Holders of 2020 Notes Claims and 2022 Notes Claims, as set forth in the Restructuring Term Sheet and the exhibits thereto;

(ii)

the Rights Offering Amount (as defined in the Restructuring Term Sheet), the allocation of rights among classes of debt and equity, the Put Option Cash Premium, the Put Option Equity Premium, and the backstop allocations as among the Backstop Commitment Parties, all as set forth in the Restructuring Term Sheet, Backstop Commitment Agreement and the exhibits thereto;

(iii)

the principal amount, coupon, call schedule, term, security and priority of the New Second Lien Term Loan, as set forth in the Restructuring Term Sheet, New Second Lien Term Loan Term Sheet and the exhibits thereto;

(iv)

the percentage of the New Warrants to be issued to the holders of Existing Common Stock and Existing Preferred Stock, the provisions of the New Warrant Term Sheet under the section entitled “Sales of Reorganized Parker”, the strike price of the New Warrants as determined in accordance with the New Warrant Term Sheet and the term of the New Warrants, as set forth in the Restructuring Term Sheet, New Warrant Term Sheet and the exhibits thereto; and

(v)	the percentage of New Common Stock to be issued to the holders of Existing Common Stock and Existing Preferred Stock, as set forth in the Restructuring Term Sheet and the exhibits thereto; or

(y)	the defined term “Outside Date” or “Required Consenting Stakeholders”.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14. Miscellaneous.

14.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

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14.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

14.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided however that this Section 14.03 shall not limit the right of any party hereto to exercise any right or remedy provided for in this Agreement (including the approval rights set forth in Section 3.02).

14.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

14.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State and County of New York, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

14.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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14.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

14.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Parker Drilling Company

Five Greenway Plaza, Suite 100

Houston, Texas 77046

Attention: John Edward Menger and Jennifer Simons

E-mail address: Ed.Menger@parkerdrilling.com and

Jennifer.Simons@parkerdrilling.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Christopher J. Marcus, P.C., Brian Schartz, P.C., and Matthew Fagen

E-mail address: christopher.marcus@kirkland.com, brian.schartz@kirkland.com, and matthew.fagen@kirkland.com

(b) if to a Consenting Stakeholder, to each Consenting Stakeholder at the addresses or e-mail addresses set forth below the Consenting Stakeholder’s signature page to this Agreement (or to the signature page to a Joinder or Transfer Agreement in the case of any Consenting Stakeholder that becomes a party hereto after the Agreement Effective Date):

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with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036

Attention: James Savin and Kevin Eide

Email address: jsavin@akingump.com and keide@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, Bank of America Tower

New York, NY 10036

Attention: Michael S. Stamer

Email address: mstamer@akingump.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11. Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.12. Enforceability of Agreement. The Parties hereby acknowledge and agree: (i) that the provision of any notice or exercise of termination rights under this Agreement is not prohibited by the automatic stay provisions of the Bankruptcy Code, (ii) waives any right to assert that the exercise of any notice or termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising notice and termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required, (iii) that they shall not take a position to the contrary of this Section 14.12 in the Bankruptcy Court or any other court of competent jurisdiction and (iv) they will not initiate, or assert in, any litigation or other legal proceeding that this Section 14.12 is illegal, invalid or unenforceable, in whole or in part.

14.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

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14.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.17. Survival. Notwithstanding (a) any Transfer of any Company Claims/Interests in accordance with Section 8 or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 12.06, Section 14 (except for Section 14.22 with respect to fees and expenses incurred after the termination of this Agreement (other than with respect to fees and expenses incurred after the termination of this Agreement due to the consummation of the Plan on the Effective Date)), and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

14.18. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.19. Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

14.20. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 13 or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

14.21. Confidentiality and Publicity. Other than as may be required by applicable Law and regulation or by any governmental or regulatory authority, no Party shall disclose to any person (including for the avoidance of doubt, any other Consenting Stakeholder), other than legal, accounting, financial and other advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and whose compliance with such obligations the Company Parties shall be responsible for), the name or the principal amount or percentage of the Company Claims/Interests held by any Consenting Stakeholder or any of its respective subsidiaries (including, for the avoidance of doubt, any Company Claims/Interests acquired pursuant to any Transfer); provided, however, that the Company Parties shall be

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permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Company Claims/Interests held by the Consenting Stakeholders collectively; and, provided, further, that the Company Parties may disclose the names of any Consenting Stakeholder (at the institution level) at a hearing in connection with the Chapter 11 Cases, but not the principal amount or percentage of the Company Claims/Interests held by any such Consenting Stakeholder or any of its respective subsidiaries (including, for the avoidance of doubt, any Company Claims/Interests acquired pursuant to any Transfer). Notwithstanding the foregoing, the Consenting Stakeholders hereby consent to the disclosure of the execution, terms and contents of this Agreement by the Company Parties in the Definitive Documents or as otherwise required by law or regulation; provided, however, that (i) if any of the Company Parties determines that they are required to attach a copy of this Agreement, any Joinder or Transfer Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, they will redact any reference to or identifying information concerning a specific Consenting Stakeholders and such Consenting Stakeholder’s holdings (including before filing any pleading with the Bankruptcy Court) and (ii) if disclosure of additional identifying information of any Consenting Stakeholders is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Stakeholder (who shall have the right to seek a protective order prior to disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder or Transfer Agreement. Notwithstanding the foregoing, the Company Parties will submit to counsel for the Consenting Stakeholders all press releases, public filings, public announcements or other communications with any news media, in each case, to be made by the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof at least two (2) Business Days (it being understood that such period may be shortened to the extent there are exigent circumstances that require such public communication to be made to comply with applicable Law) in advance of release and will take such counsel’s view with respect to such communications into account. Nothing contained herein shall be deemed to waive, amend or modify the terms of any Confidentiality Agreement.

14.22. Fees and Expenses. Regardless of whether the Restructuring Transactions are consummated, the Company Parties shall promptly pay in cash all reasonable and documented fees and expenses of (i) (a) Akin Gump, as counsel to the Consenting Stakeholders, (b) any local counsel to the Consenting Stakeholders and (c) Houlihan Lokey Capital, Inc., as financial advisor to the Consenting Stakeholders and (ii) any consultants or other professionals retained by the Consenting Stakeholders represented by Akin Gump in connection with the Company Parties or the Restructuring Transactions with the consent of the Company Parties (not to be unreasonably withheld), in each case, in accordance with the engagement letters of such consultant or professional signed by the Company Parties, including, without limitation, any success fees contemplated therein, and in each case, without further order of, or application to, the Bankruptcy Court by such consultant or professionals, (collectively, the “Consenting Stakeholder Fees and Expenses”); provided, however, that simultaneously with the execution of this Agreement, the Company Parties shall pay all such unpaid Consenting Stakeholder Fees and Expenses incurred at any time prior to the Agreement Effective Date; and provided, further, that in the event that the Plan is consummated, the Consenting Stakeholder Fees and Expenses shall also include all fees and expenses reasonably expected to be incurred by the foregoing persons related to the Restructuring Transactions following the Effective Date, which shall be payable in accordance with the terms of the Backstop Commitment Agreement.

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14.23. Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several, not joint. None of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Stakeholder, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Stakeholders, in each case except as expressly set forth in this Agreement. It is understood and agreed that any Consenting Stakeholder may trade in any debt or equity securities of any Company Parties without the consent of the Company or any Consenting Stakeholder, subject to Section 8 of this Agreement and applicable securities laws. No prior history, pattern or practice of sharing confidence among or between any of the Consenting Stakeholders, and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (1) each Consenting Stakeholder is entering into this Agreement directly with the Company and not with any other Consenting Stakeholder, (2) no other Consenting Stakeholder shall have any right to bring any action against any other Consenting Stakeholder with respect this Agreement (or any breach thereof) and (3) no Consenting Stakeholder shall, nor shall any action taken by a Consenting Stakeholder pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Stakeholder with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Stakeholders are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Stakeholder by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

14.24. Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties shall claim or seek to recover from any other Party on the basis of anything in this Agreement any punitive, special, indirect or consequential damages or damages for lost profits.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Signatures Follow]

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Company Parties’ Signature Page to

the Restructuring Support Agreement

PARKER DRILLING COMPANY

By:	/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory

2M-TEK, INC.

By:	/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory

ANACHORETA, INC.

By:	/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory

PARDRIL, INC.

By:	/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory

PARKER AVIATION INC.

By:	/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Authorized Signatory

PARKER DRILLING ARCTIC OPERATING, LLC

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

PARKER DRILLING COMPANY OF NIGER

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

PARKER DRILLING COMPANY NORTH AMERICA, INC.

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

PARKER DRILLING COMPANY OF OKLAHOMA, INCORPORATED

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

PARKER DRILLING COMPANY OF SOUTH AMERICA, INC.

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

PARKER DRILLING MANAGEMENT SERVICES, LTD.

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

PARKER DRILLING OFFSHORE COMPANY, LLC

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

PARKER DRILLING OFFSHORE USA, L.L.C.

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

PARKER NORTH AMERICA OPERATIONS, LLC

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

PARKER TECHNOLOGY, INC.

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

PARKER TECHNOLOGY, L.L.C.

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

PARKER TOOLS, LLC

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

PARKER-VSE, LLC

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

QUAIL USA, LLC

By:	/s/ Michael W. Sumruld

Name: Michael W. Sumruld
Authorized Signatory

QUAIL TOOLS, L.P.

By:	/s/ Michael W. Sumruld

Name: Quail USA, LLC, its General Partner
Authorized Signatory

Schedule 1

Milestones

(a)	The Debtors shall commence the Chapter 11 Cases and file the First Day Pleadings with the Bankruptcy Court no later than 2 days after the Agreement Effective Date;

(b)

Within one day of the Petition Date, the Debtors shall file the Plan, the Disclosure Statement, and a motion (or motions) for approval of the Rights Offering Procedures and the Disclosure Statement with the Bankruptcy Court;

(c)	The Debtors shall obtain entry by the Bankruptcy Court of orders approving the Disclosure Statement and the Rights Offering Procedures, in each case within 45 days after the Petition Date;

(d)	The Debtors shall obtain entry of the Confirmation Order by no later than 91 days after the Petition Date; and

(e)

The Effective Date of the Plan shall have occurred by the later of (i) 106 days after the Petition Date and (ii) 15 days after the date (without taking into account any grace period provided under section 12.01(e) of the Agreement) set forth in sub-clause (d) of this Schedule 1.

EXHIBIT A

Restructuring Term Sheet

EXECUTION VERSION

PARKER DRILLING COMPANY, ET AL.,

RESTRUCTURING TERM SHEET1

December 12, 2018

THIS RESTRUCTURING TERM SHEET AND THE DOCUMENTS ATTACHED HERETO AND TO WHICH THIS RESTRUCTURING TERM SHEET IS ATTACHED COLLECTIVELY DESCRIBE A PROPOSED RESTRUCTURING FOR THE COMPANY PARTIES THAT WILL BE EFFECTUATED THROUGH FILING CHAPTER 11 CASES IN THE BANKRUPTCY COURT.

THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY PARTIES. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS RESTRUCTURING TERM SHEET IS A SETTLEMENT PROPOSAL TO CERTAIN UNAFFILIATED HOLDERS OF THE COMPANY PARTIES’ UNSECURED NOTES, EXISTING PREFERRED STOCK AND EXISTING COMMON STOCK IN FURTHERANCE OF SETTLEMENT DISCUSSIONS. ACCORDINGLY, THIS RESTRUCTURING TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

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Capitalized terms used but not otherwise defined herein or in the Restructuring Support Agreement (as defined below), to which this Restructuring Term Sheet is attached and incorporated into, shall have the meanings ascribed to such terms as set forth on Exhibit 1 to this Restructuring Term Sheet.

Overview
Restructuring Transaction Overview	This term sheet (this “Restructuring Term Sheet”) contemplates the Restructuring of the Company Parties’ outstanding indebtedness and equity interests effectuated through the filing of the Chapter 11 Cases in the Bankruptcy Court.

The Debtors will seek to confirm and effectuate the Plan, consistent with the terms of this Restructuring Term Sheet and those certain restructuring support agreements, entered into and dated as of December 12, 2018, by and among the Debtors and the Restructuring Support Parties, including all exhibits and schedules attached thereto, as such agreements may be amended from time to time, in accordance with the terms thereof (the “Restructuring Support Agreement”), to which this Restructuring Term Sheet is attached as Exhibit A, under chapter 11 of the Bankruptcy Code. The Restructuring will be supported by the Consenting Stakeholders.

As further described herein, the Restructuring will be funded through the following: (a) the consensual use of cash on hand; (b) the proceeds of the Rights Offering; (c) the New Second Lien Term Loan; (d) the DIP Facility; and (e) the Exit Facility.

This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Definitive Documents governing the Restructuring. The Definitive Documents will be consistent in all respects with the terms or conditions of this Restructuring Term Sheet and the Restructuring Support Agreement, including being subject to the requisite approval rights of the Parties under the Restructuring Support Agreement.

The Restructuring shall be implemented in a tax efficient and cost-effective manner as agreed among the Company Parties and the Consenting Stakeholders. This Restructuring Term Sheet is confidential and may not be released to any other party without the consent of the Company Parties and the Required Consenting Stakeholders, not to be unreasonably withheld.

Rights Offering	Subject to conditions set forth herein, all Holders of Existing Interests and Unsecured Notes Claims will have the right to participate in a rights offering which will be offered pursuant to section 1145 of the Bankruptcy Code or another available exemption under the Securities Act (with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld) (the “Rights Offering”) of New Common Stock to be issued by Reorganized Parker for $95,000,000 (the “Rights Offering Amount”) of cash for 41.9241% of post-closing New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants. The New Common Stock shall be issued pursuant to the Rights Offering at a 48% discount to equity value based on a settlement total enterprise value of $425 million.

Holders of Existing Interests shall have the right to subscribe for their pro rata share of up to $35 million of the Rights Offering in accordance with their Existing Common Stockholder Subscription Rights and/or Existing Preferred Holder Subscription Rights, as applicable. Holders of Unsecured Notes Claims shall have the right to subscribe for their pro rata share of up to $60 million of the Rights Offering in accordance with their Noteholder Subscription Rights.

Certain parties listed below (or funds managed by such parties) (the “Backstop Commitment Parties”) will backstop 100% of the Rights Offering pursuant to those certain backstop commitment agreements, entered into and dated as of December 12, 2018, attached to the Restructuring Support Agreement as Exhibit C, pursuant to which the Backstop Commitment Parties have agreed to backstop the Rights Offering (the “Backstop Commitment Agreement”). The Backstop Commitment Parties shall receive a premium equal to 3.3539% of the New Common Stock issued and outstanding on the Effective Date (the “Put Option Equity Premium”) payable in the form of New Common Stock, at the same discounted purchase price as the Rights Offering, allocated to the Backstop Commitment Parties in proportion to their committed individual backstop (or in cash under certain circumstances, as set forth in the Backstop Commitment Agreement), and to be issued pursuant to section 1145 of the Bankruptcy Code or another available exemption under the Securities Act (with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld).

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	Assuming that Class 10 Existing Common Stock votes to accept the Plan, the fully diluted post-closing New Common Stock on the Effective Date shall be held as the following:
	Source of New Common Stock	Percentage of post-closing New Common Stock on a fully-diluted basis[2]
	Rights Offering	41.9241%
	Put Option Equity Premium	3.3539%
	Converted 2020 Notes	18.7932%
	Converted 2022 Notes	34.4239%
	Existing Preferred Stock	0.6019%
	Existing Common Stock	0.9029%

New Second Lien Term Loan Terms	On the Effective Date, Reorganized Parker will enter into a new credit agreement in respect of a $210 million of New Second Lien Term Loan with the following terms and other terms consistent with this Restructuring Term Sheet and set forth in the term sheet attached hereto as Exhibit 2 (the “New Second Lien Term Loan Term Sheet”):

	• Principal Amount: $210 million

	• Borrower(s): Reorganized Parker

	• Guarantor(s): Set forth in the New Second Lien Term Loan Term Sheet

	• Security: Set forth in the New Second Lien Term Loan Term Sheet

	• Tenor: Five years

	• Interest Rate: 11% cash interest plus 2% interest paid in kind.

	• Call Schedule:

	• First Six Months: Callable at par

	• Months Seven through 24: Callable at 106.50% of par

	• Months 25 through 36: Callable at 103.25% of par

	• Months 37 through 60: Callable at par

DIP Facility	The Debtors will enter into a postpetition financing facility (the “DIP Facility”) on terms consistent with this Restructuring Term Sheet and as set forth in the term sheet attached hereto as Exhibit 3-A (the “DIP Facility Term Sheet”).

Exit Facility	Upon the Effective Date, the Debtors will enter into an exit financing facility (the “Exit Facility”) on terms consistent with this Restructuring Term Sheet and as set forth in the term sheet attached hereto as Exhibit 3-B (the “Exit Facility Term Sheet”).

[2]	All percentages reflected in the chart are subject to dilution by New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants.

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Treatment of Claims Against and Interests In the Debtors

On the Effective Date, each Holder of an Allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described below.
Class No.	Type of Claim	Treatment	Impairment/Voting

Unclassified Non-Voting Claims Against the Debtors

N/A	Administrative Claims	Except to the extent that a Holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim shall receive, in full and final satisfaction of its Claim, payment in full in cash.	N/A

N/A	Priority Tax Claims	Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor (with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld) against which such Allowed Priority Tax Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of its Claim, payments in cash in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

Classified Claims Against and Interests In the Debtors

Class 1	Other Secured Claims	In full and final satisfaction of each Allowed Other Secured Claim against the Debtors, each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor (with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld):	Unimpaired; deemed to accept.

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(a) payment in full in cash; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Other Secured Claim; or (d) other treatment rendering such Claim Unimpaired.

Class 2	Other Priority Claims	Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such Allowed Other Priority Claim is asserted agree to less favorable treatment for such Holder, in full satisfaction of each Allowed Other Priority Claim against the Debtors, each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, payment in full in cash or other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class 3	Existing ABL Claims	In full and final satisfaction of each Existing ABL Claim, each Holder of an Existing ABL Claim shall receive payment in full in cash.	Unimpaired; deemed to accept.

Class 4	2020 Notes Claims	In full and final satisfaction of each Allowed Notes Claim, each Holder of an Allowed Notes Claim shall receive its Pro Rata share of: (a) 34.3431% of the New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, the Rights Offering, the Put Option Equity Premium, and the exercise of the New Warrants; (b) $92,571,429 of the New Second Lien Term Loan; (c) 38.4615% of the Noteholder Subscription Rights; and (d) cash sufficient to satisfy the Indenture Trustee Expenses, to the extent not otherwise paid by the Debtors.	Impaired; entitled to vote.

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Class 5	2022 Notes Claims	In full and final satisfaction of each Allowed 2022 Notes Claim, each Holder of an Allowed 2022 Notes Claim shall receive its Pro Rata share of: (a) 62.9069% of the New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, the Rights Offering, the Put Option Equity Premium, and the exercise of the New Warrants; (b) $117,428,571 of the New Second Lien Term Loan; (c) 61.5385% of the Noteholder Subscription Rights; and (d) cash sufficient to satisfy the Indenture Trustee Expenses, to the extent not otherwise paid by the Debtors.	Impaired; entitled to vote.

Class 6	General Unsecured Claims	In full and final satisfaction of each Allowed General Unsecured Claim, each Holder thereof shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of: (a) the Effective Date; or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim.	Unimpaired; deemed to accept.

Class 7	Intercompany Claims	Unless otherwise provided for under the Plan, on the Effective Date, Intercompany Claims shall be reinstated, compromised, or cancelled at the election of the Debtors (with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld), such that Intercompany Claims are treated in a tax-efficient manner.	Unimpaired and deemed to accept or Impaired and deemed to reject.

Class 8	Intercompany Interests	On the Effective Date, Intercompany Interests shall receive no recovery or distribution and be reinstated solely to maintain the Debtors’ corporate structure.	Unimpaired; deemed to accept.

Class 9	Existing Preferred Interests	Each Existing Preferred Interest in Parker shall be cancelled and shall be of no further force and effect. Each Holder thereof shall receive its Pro Rata share of: (a) 1.1% of the New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, the Rights Offering, the Put Option Equity Premium, and the exercise of the New Warrants; (b) the Existing Preferred Holder Subscription Rights; and (c) 40.0% of the New Warrants.	Impaired; entitled to vote.

Class 10	Existing Common Interests	Each Existing Common Interest in Parker shall be cancelled and shall be of no further force and effect. If Class 10 Existing Common Interests votes to accept the Plan, each Holder thereof shall receive its Pro Rata share of: (a) 1.65% of the New Common Stock, subject to dilution by New Common Stock issued in connection with the Management Incentive Plan, the Rights Offering, the Put Option Equity Premium, and the exercise of the New Warrants; (b) the Existing Common Holder Subscription Rights; and (c) 60.0% of the New Warrants. If Class 10 Existing Common Interests votes to reject the Plan, Holders of Existing Common Interests shall not receive any distribution under the Plan on account of such Existing Common Interests.	Impaired; entitled to vote.

Other Terms of the Restructuring

Definitive Documents	“Definitive Documents” shall have the meaning ascribed to such term in Section 3.02 of the Restructuring Support Agreement.

New Warrants	On the Effective Date, Reorganized Parker shall issue the New Warrants to the Holders of Existing Common Stock and the Existing Preferred Stock to acquire an aggregate number of shares of New Common Stock equal to (after giving effect to the full exercise of the New Warrants) 13.5% (8.1% to the holders of the Existing Common Stock and 5.4% to the holders of the Existing Preferred Stock) of the New Common Stock as of the Effective Date.

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The New Warrants shall be struck at par of the equitized Notes plus accrued interest (as of the Petition Date) in accordance with the New Warrant Term Sheet and shall have a term that is five and one-half years. The New Warrant Agreement shall be consistent with the New Warrant Term Sheet attached as Exhibit B to the Restructuring Support Agreement and shall additionally contain such other terms reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

Board of Directors	The Reorganized Parker Board shall be made up of 7 members, consisting of (i) 6 members selected by the Required Consenting Stakeholders in their sole discretion and (ii) one member who shall be the chief executive officer of Reorganized Parker, as set forth in the term sheet attached as Exhibit 4 hereto (the “Corporate Governance Term Sheet”).

Employee Matters	Certain matters with respect to management and employees in connection with the Restructuring will be addressed in accordance with the term sheet attached as Exhibit 5 hereto (the “Compensation Term Sheet”) and otherwise on terms reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

Other Employment Obligations and Programs	Subject to the Compensation Term Sheet and the Restructuring Support Agreement, the Debtors will assume all existing written contracts, agreements, policies, programs and plans for, among other things, compensation, bonuses, reimbursement, indemnity, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the Debtors’ current and former employees, directors, officers, and managers, including executive compensation programs and all existing compensation arrangements for the employees of the Debtors, in each case on the current terms of such arrangements as may be modified from time to time in the ordinary course of business. For the avoidance of doubt, the release and exculpation provisions of the Plan will not impact or alter any rights of any party under any employment agreements or plans; provided that the Consenting Stakeholders are not aware of any act or action that would constitute “Cause” under the employment agreements contemplated by Exhibit 5 hereto.

Certain Company Parties have entered into incentive arrangements with certain employees that would result in bonus payments in the event of a strategic transaction involving the Company Parties or a separate business line of the Company Parties. There are no assurances any such transaction will occur. The amount of any such bonus payments would be dependent on the consideration received in any such transaction and certain other financial metrics and is therefore unable to be quantified, though these arrangements may result in significant payments to such employees.

Claims of the Debtors	The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action released by the Debtors pursuant to the release and exculpation provisions outlined in the Plan and this Restructuring Term Sheet.

Indemnification of Prepetition Directors, Officers, Managers, et al.	Under the Restructuring, all indemnification obligations in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed and remain in full force and effect after the Effective Date, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose by the Reorganized Debtors, as applicable.

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Director, Officer, Manager, and Employee Tail Coverage	On the Effective Date, the applicable Debtors shall be deemed to have assumed all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”). To the extent not bound by the Agreement Effective Date, the Debtors are permitted to bind any tail policy for a term up to six (6) years and on other reasonable terms, of any of the Debtors with respect to directors, managers, officers, and employees of the Debtors.

Restructuring Fees and Expenses	The Company shall pay all fees and expenses as set forth in the Restructuring Support Agreement.

Conditions Precedent to Consummation of the Plan	The occurrence of the Effective Date of the Plan shall be subject to the satisfaction of each of the following conditions precedent (each of which may not be waived without the consent of the Company and the Required Consenting Stakeholders, such consent not be unreasonably withheld):

1.  The Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent in all respects with the Restructuring Support Agreement and otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders, and the Confirmation Order shall be a Final Order; provided, that notwithstanding anything to the contrary herein, the determination to not consummate the Plan after the expiration of the applicable period to file an appeal solely on the basis that the Confirmation Order has not become a Final Order after the applicable appeals period has elapsed due to a pending appeal shall require the unanimous written consent of all Consenting Stakeholders represented by Akin Gump; and provided, further, that in the event that the Effective Date of the Plan does not occur solely as a result of the Confirmation Order not being a Final Order after the applicable period has elapsed due to a pending appeal, the Backstop Commitment Parties shall not be entitled to receive the Put Option Equity Premium until and unless the Plan, including the Rights Offering, is consummated, and the Put Option Cash Premium received by the Backstop Commitment Parties in connection with execution of the Backstop Commitment Agreement shall be returned to the Debtors in accordance therewith.

2.  The Plan, the Definitive Documents, and all documents contained in any Plan supplement, including any exhibits, schedules, amendments, modifications or supplements thereto, shall have been executed and/or filed, in form and substance consistent in all respects with the Restructuring Support Agreement and otherwise reasonably acceptable to the Company Parties and the Required Consenting Stakeholders and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement.

3.  The Backstop Commitment Agreement and the Restructuring Support Agreement shall remain in full force and effect, all conditions shall have been satisfied thereunder, and there shall be no breach that would give rise to a right to terminate the Backstop Commitment Agreement or the Restructuring Support Agreement for which notice has been given in accordance with the terms thereof (including by the requisite parties thereunder), or such notice could have been given to the extent such notice is not permitted due to the commencement of the Chapter 11 Cases and the related automatic stay.

4.  No court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting, in a material respect, the consummation of the Plan, the Restructuring, the Restructuring Support Agreement or any of the Definitive Documents contemplated thereby.

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5. The Debtors shall have obtained all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions.

6. The Debtors shall have paid all Consenting Stakeholder Fees and Expenses.

7.  All Allowed Professional Fee Claims shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court.

8.  Immediately after the consummation of the Restructuring, the Company shall have at least $25 million unrestricted cash, net of all fees, expenses, and any other payments contemplated in connection with the consummation of the Restructuring Transactions, without taking into account the proceeds of the Rights Offering.

9.  The Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Restructuring Support Agreement (subject to the consent rights of the Parties set forth therein).

Corporate Governance

Charter; Bylaws; Corporate Governance	Corporate governance for Reorganized Parker, including charters, bylaws, operating agreements, or other organization or formation documents, as applicable, (i) shall be consistent with the Governance Term Sheet and (ii) shall be consistent with section 1123(a)(6) of the Bankruptcy Code.

Additional corporate governance terms, Governance Documents, corporate form, stock exchange listing and SEC registration to be consistent with the Governance Term Sheet and otherwise acceptable to the Required Consenting Stakeholders and the Debtors.

Exemption from SEC Registration	The issuance of all securities in connection with the Plan will be exempt from SEC registration to the fullest extent permitted by law.

General Provisions Regarding the Restructuring

Subordination	The classification and treatment of Claims under the Plan shall settle and compromise the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be released pursuant to the Plan.

Restructuring Transactions	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate, consistent with the Restructuring Support Agreement, to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld.

The Debtors may through the Restructuring streamline or simplify their organizational structure including by dissolving or merging certain entities with the consent of the Required Consenting Stakeholders, not to be unreasonably withheld.

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Effective Date, except to the extent otherwise provided in this Restructuring Term Sheet, the Restructuring Support Agreement, or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

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Issuance of New Securities; Execution of the Plan Restructuring Documents	On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Avoidance Actions	The Debtors shall waive any Causes of Action arising under sections 544, 545, 547, 548, 549, and 550 of the Bankruptcy Code or any other state or federal law.

Discharge, Release, Injunction, and Exculpation	Certain matters with respect to release, discharge, injunction, and exculpation provisions in connection with the Restructuring are attached hereto as Exhibit 6.

[Exhibits to follow.]

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EXHIBIT 1 TO EXHIBIT A

DEFINITIONS

Term	Definition
2020 Notes Claim	Any Claim against the Debtors arising from or based upon the 2020 Notes or the 2020 Notes Indenture.

2022 Notes Claim	Any Claim against the Debtors arising from or based upon the 2022 Notes or the 2022 Notes Indenture.

Administrative Claim	A Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

Allowed	With respect to any Claim or Interest: (a) a Claim or Interest as to which no objection has been filed and that is evidenced by a Proof of Claim or Interest, as applicable, timely filed by the applicable Bar Date, if any, or that is not required to be evidenced by a filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely filed; or (c) a Claim or Interest that is Allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date. No Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court.

Bar Date	The date, if any, established by the Bankruptcy Court by which Proofs of Claim must be filed with respect to such Claims, as may be ordered by the Bankruptcy Court.

Brigade	Brigade Capital Management, LP and their affiliated funds and/or funds managed or advised by Brigade Capital Management, LP.

Causes of Action	Any claims, Claims, Interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

Class	A category of Holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.

Confirmation	Entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to the conditions set forth in the Plan, this Restructuring Term Sheet, and the Restructuring Support Agreement.

Consummation	The occurrence of the Effective Date, subject to the conditions set forth in the Plan, this Restructuring Term Sheet, and the Restructuring Support Agreement.

Creditor	As set forth in section 101(10) of the Bankruptcy Code.

Disallowed	Any Claim that is not Allowed.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Estate	As to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

Exculpated Parties	Collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) holders of the New Second Lien Term Loan; (c) the New Second Lien Term Loan Agent; (d) the Existing ABL Agent; (e) the Existing ABL Lenders; (f) the Consenting Stakeholders; (g) the Indenture Trustee; (h) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies; and (i) with respect to each of the foregoing Entities in clauses (a) through (h), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors.

Existing ABL Agent	Bank of America, N.A., in its capacity as Administrative Agent under the Existing ABL Facility.

Existing ABL Claims	Any Claim derived from, based upon, or secured by the Existing ABL Documents, including any claim related to a letter of credit outstanding under the Existing ABL Credit Agreement.

Existing ABL Credit Agreement	That certain Second Amended and Restated Credit Agreement, dated as of January 26, 2015 (as amended, supplemented, or modified from time to time) among certain of the Debtors, Bank of America, N.A. as Administrative Agent and L/C Issuer, Wells Fargo Bank, National Association as Syndication Agent, Barclays Bank PLC as Documentation Agent, Merrill Lynch Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC as Joint Lead Arrangers and Joint Bookrunners, and other lenders and L/C issuers from time to time party thereto.

Existing ABL Documents	The Existing ABL Credit Agreement and any other agreements or documents executed in connection therewith or related thereto.

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Existing ABL Facility	That certain prepetition senior secured revolving financing facility evidenced by the Existing ABL Credit Agreement in the aggregate principal amount of up to $80.0 million at any time outstanding provided by the Existing ABL Lenders.

Existing ABL Lenders	Collectively, each financial institution party to the Existing ABL Credit Agreement as a Lender thereunder (and as defined therein).

Existing Common Interests	Interests in Parker arising from or related to the Existing Common Stock.

Existing Common Stockholder Subscription Rights	The non-certificated rights to be distributed to each Holder of Existing Common Stock that will enable each holder thereof to purchase its Pro Rata share of 9.2674% of the New Common Stock, subject to dilution by the New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants, pursuant to the terms of the Rights Offering Procedures and the Backstop Commitment Agreement.

Existing Common Stock	The shares of common stock issued by Parker.

Existing Interests	The Existing Preferred Stock, together with the Existing Common Stock.

Existing Preferred Holder Subscription Rights	The non-certificated rights to be distributed to each Holders of Existing Preferred Stock that will enable each holder thereof to purchase its Pro Rata share of 6.1783% of the New Common Stock, subject to dilution by the New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants, pursuant to the terms of the Rights Offering Procedures and the Backstop Commitment Agreement.

Existing Preferred Interests	Interests in Parker arising from or related to the Existing Preferred Stock.

Existing Preferred Stock	The shares of 7.25% Series A Mandatory Convertible Preferred Stock issued by Parker with a par value $1.00 per share.

Highbridge	Highbridge Capital Management, LLC and their affiliated funds and/or funds managed or advised by Highbridge Capital Management, LLC.

Holder	An Entity holding a Claim or Interest, as applicable.

Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Indenture Trustee	The Bank of New York Mellon Trust Company, N.A., and any successor thereto, as trustee under the 2020 Indenture and the 2022 Indenture, respectively.

Indenture Trustee Expenses	The reasonable and documented compensation, fees, expenses, disbursements, and claims for indemnity, subrogation, and contribution incurred or owed to the Indenture Trustee, whether prior to or after the Petition Date, in each case under the Indenture.

Intercompany Claim	A Claim held by a Debtor against another Debtor.

Intercompany Interest	An Interest in any Debtor other than Parker.

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Interest	Any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.

New Second Lien Agent	The administrative agent under the New Second Lien Term Loan, as determined by the Required Consenting Stakeholders in their sole discretion.

Noteholder Subscription Rights	The non-certificated rights to be distributed to each Holder of 2020 Notes Claims and 2022 Notes Claims that will enable each holder thereof to purchase its Pro Rata share of 26.4784% of the New Common Stock, subject to dilution by the New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants, pursuant to the terms of the Rights Offering Procedures and the Backstop Commitment Agreement.

Person	An individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated association, unincorporated association, governmental entity, or political subdivision thereof, or any other entity.

Petition Date	The date, if any, on which the Debtors commence the Chapter 11 Cases.

Priority Tax Claims	Claims of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code.

Pro Rata	The proportion that a Claim or Interest in a particular Class bears to the aggregate amount of the Claims or Interests in that Class, or the proportion of the Claims or Interests in a particular Class and other Classes or payments entitled to share in the same recovery as such Claim or Interest under the Plan.

Professional	An entity employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the confirmation date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

Professional Fee Claims	All Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been previously paid.

Professional Fee Escrow Account	An interest-bearing account in an amount equal to the total estimated amount of Professional Fee Claims and funded by the Debtors on the Effective Date.

Proof of Claim	A proof of Claim filed against any of Debtors in the Chapter 11 Cases, if applicable, by the applicable Bar Date.

Reinstated	With respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Release	The releases provided for in this Restructuring Term Sheet.

Released Parties	Collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) the holders of the New Second Lien Term Loan; (c) the New Second Lien Agent; (d) the Existing ABL Agent; (e) the Existing ABL Lender(s); (f) the Consenting Stakeholders; (g) the Indenture Trustee; (h) the Exit Facility Agent; (i) the Exit Facility Lenders; (j) the DIP Facility Agent; (k) the DIP Facility Lenders; (l) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio

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companies, management companies; and (m) with respect to each of the foregoing Entities in clauses (a) through (l), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors.

Releasing Parties	Collectively, and in each case in its capacity as such: (a) the Debtors and the Reorganized Debtors; (b) the holders of New Second Lien Term Loan; (c) the New Second Lien Agent; (d) the Existing ABL Agent; (e) the Existing ABL Lender(s); (f) the Consenting Stakeholders; (g) the Indenture Trustee; (h) the Exit Facility Agent; (i) the Exit Facility Lenders; (j) the DIP Facility Agent; (k) the DIP Facility Lenders; (l) with respect to each of the foregoing entities, each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, direct and indirect equity holders, funds, portfolio companies, management companies; (m) with respect to each of the foregoing Entities in clauses (a) through (l), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors; and (n) all Holders of Claims and Interests not described in the foregoing clauses (a) through (i).

Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Restructuring Transactions or any successor thereto.

Reorganized Parker Board	The board of directors of Reorganized Parker on and after the Effective Date.

Restructuring Support Agreement	As defined in the Overview.

Rights Offering Participants	Collectively, the holders of Subscription Rights and the Backstop Commitment Parties.

Secured	When referring to a Claim: (a) secured by a lien on property in which any of Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

Security	A security as defined in section 2(a)(1) of the Securities Act.

Subscription Rights	Collectively, the Existing Common Stockholder Subscription Rights, Existing Preferred Holder Subscription Rights, and Existing Noteholder Subscription Rights.

Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

Unsubscribed New Common Stock	The New Common Stock offered for sale in the Rights Offering that is not subscribed for by the Rights Offering Participants in accordance with the Rights Offering Procedures.

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Värde Parties	Värde Partners, Inc. and their affiliated funds and/or funds managed or advised by Värde Partners, Inc.

Whitebox	Whitebox Advisors, LLC and their affiliated funds and/or funds managed or advised by Whitebox Advisors, LLC.

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EXHIBIT 2 TO EXHIBIT A

New Second Lien Term Loan Term Sheet

EXHIBIT 2 TO EXHIBIT A

New Second Lien Loans Term Sheet

The following summarizes the principal terms of the New Second Lien Loans.1

Borrower	Reorganized Parker (“Parker” or the “Borrower”).

Administrative Agent and Collateral Agent	Financial institution(s) acceptable to the Required Consenting Stakeholders in their sole discretion.

Second Lien Term Facility	A senior secured second lien term loan facility in an aggregate principal amount of $210.0 million (the “New Second Lien Term Facility” and the term loans thereunder, the “New Second Lien Loans”).

Maturity	The New Second Lien Loans will mature on the fifth anniversary of the Effective Date.

Amortization	None.

Interest	Interest on the New Second Lien Loans will accrue at the rate of (i) 11% per annum payable in cash plus (ii) 2% per annum payable in kind.

The interest on the New Second Lien Loans will be payable quarterly.

With respect to any overdue amounts (including overdue interest), the applicable interest rate plus 2.00% per annum, which shall be payable on demand.

Security	The New Second Lien Loans will be secured on a second-priority basis by substantially all of the current and after acquired assets of and equity interests held by Parker and the Guarantors (as defined below), subject to exceptions to be agreed (the “Collateral”).

Guarantees	The New Second Lien Loans will be jointly and severally and fully and unconditionally guaranteed on a second-priority senior secured basis by substantially all of the current and future domestic subsidiaries of Parker, subject to exceptions to be agreed (the “Guarantors” and, together with the Borrower, the “Loan Parties”).

Ranking	The New Second Lien Loans will be second-priority senior secured obligations. The indebtedness evidenced by the New Second Lien Loans and the guarantees of the New Second Lien Loans will:

•  rank junior in lien priority with Parker’s and the Guarantors’ existing and future first-lien secured debt, including the Exit Facility and any other pari passu lien obligations subsequently incurred to the extent of the value of the collateral;

•  be effectively senior to all of Parker’s and the Guarantors’ future unsecured indebtedness, to the extent of the value of the collateral; and

[1]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement.

• be structurally junior to all liabilities of any of Parker’s subsidiaries that are not Guarantors.
Intercreditor Agreement	The New Second Lien Term Facility will be subject to an intercreditor agreement (the “Intercreditor Agreement”), which shall be acceptable to the Required Consenting Stakeholders in their sole discretion.
Loan Documents	The loan documents governing the New Second Lien Term Facility shall contain terms substantially similar to the terms under the Indentures, with modifications to reflect this term sheet, adjustments customary to reflect a term loan facility and other adjustments satisfactory to the Required Consenting Stakeholders in their sole discretion (the “Second Lien Loan Documents”).

Voluntary Prepayments	Voluntary prepayments of New Second Lien Loans will be permitted, in whole or in part, at any time, in minimum principal amounts to be set forth in the Second Lien Loan Documents, subject to the payment of the prepayment premium as set forth below (expressed as a percentage of the principal amount), plus accrued and unpaid interest to the prepayment date:

Period	Price
First 6 Months	100.00%
Months 7 through 24	106.50%
Months 25 through 36	103.25%
Months 37 and thereafter	100.00%

Mandatory Prepayments/ Offers	Upon the occurrence of a change of control, the lenders under the New Second Lien Term Facility will have the right to require Parker to repurchase some or all of the New Second Lien Loans at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

Change of control will be defined as (i) sale of all or substantially all assets, (ii) the adoption of a plan by the stockholders of Parker relating to the liquidation or dissolution of Parker or (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person”, other than a Permitted Lender, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Parker; “Permitted Lenders” will include Brigade Capital Management, LLC, Highbridge Capital Management, LLC, Whitebox Advisors LLC and Värde Partners and their respective affiliates.

Subject to the terms of the Intercreditor Agreement, if Parker sells certain assets without applying proceeds in a specified manner and such proceeds exceed $ 25 million, lenders under the New Second Lien Term Facility will have the right to require Parker to apply such proceeds towards the repayment of the New Second Lien Loans at 100% of their face amount, plus accrued and unpaid interest.

Subject to the terms of the Intercreditor Agreement, 100% of net cash proceeds of issuances, offerings or placements of debt obligations of Parker and its restricted subsidiaries will be applied to the prepayment of the New Second Lien Loans promptly upon receipt, other than debt permitted under the Second Lien Loan Documents.

Conditions Precedent	The closing of the New Second Lien Term Facility will be subject to appropriate and customary conditions for facilities and transactions of this type.

Representations and Warranties	Customary and appropriate representations and warranties for a financing of this type reflecting the industry and business of the Loan Parties.

Covenants	Negative and affirmative covenants substantially similar to the covenants under the Indentures, subject to modifications and customary exceptions and qualifications, in each case, in form and substance acceptable to the Required Consenting Stakeholders in their sole discretion, including the following:

Indebtedness and Liens

•   Credit Facilities Basket. Permit the incurrence of debt or letters of credit under credit facilities not to exceed the greater of (i) $100,000,000 and (ii) a corresponding percentage (as of the closing date) of consolidated net tangible assets, which may be secured by a first priority security interest on the Collateral.

•   Purchase Money/Cap Lease Basket. To be permitted in an amount of up to the greater of (i) $50,000,000 and (ii) a corresponding percentage (as of the closing date) of consolidated net tangible assets.

•   Acquisition / Acquired Debt Basket. Permit the incurrence of (i) debt to acquire Restricted Subsidiaries and (ii) debt of, and liens on the property of, such acquired Restricted Subsidiaries so long as pro forma Fixed Charge Coverage Ratio is greater than or equal to 2.0x or the pro forma Fixed Charge Coverage Ratio is greater than or equal to the Fixed Charge Coverage Ratio immediately prior to the applicable acquisition.

•   Permitted Pari Passu Second Lien Debt. Additional debt and lien baskets will be added to permit Parker to incur an unlimited amount of pari passu second lien debt so long as pro forma gross leverage ratio is less than or equal to 2.0x. In addition, permit secured debt incurred under the general lien basket of $30,000,00 to be secured by second priority security interest on a pari passu basis with the New Second Lien Loans. Other than indebtedness incurred under the Credit Facilities Basket, Purchase Money/Cap Lease Basket (the assets in respect of which shall not secure the New Second Lien Loans), Acquisition / Acquired Debt Basket, Permitted Pari Passu Second Lien Debt Basket, General Lien Basket and certain other ordinary course exceptions, no other debt shall be permitted to be secured on a senior or pari passu basis.

• Foreign Debt. Debt and lien baskets to permit debt incurred by foreign subsidiaries in an amount to be agreed.

• Project Financings. Debt and lien baskets to permit project financings in an amount to be agreed.

Restricted Payments/Investments

• General RP Basket. To be permitted in an amount of up to $25 million.

• General Investments Basket. To be permitted in an amount of up to $35 million.

Other Covenants

•  Rating Agencies. Covenants shall include a requirement that the Borrower shall use commercially reasonable efforts to maintain a rating for the New Second Lien Loans by Moody’s and S&P, but shall not require the maintenance of a specific rating.

• Unrestricted Subsidiaries. For the avoidance of doubt, no ability to designate unrestricted subsidiaries.

Events of Default	The New Second Lien Term Facility will contain customary and appropriate events of default for a financings of this type reflecting the industry and business of the Loan Parties, in each case, in form and substance acceptable to the Required Consenting Stakeholders in their sole discretion.

Voting	Amendments and waivers of the definitive credit documentation will require the approval of lenders holding more than 50% of the aggregate amount of the loans and commitments under the New Second Lien Term Facility, except that (a) the consent of each affected lender shall be required with respect to (i) increases in the commitment of such lender, (ii) reductions or forgiveness of principal, interest, fees or reimbursement obligations payable to such lender, (iii) extensions of final maturity of the loans or of any fixed date for payment to such lender of any interest or fees or any reimbursement obligation and (iv) changes that impose any additional restriction on such lender’s ability to assign any of its rights or obligations and (b) the consent of each lender shall be required with respect to (i) modification to voting requirements or percentages, (ii) modification to certain provisions requiring the pro rata treatment of lenders and (iii) releases of all or substantially all of the value of the guarantees, or all or substantially all of the collateral. For the avoidance of doubt, there shall be no restrictions on voting rights of affiliates of Parker which are lenders under the New Second Lien Term Facility.

Cost and Yield Protection	Usual for facilities and transactions of this type, including customary tax gross-up provisions (including but not limited to provisions relating to Dodd-Frank and Basel IV).

Assignments and Participations	The lenders will be permitted to assign loans under the New Second Lien Term Facility with the consent of (a) the Borrower (not to be unreasonably conditioned, withheld or delayed and shall be deemed to be given if the Borrower has not responded within five business days of a request by the Administrative Agent for such consent) unless an Event of Default has occurred and is continuing and (b) the Administrative Agent, not to be unreasonably conditioned, withheld or delayed.

For the avoidance of doubt, there shall be no restrictions on assignments to affiliates of Parker (other than Parker and its subsidiaries).

Buybacks	In addition, the New Second Lien Term Facility shall provide that the New Second Lien Term Loans may be purchased by Parker through “Dutch” auctions in which all lenders under the New Second Lien Term Facility are invited to participate on a pro rata basis in accordance with procedures, and subject to terms and conditions usual for facilities and transactions of this type.

Defaulting Lenders	Usual and customary for facilities and transactions of this type.

Expenses and Indemnification	Usual and customary for facilities and transactions of this type.

Governing Law and Forum	New York.

EXHIBIT 3-A TO EXHIBIT A

DIP Facility Term Sheet

PARKER DRILLING COMPANY

DEBTOR-IN-POSSESSION FINANCING TERM SHEET

As of December 12, 2018

This non-binding indicative term sheet (the “DIP Term Sheet”) sets forth the principal terms of a proposed superpriority, secured debtor-in-possession credit facility (the “DIP Credit Facility”; the credit agreement evidencing the DIP Credit Facility, the “DIP Credit Agreement ” and, together with the other definitive documents governing the DIP Credit Facility and the DIP Orders (as defined herein), the “DIP Documents,” each of which shall be in form and substance acceptable to the DIP Secured Parties (as defined herein) and substantially consistent with this DIP Term Sheet to be attached to that certain Restructuring Support Agreement dated of even date herewith (the “RSA”). The DIP Credit Facility will be subject to the approval of the Bankruptcy Court (as defined herein) in cases under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) commenced by Parker Drilling Company (the “Parent Borrower”) and certain of its subsidiaries set forth on Schedule 1 hereto (the “Subsidiary Debtors” and collectively with the Parent Borrower, the “Debtors”), in accordance with (i) interim (the “Interim DIP Order”) and final orders (the “Final DIP Order” and, together with the Interim DIP Order, “DIP Orders”) of the Bankruptcy Court, each of which shall be in form and substance acceptable to the DIP Secured Parties, authorizing the Debtors to enter into (i) the DIP Credit Facility and (ii) the DIP Documents to be executed by the Loan Parties.

This DIP Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the disclosure of confidential information and information exchanged in the context of settlement discussions.

Borrowers	The Parent Borrower and the other borrowers under the Existing Credit Agreement (as defined herein) (the “Borrowers”).

Guarantors	The DIP Credit Facility shall be guaranteed by the Subsidiary Debtors which are not Borrowers (the “Guarantors” and, together with the Borrowers, the “Loan Parties”).

Existing Credit Agreement	That certain Second Amended and Restated Credit Agreement, dated as of January 26, 2015 (as amended by the First Amendment dated as of June 1, 2015, the Second Amendment dated as of September 29, 2015, the Third Amendment, dated May 27, 2016, the Fourth Amendment dated as of February 21, 2017, the Fifth Amendment dated as of February 14, 2018 and any other supplements, amendments, amendments and restatements or other modifications prior to the date hereof, the “Existing Credit Agreement”), among the Parent Borrower, certain subsidiaries of the Parent Borrower from time to time as additional borrowers, Bank of America, N.A., as administrative agent, the other agents party thereto and each lender from time to time party thereto. The Existing Credit Agreement will be terminated on or prior to the Petition Date (defined below).

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Agent	Bank of America, N.A. shall act as administrative agent and collateral agent for the DIP Credit Facility (in such capacity, the “DIP Agent”) on behalf of the DIP Lenders (as defined below).

DIP Lenders	Bank of America, N.A. (“Bank of America”) and Deutsche Bank AG New York Branch (“DB”) (in such capacity as the proposed lenders hereunder, the “DIP Lenders” and, together with the DIP Agent, the “DIP Secured Parties”).

The obligation of any DIP Lender to fund any loan under the DIP Credit Facility may be fulfilled on behalf of such DIP Lender by any of such DIP Lender’s affiliates.

Joint Lead Arrangers; Joint Bookrunners	Bank of America, N.A. and Deutsche Bank Securities Inc.

DIP Credit Facility	The DIP Credit Facility shall be a superpriority and priming asset-based revolving credit facility in an aggregate principal amount of $50 million (the “DIP Loan Commitments”, and such loans, the “DIP Loans”), subject to the terms and conditions set forth in this DIP Term Sheet.

Letters of Credit	Certain letters of credit issued by Bank of America, N.A., for the account of one or more of the Loan Parties and outstanding on the DIP Effective Date (“Existing L/Cs”) are and shall remain cash collateralized and shall not be part of the DIP Credit Facility.

A portion of the DIP Credit Facility in the amount of $20 million (the “L/C Facility”) shall be available for the issuance of standby letters of credit (all letters of credit issued under the L/C Facility, the “DIP L/Cs”), by Bank of America, N.A. and DB (in such capacity, each an “Issuing Bank”). The Issuing Banks shall provide the L/C Facility pro rata in accordance with their respective DIP Loan Commitments.

Availability	The aggregate amount of the DIP Loans, together with any unreimbursed drawings and/or undrawn amounts under any DIP L/Cs outstanding that are not fully cash collateralized at any time under the DIP Credit Facility (the “DIP Outstanding Amounts”) shall not exceed an amount equal to the lesser of (a) the DIP Loan Commitments and (b) the then effective Borrowing Base (as defined herein) (such lesser amount, the “Line Cap”, and the amount by which the Line Cap at any time exceeds the DIP Outstanding Amounts, the “Availability”).

Borrowing Base	The borrowing base (the “Borrowing Base”) shall be defined and determined in a manner substantially similar to the terms of the Existing Credit Agreement; provided that (x) the initial Borrowing Base shall be agreed prior to the DIP Effective Date (as defined herein) taking into account the last field examination and asset appraisal conducted pursuant to the Existing Credit Agreement, (y) Eligible Rental Equipment included in the Borrowing Base shall not exceed $37.5 million and (z) a carve-out reserve in a minimum amount to be agreed by the Parent Borrower and the DIP Secured Parties will be added to the Availability Reserve.

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Following the DIP Effective Date, the Borrowing Base will be computed monthly pursuant to a borrowing base certificate (the “Borrowing Base Certificate”) to be delivered by the Parent Borrower to the DIP Agent within 25 days after the end of each month; provided that at any time Availability shall be less than $30 million the Borrowing Base shall be computed weekly pursuant to a Borrowing Base Certificate to be delivered by the Parent Borrower to the DIP Agent within 3 Business Days after the end of each week.

Maturity Date	Earliest of (a) four months after the date on which the Debtors commence the Chapter 11 Cases (the “Petition Date”); provided that, subject to the absence of any default or event of default and certain other condtions and upon payment of an extension fee in the amount separately agreed in the Fee Letter, such date shall be extended by two additional months, (b) the date of acceleration of the obligations in accordance with the terms of the DIP Credit Agreement and/or the DIP Orders, as applicable, (c) the entry of an order pursuant to section 363 of the Bankruptcy Code approving the sale of substantially all of the Loan Parties’ assets, (d) the effective date of any Loan Party’s plan of reorganization in the Chapter 11 Cases that has been confirmed by an order of the Bankruptcy Court, (e) the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code and (f) dismissal of any of the Chapter 11 Cases (the “Maturity Date”).

Interest Rate

•  Outstanding DIP Loans shall bear interest at a rate selected by Parent Borrower equal to either (i) 1-month LIBOR plus 400 bps (the “Applicable LIBOR Margin”) or (ii) the DIP Agent’s prime rate plus 300 bps (the “Applicable Prime Margin”, in each case payable in cash monthly.

• The DIP Lenders shall receive an undrawn facility fee equal to 0.50% of the undrawn portion of the DIP Loans, accruing daily and payable monthly in cash in arrears.

• The Borrowers shall pay a fee on all outstanding DIP L/Cs at a rate per annum equal to the Applicable LIBOR Margin.

• A fronting fee in an amount to be agreed on the then available face amount of each Additional L/C shall be payable monthly in arrears to the relevant Issuing Bank for its own account.

• Default interest rate of an additional 2.0% per annum upon the occurrence and during the continuance of an Event of Default (as defined below), payable in cash on demand.

Fees	As provided in the Fee Letter among Parent Borrower, DIP Agent and the DIP Lenders.

Collateral	All amounts owing by the Borrowers under the DIP Credit Facility and by the Guarantors in respect thereof will be secured, subject to the Carve-Out (as defined below), by a first priority priming lien granted under section 364(d) of the Bankruptcy Code (the “DIP Liens”) on all assets of the Loan Parties (other than certain assets to be excluded, which shall be agreed by the Parent Borrower and the DIP Secured Parites) as of the DIP Effective Date (the “DIP Collateral”).

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Such liens and security interests granted under the DIP Credit Facility shall be subject only to the Carve-Out.

DIP Superpriority Claim	All obligations of the Borrowers under the DIP Credit Facility and all amounts owing by the Guarantors in respect thereof at all times shall constitute allowed super-priority administrative expense claims, pursuant to section 364(c) of the Bankruptcy Code, in the Chapter 11 Cases (the “DIP Superpriority Claims”), having priority over all administrative expenses of the kind specified in, or ordered pursuant to, sections 503(b) and 507(b) or any other provisions of the Bankruptcy Code, subject only to the Carve- Out.

All liens authorized and granted pursuant to the Interim DIP Order or the Final DIP Order entered by the Bankruptcy Court approving the DIP Credit Facility shall be deemed effective and perfected as of the Petition Date, and no further filing, notice or act will be required to effect such perfection. The DIP Lenders, or the DIP Agent on behalf of the DIP Lenders, shall be permitted, but not required, to make any filings, deliver any notices, make recordations, perform any searches or take any other acts as may be desirable under state law in order to reflect the security, perfection or priority of the DIP Lenders’ claims described herein; provided, however, that the Loan Parties will not be required to enter into or execute mortgages, deeds of trust or similar instruments or account control agreements or obtain title insurance or surveys with respect to any real property collateral.

Documentation	The DIP Credit Agreement shall be based upon the Existing Credit Agreement as modified to reflect this DIP Term Sheet and subject to the terms hereof and other adjustments customarily found in the loan agreements for debtor-in-possession financings as agreed to by the DIP Agent and the Parent Borrower. The DIP Credit Agreement shall also include appropriate updates to include FinCEN Beneficial Ownership provisions.

Conditions Precedent to DIP Effective Date	The effectiveness of the DIP Credit Facility (the date of such effectiveness, the “DIP Effective Date”) and the obligations of the DIP Lenders to make DIP Loans shall be subject to customary closing conditions, including, without limitation, the satisfaction of the following conditions precedent (the “Conditions Precedent”) (unless waived in writing by the DIP Secured Parties):

• All DIP Documents shall have been executed by the Loan Parties and the other parties thereto.

• The representations and warranties of the Loan Parties contained in the DIP Documents shall be true and correct in all respects.

• No default shall exist under the DIP Documents.

• All reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket fees and expenses of outside counsel and financial advisors) required to be

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paid to the DIP Agent and the DIP Lenders shall have been paid to the extent invoiced at least two (2) business days prior to the DIP Effective Date (or will be paid with the proceeds of the DIP Loan authorized under the Interim DIP Order or the Final DIP Order, as applicable).

•  The DIP Secured Parties shall have received the Budget in form and substance acceptable to the DIP Secured Parties.

•  The RSA and the Backstop Commitment Agreement (as defined in the RSA) shall have been executed and be in full force and effect.

•  The DIP Agent and the DIP Lenders shall have received, by at least three (3) business days prior to the DIP Effective Date “know your customer” and similar information required by bank regulatory authorities at least five (5) business days prior to the DIP Effective Date.

•  The Bankruptcy Court shall have entered the Interim DIP Order and a cash management order, in each case in form and substance satisfactory to the DIP Secured Parties.

•  Upon the entry of the Interim DIP Order, the DIP Agent shall, for the benefit of the DIP Secured Parties, have obtained valid and perfected liens on the DIP Collateral with the priority, and subject to the exceptions described in the section above entitled “Collateral” to the extent set forth in the Interim DIP Order, and all filing and recording fees and taxes with respect to such liens and security interests that are then due and payable shall have been duly paid.

•  The delivery of documentation relating to the locations of owned real estate sufficient for the DIP Agent to conduct its flood due diligence.

•  The satisfaction of other customary terms and conditions (including, without limitation, delivery of secretary and officer certificates, notice of borrowing, and evidence of insurance) and such other conditions as shall be required by the DIP Secured Parties.

Conditions Precedent to DIP Loans	The availability of each DIP Loan and DIP L/C after the DIP Effective Date shall be subject to the following conditions:

•  At the time of making any DIP Loan or issuance of a DIP L/C and after giving effect thereto, the representations and warranties of the Loan Parties contained in the DIP Documents shall be true and correct in all material respects.

•  No default or Event of Default shall then exist or result therefrom.

•  All DIP Loans shall be made in subject to and in accordance with the Budget (as defined herein).

•  Delivery of a customary borrowing notice.

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• After giving effect to such DIP Loan or issuance of a DIP L/C, Availability shall not be less than $0.

•  In the case of a DIP Loan, after giving effect to the borrowing of such DIP Loan (net of any concurrent use of the proceeds of such borrowing), the Consolidated Cash Balance (to be defined as under the Existing Credit Agreement) shall not exceed $30,000,000.

Voluntary Prepayments	The Borrowers may prepay in full or in part, the DIP Loans, without any premium or penalty, subject to payment of any LIBOR breakage costs.

Mandatory Prepayments	Substantially similar to those under the Existing Credit Agreement, except that the mandatory prepayment requirement when Consolidated Cash Balance exceeds $30,000,000 shall be removed.

Budget and Variances	The Parent Borrower shall deliver extensions of any current Budget (as defined below), any new Budget, or any Variance Report (as defined below) at times to be agreed by the Parent Borrower and the DIP Secured Parties.

“Budget” means a written rolling 13-week budget setting forth on a line-item and aggregate basis the Loan Parties’ projected cash receipts and cash disbursements, on a weekly basis, which budget shall be in form and substance acceptable to the DIP Secured Parties and which budget may, at Parent Borrower’s option, be updated every four weeks in form and substance acceptable to the DIP Secured Parties. To the extent that any updated Budget is not acceptable to the DIP Secured Parties, the then-existing approved budget will remain the “Budget” until replaced by an updated budget that is acceptable to the DIP Secured Parties.

The aggregate actual expenditures by the Loan Parties (before any debt service payments) for certain periods to be agreed by the Parent Borrower and the DIP Secured Parties (each, a “Testing Period”) may not exceed the projected amount therefor set forth in the Budget by more than a percentage to be agreed by the Parent Borrower and the DIP Secured Parties and the aggregate actual receipts of the Loan Parties for any relevant Testing Period may not be less than the projected amount therefor by more than a percentage to be agreed by the Parent Borrower and the DIP Secured Parties (any variance not exceeding such maximum or less than such minimum, a “Permitted Variance”). For the purpose of calculating any Permitted Variance, the fees and expenses of any counsel, advisors or other professionals retained by the Lenders shall not be considered.

“Variance Report” means a line-by-line variance report, which variance report shall compare actual cash receipts and disbursements of the Loan Parties with corresponding amounts provided for in the Budget on a line-by-line and aggregate basis for the relevant prior Testing Period, including written descriptions in reasonable detail explaining any material positive or negative variances, and shall otherwise be in form and substance reasonably acceptable to the DIP Secured Parties.

Reporting	The Parent Borrower shall deliver to the DIP Agent and the DIP Lenders:

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(a) monthly unaudited consolidated income statement and balance sheet of the Parent Borrower and its consolidated subsidiaries within 30 days after the end of each fiscal month (or 45 days thereafter to the extent coinciding with a quarter end), certified by a responsible officer of the Parent Borrower;

(b) quarterly unaudited consolidated income statements, balance sheets, and cash flow statements of the Parent Borrower and its consolidated subsidiaries within 45 days of quarter-end for the first three fiscal quarters of the fiscal year, certified by a responsible officer of the Parent Borrower;

(c) annual audited consolidated financial statements of the Parent Borrower and its consolidated subsidiaries within 90 days of year-end, certified with respect to such consolidated statements by the Parent Borrower independent certified public accountants;

(d) a Borrowing Base Certificate, as described under the section entitled “Borrowing Base”;

(e) concurrently with each delivery of financial statements pursuant to clauses (a), (b) and (c) above, a customary compliance certificate;

(f) all other reports and notices required to be delivered under the DIP Credit Agreement as mutually agreed upon by the Loan Parties, the DIP Agent, and the DIP Lenders; and

(g) as soon as reasonably practicable, but no less than two (2) Business Days prior to filing, drafts of all pleadings, motions, applications, judicial information, financial information and any other documents filed by or on behalf of the Borrowers or the Guarantors with the Bankruptcy Court or delivered to the U.S. Trustee in the Chapter 11 Cases, or distributed by or on behalf of the Borrowers or any Guarantor to any official committee in the Chapter 11 Cases.

Other Covenants	The DIP Credit Agreement shall contain negative and affirmative covenants based upon those contained in the Existing Credit Agreement, including the minimum liquidity requirement, subject to modifications customarily found in the loan agreements for debtor-in-possession financings, as agreed to by the DIP Secured Parties and the Parent Borrower.

In addition, the Loan Parties shall comply with each of the milestones set forth on Schedule 2 (the “Milestones”) subject to the extension of certain of the Milestones on terms to be agreed.

Representations & Warranties	The DIP Credit Agreement shall contain representations and warranties substantially similar to those contained in the Existing Credit Agreement, subject to modifications customarily found in the loan agreements for debtor-in-possession financings, as agreed to by the DIP Secured Parties and the Parent Borrower.

Use of Proceeds	The proceeds of the DIP Credit Facility shall be used to, among other things, (a) pay fees, interest, payments and expenses associated with the DIP Credit Facility, (b) to provide liquidity for the ongoing working capital and capital expenditure needs of the Loan Parties during the pendency of the Chapter 11 Cases, (c) fund the Carve-Out and (d) fund the costs of the administration of the Chapter 11 Cases, including payment of professional fees, in each case, subject to the Budget and in accordance with the DIP Orders, as applicable.

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Events of Defaults/Remedies	The DIP Documents will contain the events of default (each, an “Event of Default”) set forth below, and may contain such other Events of Default agreed to by the Parent Borrower and the DIP Secured Parties:

•  failure to pay principal or reimburse letter of credit disbursements when due or failure to pay interest on the DIP Loans or any fees under the DIP Credit Facility after three business days of when due;

• failure of any representation or warranty of any Loan Party contained in any DIP Document to be true and correct in all material respects when made;

• breach of any covenant; provided that certain affirmative covenants may be subject to agreed grace periods;

• failure to comply with the Budget, subject to a Permitted Variance;

•  any DIP Document, at any time after its execution and delivery and for any reason other than as expressly permitted under the DIP Credit Agreement or any other DIP Document or the occurrence of the termination date under the DIP Credit Agreement, ceases to be in full force and effect;

• any Loan Party shall contest the validity or enforceability of any DIP Document in writing or deny in writing that it has any further liability thereunder

•  the entry by a court of competent jurisdiction of an order amending, modifying, staying, revoking or reversing the Interim DIP Order or Final DIP Order, as applicable, without the express written consent of the DIP Agent and the Required Lenders;

•  any sale or other disposition of a material portion of the DIP Collateral securing the DIP Loans pursuant to section 363 of the Bankruptcy Code other than as permitted by the DIP Orders or the approved plan of reorganization (or pursuant to a transaction that is permitted under the DIP Credit Agreement);

• conversion of, or the filing of any motion by a Loan Party to convert, any of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code;

• dismissal of, or the filing of any motion by a Loan Party to dismiss, any of the Chapter 11 Cases;

•  the appointment of a Chapter 11 trustee or an examiner with enlarged powers relating to the operation of the business of any Loan Party (powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) under sections 1104(d) and 1106(b) of the Bankruptcy Code;

• the entry of an order granting relief from the automatic stay under section 362 of the Bankruptcy Code to a holder or holders of any

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security interest or lien on any part of the DIP Collateral securing the DIP Loans to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any such DIP Collateral having a fair market value in excess of an amount to be agreed by the Required Lenders;

•  the filing by any of the Loan Parties of, or the entry of an order confirming, a plan of reorganization or liquidation that does not require indefeasible repayment in full of the DIP Credit Facility as of the effective date of the plan; and

•  any Debtor files, or supports a motion that has been filed, to reject the RSA.

Among other remedies to be specified, upon the occurrence of an Event of Default, unless otherwise agreed by the DIP Agent, at the direction of the Required Lenders, the automatic stay shall automatically be terminated to permit the DIP Agent to foreclose on all or any portion of the DIP Collateral, and apply the proceeds thereof to the obligations arising under the DIP Credit Facility or otherwise exercise remedies against the DIP Collateral permitted by applicable non-bankruptcy law.

Expenses and Indemnification	The DIP Credit Agreement shall contain provisions with respect to the Borrowers’ obligations to pay certain expenses and to indemnify certain parties against losses, claims, damages, liabilities and related expenses based upon those contained in the Existing Credit Agreement, subject to modifications to be agreed to by the DIP Secured Parties and the Parent Borrower.

Releases	Pursuant to the DIP Orders, the Borrowers and Guarantors shall release all claims against the following parties and each of their respective representatives: the DIP Agent (in its capacity as such), and the DIP Lenders (in their capacity as such).

Credit Bid	The DIP Credit Facility shall include a provision that, in connection with any sale of any or all of the Debtors’ assets under section 363 of the Bankruptcy Code, a Chapter 11 plan of reorganization, or any equivalent thereof under any other law, the DIP Agent, at the direction of the Required Lenders, shall have the absolute right to credit bid any portion, up to the full amount, of all obligations under the DIP Credit Facility.

Governing Law	The DIP Documents shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof. Each party to the DIP Documents will waive the rights to trial by jury and will consent to jurisdiction of the Bankruptcy Court for so long as the Chapter 11 Cases remain open and, thereafter, the state and federal courts located in the County of New York in the State of New York.

Required Lenders	If there are two unaffiliated DIP Lenders, both DIP Lenders and otherwise, DIP Lenders holding greater than 50.0% of the outstanding commitments and/or exposure under the DIP Loans (the “Required Lenders”).

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Amendments	All amendments, modifications and waivers of the DIP Documents shall require the consent of the Required Lenders, except in the case of amendments, modifications, or waivers customarily requiring consent from all DIP Lenders, all affected DIP Lenders, an Issuing Bank or the DIP Agent.

Assignments and Participations	Each DIP Lender may assign all or any part of the DIP Loans to one or more banks, financial institutions, or other entities; provided that, other than an assignment to a DIP Lender or an affiliate of a DIP Lender, assignments shall be subject to the prior written consent of the Parent Borrower (which consent shall not be unreasonably withheld or delayed) so long as no Event of Default has occurred or is continuing. Upon such assignment, such affiliate, bank, financial institution, or entity will become a DIP Lender for all purposes under the Loan Documents. The DIP Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in the DIP Loans.

Carve-Out	The DIP Orders shall include a professional fee carve out in substantially the form attached hereto as Annex I.

Counsel to DIP Agent	Vinson & Elkins LLP

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ANNEX I

Carve Out

1. Priority of Carve Out. Notwithstanding anything to the contrary in the DIP Orders, any DIP Documents, or any other order of this Bankruptcy Court, all of the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, and the Adequate Protection Superpriority Claims shall be subject and subordinate only to the payment of the Carve Out as and only to the extent set forth in the DIP Orders. As used in this Interim DIP Order, the term “Carve Out” means an amount necessary to pay (a) all fees required to be paid to (A) the Clerk of the Bankruptcy Court and (B) the Office of the United States Trustee under Section 1930(a) of Title 28 of the United States Code, plus interest required to be paid on any past due amount at the statutory rate (collectively, the “UST Carve Out”); (b) all reasonable fees and expenses, up to $50,000, incurred by a trustee under Section 726(b) of the Bankruptcy Code (the “Chapter 7 Trustee Carve Out”); (c) to the extent allowed by the Bankruptcy Court at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) of persons or firms retained by the Debtors pursuant to Sections 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) or by the creditors’ committee pursuant to Section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) that are incurred or earned at any time before or on the first Business Day (as defined in the DIP Credit Agreement) following delivery by the DIP Agent of a Carve Out Trigger Notice (as defined in this Paragraph 1 below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve Out Trigger Notice (which, for purposes of determining the amount of the Carve Out that may be charged against any DIP Collateral or that must be funded by DIP Loans pursuant to Paragraphs 3(a) and (b) below, shall be limited to an aggregate amount not to exceed the Professional Fee Carve Out Cap (as defined in Paragraph 2 below)); and

Parker Drilling—DIP Term Sheet

Annex I

(d) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $3,000,000 incurred after the first Business Day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed by the Bankruptcy Court at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post- Trigger Carve Out”).1 For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent to lead restructuring counsel to the Debtors, the U.S. Trustee, and counsel to the creditors’ committee, stating that the Post-Trigger Carve Out has been invoked, which notice may be delivered at any time following the occurrence and during the continuation of an Event of Default under (and as defined in) the DIP Credit Agreement, and acceleration of the DIP Obligations owed by the Borrower Debtors under the DIP Credit Agreement.

2. Delivery of Weekly Fee Statements. Not later than 7:00 p.m. (prevailing Eastern Time) on the third Business Day of each week starting with the second week following the Petition Date, each Professional Person shall deliver to the Debtors and the DIP Agent a statement setting forth the amount of Professional Fees incurred during the preceding week by such Professional Person (through Saturday of such week, the “Calculation Date”), together with a cumulative total and a statement of the amount of Allowed Professional Fees that have been paid to date by the Debtors, and the cumulative total of the amount of Allowed Professional Fees of such Professional Person that remain unpaid (each such statement, a “Weekly Statement”); provided that within one (1) Business Day after the occurrence of the Termination Declaration Date (as defined in Paragraph 3(a) below), each Professional Person shall deliver an additional Weekly Statement (the

[1]

Notwithstanding the foregoing, up to $500,000 of the Post-Trigger Carve Out may be used to pay Allowed Professional Fees of Professional Persons incurred prior to the delivery of a Carve Out Trigger Notice to the extent such Allowed Professional Fees exceed the Pre-Trigger Carve Out Amount (as defined in Paragraph 2(a) herein).

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“Final Statement”) setting forth the amount and a description of the fees and expenses incurred during the period commencing on the calendar day after the prior Calculation Date and concluding on the Termination Declaration Date. If any Professional Person fails to deliver a Weekly Statement within two (2) days after such Weekly Statement is due hereunder and such failure continues unremedied for a period of two (2) days, then such Professional Person’s entitlement to any funds in the Carve Out Reserve Accounts (as defined in Paragraph 3(b)) with respect to the aggregate unpaid amount of Allowed Professional Fees of such Professional Person for the applicable period(s) for which such Professional Person failed to deliver a Weekly Statement covering such period shall be limited to any aggregate unpaid amount of Allowed Professional Fees included in the Budget for such period to the extent allocated in the Budget to such Professional Person; provided that if the Pre-Trigger Notice Reserve Accounts (as defined in Paragraph 3(a) below) are not funded pursuant to the provisions of Paragraph 3(a) in an amount sufficient to pay all Allowed Professional Fees, including the full amount of Allowed Professional Fees of such Professional Person, then such Professional Person shall be entitled to be paid any unpaid amount of Allowed Professional Fees in excess of Allowed Professional Fees included in the Budget for such period, from the Pre-Trigger Notice Reserve Account to the extent funded from cash proceeds in accordance with Paragraphs 3(a) and (b) below. In addition, not later than 7:00 p.m.(prevailing Eastern Time) on the third Business Day of each week starting with the second week following the Petition Date, the Debtors shall provide Weekly Statements to the DIP Agent reflecting (i) the actual aggregate cumulative amount of unpaid Allowed Professional Fees for all Professional Persons as of the end of the previous week, and (ii) the difference between that actual cumulative amount of unpaid Allowed Professional Fees for all Professional Persons as of the end of such week and the budgeted amount of such unpaid Allowed Professional Fees shown

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for such period in the most recent Budget delivered to the DIP Agent. The amount of the Carve Out described in Paragraph 1(a) above that may be charged against any DIP Collateral or that must be funded by DIP Loans pursuant to Paragraphs 3(a) and (b) below, shall be limited to the greater of (x) the sum of (I) the aggregate unpaid amount of Allowed Professional Fees included in such Weekly Statements timely received by the DIP Agent prior to the Termination Declaration Date plus (without duplication) (ii) the aggregate unpaid amount of Allowed Professional Fees included in the Final Statement timely received by the DIP Agent pertaining to the period through and including the Termination Declaration Date, and (y) the aggregate unpaid amount of Allowed Professional Fees to the extent included in the Budget for the period prior to the Termination Declaration Date (such amount, the “Professional Fee Carve Out Cap”). For the avoidance of doubt, the DIP Agent shall be entitled to maintain, as part of the Reserves (as defined in the DIP Credit Agreement), a Carve Out Reserve (as defined in the DIP Credit Agreement) against availability equal to the DIP Agent’s estimate of the Carve Out on such date, which shall be calculated and may be adjusted from time to time as provided in the DIP Credit Agreement.

3. Carve Out Reserve Accounts.

(a) On the day on which a Carve Out Trigger Notice is given by the DIP Agent (the “Termination Declaration Date”), the Carve Out Trigger Notice shall be deemed a Borrowing Request (as defined in the DIP Credit Agreement) by the Borrowers for DIP Loans in an amount equal to the sum (such sum being referred to as the “Pre-Trigger Carve Out Amount”) of (x) the UST Carve Out (the funding of which shall be contingent upon the Debtors’ provision to the DIP Agent of the Debtors’ calculation thereof), plus (y) the Chapter 7 Trustee Carve Out, plus (z) the then unpaid amount of the Allowed Professional Fees (the funding of which shall be contingent upon the Debtor’s provision to the DIP Agent in writing of the calculation and amount thereof)

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not to exceed the Professional Fee Carve Out Cap, which will be funded into one or more segregated accounts at the DIP Agent, in trust, exclusively to pay such unpaid Allowed Professional Fees (each such account, a “Pre-Trigger Notice Reserve Account”), subject to paragraph 4 below titled “Application of the Carve Out Reserve Account.” To the extent the Pre-Trigger Carve Out Amount is not funded as of the end of the second Business Day after the Termination Declaration Date (or such later date on which the Debtors provide the requisite confirmation and calculation) (the “Funding Deadline”), the Debtors are hereby authorized and directed thereafter to utilize cash constituting DIP Collateral on hand as of such date, and any available cash constituting DIP Collateral thereafter held by any Debtor, to fund a Pre-Trigger Notice Reserve Account equal to the amount required to be funded pursuant to the preceding sentence (which cash amounts shall reduce, on a dollar for dollar basis, the Borrowing Request for DIP Loans pursuant to such sentence); provided, that notwithstanding any failure of the DIP Credit Parties to timely make DIP Loans as provided above, if the DIP Credit Parties subsequently make DIP Loans to fund the Pre-Trigger Notice Reserve Account up to the amount of the Pre-Trigger Carve Out, then the Debtors’ authorization to use cash constituting DIP Collateral for such purpose shall immediately cease.

(a) On the Termination Declaration Date, the Carve Out Trigger Notice shall also be deemed a Borrowing Request for funding of DIP Loans in an amount equal to the Post-Trigger Carve Out, the funding of which Borrowing Request shall be a several obligation of each DIP Lender to the extent of its Applicable Percentage (under, and as defined in, the DIP Loan Agreement) of such DIP Loans. To the extent amounts under the preceding sentence are not funded on or before the Funding Deadline, the Debtors are hereby authorized and directed thereafter to utilize all cash constituting DIP Collateral on hand as of such date, and any available

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cash constituting DIP Collateral thereafter held by any Debtor to fund the Post-Trigger Notice Reserve Account (as defined below) in an amount equal to the amount required to be funded pursuant to such preceding sentence (which cash amounts shall reduce, on a dollar for dollar basis, the Borrowing Request pursuant to that preceding sentence). The Debtors shall deposit and hold such amounts in one or more segregated accounts at the DIP Agent, in trust, exclusively to pay such Allowed Professional Fees benefiting from the Post-Trigger Carve Out (each, a “Post-Trigger Notice Reserve Account” and, together with the Pre-Trigger Notice Reserve Account, the “Carve Out Reserve Accounts”), subject to paragraph 4 below titled “Application of the Carve Out Reserve Account”; provided, that notwithstanding any failure of the DIP Credit Parties to timely make DIP Loans as provided above, if the DIP Credit Parties subsequently make DIP Loans to fund the Post-Trigger Notice Reserve Account up to the amount of the Post-Trigger Carve Out, then the Debtors’ authorization to use DIP Collateral for such purpose shall immediately cease.

(b) Notwithstanding anything in the DIP Credit Agreement to the contrary, but subject to the amount of the DIP Loan Commitments, including with respect to (1) the existence of a Default (as defined in the DIP Credit Agreement) or Event of Default, (2) the failure of the Borrowers to satisfy any or all of the conditions precedent for the making of any DIP Loan, (3) any termination of the U.S. Commitments (as defined in the DIP Loan Agreement) following an Event of Default, or (4) the occurrence of the Maturity Date (as defined in the DIP Credit Agreement), each DIP Lender with an outstanding Commitment shall be severally (and not jointly and severally) obligated to make available to the DIP Agent on or before the Funding Deadline such DIP Lender’s pro rata share of the DIP Loans required by Paragraphs 3(a) and (b), and no DIP Lender shall be responsible for any other DIP Lender’s failure or delay in doing so.

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(c) For the avoidance of doubt, the balances in the Carve Out Reserve Accounts shall constitute the primary source for payment of Allowed Professional Fees entitled to benefit from the Carve Out, provided that if such balances are insufficient to pay the Carve Out in full, the priority of the Carve Out with respect to such shortfall shall remain unaffected (as described below).

4. Application of Carve Out Reserve Account.

(a) All funds in the Pre-Trigger Notice Reserve Accounts shall be used first to pay the Pre-Trigger Carve Out Amount (but not the Post-Trigger Carve Out) until paid in full. If the aggregate balances in the Pre-Trigger Notice Reserve Accounts have not been reduced to zero, subject to clause (iii) below, all remaining funds in the Pre-Trigger Notice Reserve Account funded by the DIP Lenders (or by use of DIP Collateral) shall be distributed to the DIP Agent on account of the DIP Outstanding Amounts in accordance with the DIP Credit Agreement until the DIP Outstanding Amounts are paid in full.

(b) All funds in the Post-Trigger Notice Reserve Accounts (other than up to $500,000 which may be used to pay the Pre-Trigger Carve Out Amount to the extent the Allowed Professional Fees exceed the Professional Fee Carve Out Cap) shall be used first to pay the obligations constituting the Post-Trigger Carve Out. If, after such application, the aggregate balances in the Post-Trigger Notice Reserve Accounts have not been reduced to zero, subject to clause (iii) below, all remaining funds in respect of the Post-Trigger Carve Out Reserve Accounts funded by the DIP Lenders (or by using DIP Collateral) shall be distributed to the DIP Agent on account of the DIP Outstanding Amounts until the DIP Outstanding Amounts are paid in full.

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(c) Notwithstanding anything to the contrary in the DIP Documents or the DIP Orders, if the DIP Lenders fail to fund DIP Loans for deposit into the applicable Carve Out Accounts in the amounts required in Paragraphs 3(a) and (b) with respect to either the Pre-Trigger Carve Out Amount or the Post-Trigger Carve Out, then any excess funds in either the Pre-Trigger Notice Reserve Accounts or Post-Trigger Reserve Accounts after the payment of the Pre-Trigger Carve Out Amount or the amount of the Post-Trigger Carve Out, as applicable (subject to the limits contained in the Pre-Trigger Carve Out Amount and the Post-Trigger Carve Out, respectively) shall be used to fund the other Carve Out Reserve Accounts to the extent of any Shortfall (as defined in Paragraph 4(e) below) in such accounts, prior to remitting any balances to the DIP Agent.

(d) Notwithstanding anything to the contrary in the DIP Documents or the DIP Orders, following the end of the second Business Day after delivery of a Carve Out Trigger Notice, the DIP Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserve Accounts required to be funded by DIP Loans have been fully funded, but the DIP Agent shall have continuous DIP Liens on any remaining balances in the Carve Out Reserve Accounts, with any excess paid as provided in Paragraph 3(b) above.

(e) Notwithstanding anything to the contrary in the DIP Orders, (i) if the aggregate amounts funded for deposit to the Carve Out Reserve Accounts from DIP Loans or cash constituting DIP Collateral are less than the Pre-Trigger Carve Out Amount or the Post-Trigger Carve Out, respectively, any insufficiency in the Carve Out Reserve Accounts to satisfy in full the Allowed Professional Fees up to the Pre-Trigger Carve Out Amount or the Post-Trigger Carve Out, respectively (such insufficiency, a “Shortfall”), shall not affect the priority of the Carve Out with respect to any Shortfall, and (ii) in no event shall any approved Budget, Carve Out, Post-Trigger Carve Out, or Carve Out Reserve Account be construed as a cap or limitation on the

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amount of the Allowed Professional Fees due and payable by the Debtors, provided that after the Termination Declaration Date, that such payment is made from sources other than cash constituting DIP Collateral or DIP Loans (until all DIP Outstanding Amounts are paid in full). In no event shall the Carve Out, or the funding of any DIP Loans or use of any cash constituting DIP Collateral to satisfy the Carve Out, result in any reduction in (or operate as a credit against) the amount of any DIP Outstanding Amounts. For the avoidance of doubt, the amount of any Shortfall shall continue to be deemed a part of the Carve Out and be entitled to the same priority as the Carve Out as specified in the first sentence of Paragraph 1.

(f) No Direct Obligation to Pay Allowed Professional Fees. The DIP Agent and DIP Lenders shall not be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any Successor Case under any chapter of the Bankruptcy Code or otherwise. Nothing in either DIP Order or otherwise shall be construed to obligate any DIP Secured Party, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(g) Payment of Allowed Professional Fees Prior to Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(h) Payment of Carve Out on or after Termination Declaration Date. Any payment or reimbursement to a Professional Person made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis. Any funding of the Carve Out with the proceeds of DIP Loans shall be added to, and made a part of, the DIP Outstanding Amounts, shall be secured

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by all of the DIP Collateral, and shall be entitled to all of the other protections granted in the DIP Orders, the DIP Documents, the Bankruptcy Code, and applicable law. In no event shall the Carve Out, or the funding of any DIP Loans or use of DIP Collateral to satisfy the Carve Out, result in any reduction in the amount of any DIP Outstanding Amounts, the security therefor, or the obligations of the Debtors to pay same in accordance with the DIP Documents.

5. Excluded Professional Fees. Notwithstanding anything to the contrary in the DIP Orders, neither the Carve Out nor any proceeds of any DIP Loans, letters of credit issued under the DIP Facility, Cash Collateral, or DIP Collateral shall be used to pay any Professional Fees (including, without limitation, expenses) in connection with any of the following (each a “Prohibited Purpose”): (a) objecting to, seeking subordination of, or contesting the validity, perfection, priority, or enforceability of, or asserting any defense, counterclaim or offset to, the DIP Orders, any DIP Outstanding Amounts, or the perfected status or priority of any of the DIP Liens or liens securing the Debtors obligations to Bank of America, N.A. on account of the Existing L/Cs; (b) asserting or prosecuting any claim, demand, or cause of action against any DIP Secured Party, including, without limitation, for lender liability, breach of contract, or tort, or pursuant to Section 105, 506, 510, 544, 547, 548, 549, 550, 552 or 553 of the Bankruptcy Code, applicable non-bankruptcy law, or otherwise (other than to enforce the terms of the DIP Documents or the DIP Orders); (c) seeking to modify any of the rights granted under the DIP Orders to any DIP Secured Party; (d) objecting to, contesting, or seeking to avoid or subordinate any DIP Lien or its priority; or (e) objecting to, contesting, delaying, preventing, or interfering in any way with the exercise of any rights and remedies by any DIP Secured Party with respect to any DIP Collateral after the occurrence and during the continuance of an Event of Default, provided that the Debtors or the creditors’ committee may contest or dispute whether an Event of Default has occurred and shall be entitled to any notice provisions set forth in this Interim DIP Order.

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SCHEDULE 1

Subsidiary Debtors

1.	Quail Tools, L.P., an Oklahoma limited partnership

2.	Anachoreta, Inc., a Nevada corporation

3.	Pardril, Inc., an Oklahoma corporation

4.	Parker Aviation, Inc., an Oklahoma corporation

5.	Parker Drilling Arctic Operating, LLC, a Delaware limited liability company, converted from Parker Drilling Arctic Operating, Inc., a Delaware corporation

6.	Parker Drilling Company North America, Inc., a Nevada corporation

7.	Parker Drilling Company of Niger, an Oklahoma corporation

8.	Parker Drilling Company of Oklahoma, Incorporated, an Oklahoma corporation

9.	Parker Drilling Company of South America, Inc., an Oklahoma corporation

10.	Parker Drilling Management Services, Ltd., a Nevada corporation

11.	Parker Drilling Offshore Company, LLC, a Nevada limited liability company

12.	Parker Drilling Offshore USA, L.L.C., an Oklahoma limited liability company

13.	Parker North America Operations, LLC, a Nevada limited liability company

14.	Parker Technology, Inc., an Oklahoma corporation

15.	Parker Technology, L.L.C., a Louisiana limited liability company

16.	Parker Tools, LLC, an Oklahoma limited liability company

17.	Parker-VSE, LLC, an Oklahoma limited liability company

18.	Quail USA, LLC, an Oklahoma limited liability company

19.	2M-TEK, Inc., a Louisiana corporation

Parker Drilling—DIP Term Sheet

Schedule 1

SCHEDULE 2

MILESTONES

(a)	The Debtors shall obtain entry by the Bankruptcy Court of the Final DIP Order within 40 days after the Petition Date;

(b)

The Debtors shall obtain entry by the Bankruptcy Court of orders approving (i) the Disclosure Statement, (ii) the Rights Offering Procedures, and (iii) an order approving the exit facility commitment letter and related fee letter, in each case within 45 days after the Petition Date;

(c)	The Debtors shall obtain entry of the Confirmation Order by no later than 91 days after the Petition Date; and

(d)	The Effective Date of the Plan shall have occurred by no later than the later of (i) 106 days after the Petition Date and (ii) 15 days after the Confirmation Order is entered.

The Milestones set forth in clauses (b), (c) and (d) are subject to extension on terms to be agreed.

Parker Drilling—DIP Term Sheet

Schedule 2

EXHIBIT 3-B TO EXHIBIT A

Exit Facility Term Sheet

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EXECUTION VERSION

PARKER DRILLING COMPANY

SENIOR SECURED ASSET-BASED REVOLVING FACILITY

SUMMARY OF TERMS AND CONDITIONS

Borrowers	Parker Drilling Company (the “Parent Borrower”) and the other borrowers under the Existing Credit Agreement (as defined herein) (the “Borrowers”).

Guarantors	All obligations of any of the Loan Parties under the ABL Facility and, at the Parent Borrower’s option, under any currency, interest rate protection or other hedging agreement and any cash management arrangement, in each case entered into with an ABL Lender (as defined below) or any person that is an affiliate of an ABL Lender at the time such transaction is entered into (collectively, the “Obligations”) will be unconditionally guaranteed (the “Guaranty”) by the Parent Borrower and each of the Parent Borrower’s wholly-owned domestic subsidiaries other than (a) immaterial subsidiaries subject to thresholds set forth in the Existing Credit Agreement (“Immaterial Subsidiaries”), (b) any subsidiary that is prohibited by law, regulation or contractual obligation (provided that such contractual obligation existed at the time such subsidiary was acquired and was not entered into in contemplation of such acquisition) from providing such Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guaranty or where the provision of such Guaranty would result in material adverse tax consequences as reasonably determined by the Parent Borrower, (c) any direct or indirect domestic subsidiary (i) substantially all of the assets of which consist of the equity of one or more Foreign Subsidiaries (as defined below), (ii) that is treated as a disregarded entity for U.S. federal income tax purposes that holds equity of one or more Foreign Subsidiaries, or (iii) substantially all of such domestic subsidiary’s revenues for the fiscal year most recently ended were generated (or, in the case of a newly-formed or acquired subsidiary, are intended by the Parent Borrower to be generated in the current fiscal year) from assets, including rigs and equipment, located outside of the United States (including located outside the territorial waters of the United States) and/or contracts performed primarily outside of the United States (including performed outside of the territorial waters of the United States) (either of (i), (ii) or (iii), a “Disregarded Domestic Person”), (d) any domestic subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary or a Disregarded Domestic Person, (e) special purpose entities used for permitted securitization facilities or project financings (subject to conditions similar to those set forth in the Existing Credit Agreement), if any, (f) any subsidiary that is then designated as an “Unrestricted Subsidiary” under the Second Lien Credit Agreement subject to customary conditions and limitations to be applicable to any such designation which shall be set forth in the ABL Credit Agreement, and (g) any subsidiary to the extent that the burden or cost of providing a Guaranty outweighs the benefit afforded thereby as reasonably determined by the ABL Agent and the Parent Borrower (the “Guarantors”, and collectively with the Borrowers, the “Loan Parties”).

1

For purposes of the ABL Documentation (as defined below), “Foreign Subsidiary” means any direct or indirect subsidiary of the Parent Borrower organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia and “Excluded Subsidiary” means any direct or indirect subsidiary of the Parent Borrower described in any of clauses (b) through (g) of the preceding paragraph[1].

Prior Secured Facilities	(a) That certain Second Amended and Restated Credit Agreement, dated as of January 26, 2015 (as amended by the First Amendment dated as of June 1, 2015, the Second Amendment dated as of September 29, 2015, the Third Amendment, dated May 27, 2016, the Fourth Amendment dated as of February 21, 2017, the Fifth Amendment dated as of February 14, 2018 and any other supplements, amendments, amendments and restatements or other modifications thereto, the “Existing Credit Agreement”), among the Parent Borrower, certain subsidiaries of the Parent Borrower from time to time as additional borrowers, Bank of America, N.A., as administrative agent and letter of credit issuer, the other agents party thereto and each lender from time to time party thereto; and

(b) that certain Debtor-in-Possession Credit Agreement that shall be entered into in connection with the Chapter 11 Cases (as amended, amended and restated or otherwise modified from time to time, the “DIP Credit Agreement”), among the Parent Borrower, certain subsidiaries of the Parent Borrower from time to time as additional borrowers or guarantors, as the case may be, Bank of America, N.A., as administrative agent, the other agents party thereto and each lender from time to time party thereto (the “DIP Lenders”).

Lead Arrangers and Bookrunners	Bank of America, N.A. and Deutsche Bank Securities Inc. will act as joint lead arrangers and joint bookrunners for the ABL Facility (in such capacity, the “ABL Lead Arrangers”)

ABL Agent	Bank of America, N.A. shall act as administrative agent and collateral agent for the ABL Facility (in such capacities, the “ABL Agent”) on behalf of the ABL Lenders (as defined below).

ABL Lenders	A syndicate of banks, financial institutions and other entities, including the Initial Lenders, arranged by the ABL Lead Arrangers and mutually agreed by the Parent Borrower (collectively, the “ABL Lenders”).

Secured Parties	ABL Agent, ABL Lenders, Issuing Banks (as defined herein) and providers of cash management products or hedges provided to any Borrower or Guarantor by an ABL Lender or an affiliate of an ABL Lender (collectively, the “ABL Secured Parties”).

[1]	NTD: Notwithstanding the foregoing, it is agreed that the Loan Parties as of the Closing Date shall be the same Loan Parties as under the DIP Facility.

2

ABL Facility	An asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of $50 million, which amount may be increased by up to $50 million to an aggregate amount of $100 million in the event additional commitments under the ABL Facility are received from lenders other than the Initial Lenders (all such commitments, the “ABL Commitments”, and loans made under the ABL Facility, the “Revolving Loans”), subject to the terms and conditions set forth in this Summary of Terms and Conditions (the “ABL Term Sheet”).

Letters of Credit	Letters of credit outstanding under the DIP Credit Agreement or otherwise previously issued by any of the ABL Lenders hereunder (“Existing L/Cs”) may, at Parent Borrower’s option, be rolled over and deemed outstanding under the ABL Facility (“Converted L/Cs”) as part of the ABL Commitments. If the Existing L/Cs are so converted, the ABL Lenders shall participate in the Converted L/Cs on a pro rata basis in proportion to their respective ABL Commitments. For the avoidance of doubt, there shall be no cash collateralization requirement with respect to the Converted L/Cs on the Closing Date. To the extent any Existing L/Cs are not so converted, at the Parent Borrower’s option, L/Cs (as defined below) may be issued on the Closing Date (subject to the terms and conditions applicable to the issuance of L/Cs under the ABL Facility) to replace or provide credit support for any such Existing L/Cs that remain outstanding. A portion of the ABL Facility in the amount of $30 million (the “L/C Facility”) shall provide for the issuance of letters of credit, including standby and commercial letters of credit in U.S. dollars and other approved currencies (the “L/Cs”), by the ABL Agent and/or one or more ABL Lenders reasonably acceptable to the Parent Borrower (in such capacity, each an “Issuing Bank”); provided that DB shall have no obligation to issue commercial letters of credit.

No L/C shall have an expiration date after the earlier of (a) twelve (12) months after the date of issuance and (b) five (5) business days prior to the ABL Maturity Date; provided that any L/C, with the consent of the applicable Issuing Bank, may provide for the renewal thereof (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any L/C shall be reimbursed by the relevant Borrower (whether with its own funds or with the proceeds of Revolving Loans) not later than 1:30 p.m. New York time on the business day the Parent Borrower receives notice of such drawing from the applicable Issuing Bank if such notice is received by the Parent Borrower prior to 11:00 a.m. New York time or, if such notice is received after 11:00 a.m. New York time, then not later than 1:30 p.m. New York time on the next business day following such notice. To the extent that the Borrowers do not so reimburse the Issuing Bank, the ABL Lenders shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank on a pro rata basis.

Availability	The aggregate amount of the Revolving Loans, together with any unreimbursed drawings and/or undrawn amounts under any L/Cs outstanding that have not been fully cash collateralized at any time under the ABL Facility (the “Outstanding Amounts”) shall not exceed an amount equal to the lesser of (a) the ABL Commitments and (b) the then effective Borrowing Base (as defined herein) (such lesser amount, the “Line Cap”; and the amount by which the Line Cap at any time exceeds the Outstanding Amounts, the “Availability”).

3

Borrowing Base	The borrowing base (the “Borrowing Base”) shall be defined and determined in a manner substantially similar to the terms of the Existing Credit Agreement, other than to the extent set forth in this ABL Term Sheet, and subject to such modifications as agreed by the ABL Agent and the Parent Borrower; provided that (a) with respect to receivables, unbilled Eligible Domestic Accounts Receivable shall also be included in the Borrowing Base at an advance rate of 75% but subject to a cap of $5 million and (b) with respect to equipment, (i) the advance rate for the Net Equipment OLV of the Eligible Rental Equipment shall be reduced from 60% to 40% and (ii) the $50 million limit shall be eliminated. The initial Borrowing Base (after giving effect to any reserves) will be agreed prior to the Closing Date and shall be based on the Borrowing Base Certificate (as defined below) delivered to the ABL Agent prior to the Closing Date.

Following the Closing Date, the Borrowing Base will be computed monthly pursuant to a borrowing base certificate (the “Borrowing Base Certificate”) to be delivered by the Parent Borrower to the ABL Agent within 25 days after the end of each such month; provided that the Borrowing Base may be required to be computed more frequently (but not more frequently than weekly, with the Borrowing Base Certificate to be delivered within 3 business days after the end of each week) as reasonably determined by the ABL Agent during any Increased Borrowing Base Reporting Period. “Increased Borrowing Base Reporting Period” means a period commencing on the date that Availability is less than $25 million and continuing until Availability shall have been equal to or greater than $25 million for each day during the preceding 30 consecutive day period.

The initial categories of reserves against the Borrowing Base shall be mutually agreed. After the Closing Date, the ABL Agent reserves the right to establish or modify reserves against the Borrowing Base, acting in its Permitted Discretion (as defined in the Existing Credit Agreement), upon, so long as no Event of Default exists, at least 2 business days’ prior, written notice to the Parent Borrower (which notice shall include a reasonably detailed description of such reserve being established). During such 2 business day period, the ABL Agent shall, if requested, discuss any such reserve or change with the Parent Borrower and the Parent Borrower may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the ABL Agent. Notwithstanding anything to the contrary herein, (a) the amount of any such reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such change and (b) no reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria (including collection/advance rates).

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ABL Maturity Date	The fourth anniversary of the Closing Date (the “ABL Maturity Date”).

Fees and Interest Rates	As set forth in Annex I hereto.

Collateral	The Obligations with respect to the ABL Facility and the obligations of each other Loan Party under the Guaranty in respect of the ABL Facility shall be secured by a perfected, first-priority security interest (subject to certain permitted liens set forth in the ABL Documentation) in substantially all of the Loan Parties’ tangible and intangible assets (collectively, the “Collateral”), including a pledge of the capital stock of each Loan Party’s wholly-owned direct subsidiaries, subject in each case to the limitations and exceptions set forth in the Existing Credit Agreement and others to be agreed by the ABL Agent and Parent Borrower; provided that all real estate of the Loan Parties shall be excluded from the Collateral.

Intercreditor Agreement	The lien priority, relative rights and other creditors’ rights in respect of the ABL Facility and the Second Lien Term Loan will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Parent Borrower, the ABL Agent and the Second Lien Agent. For the avoidance of doubt, the Intercreditor Agreement will allow for permitted refinancing indebtedness in respect of the ABL Facility and the Second Lien Term Loan.

Documentation	The ABL Credit Agreement and the other ABL Documentation, including the Intercreditor Agreement, shall be drafted by counsel to the ABL Agent and based upon the Existing Credit Agreement as modified to reflect this ABL Term Sheet and subject to the terms hereof and other adjustments as agreed to by the ABL Agent and the Parent Borrower. The ABL Credit Agreement shall include appropriate updates related to successor LIBOR provisions, FinCEN Beneficial Ownership provisions and Delaware LLC divisions.

Conditions Precedent to Closing Date and Making of Initial Credit Extensions	The initial availability of the ABL Facility, and the obligation of any ABL Lender or Issuing Bank to make any initial Revolving Loan and/or issue any L/C (each, a “Credit Extension”) shall be conditioned upon satisfaction of the following list of conditions precedent, such list not to be supplemented other than in the ABL Agent’s reasonable discretion based on facts and circumstances which ABL Agent was not aware of as of the date of the Commitment Letter (the date upon which all such conditions precedent shall be satisfied or waived, the “Closing Date”):

(a) The Borrowers and each Guarantor shall have executed and delivered a satisfactory credit agreement (the “ABL Credit Agreement”) and other definitive financing documentation with respect to the ABL Facility (together with the ABL Credit Agreement, the “ABL Documentation”), including vessel mortgages, security agreements, pledge agreements, control agreements, stock powers executed in blank, and other documentation reasonably satisfactory for the creation and perfection of the liens and security interests contemplated hereby (subject to certain post-closing matters as may be mutually agreed).

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(b) The ABL Lenders, the ABL Agent and the ABL Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented at least two (2) business days prior to the Closing Date (it being agreed and understood that this condition (b) may be satisfied concurrently with the initial funding under the ABL Facility).

(c) All material governmental and third party approvals necessary in connection with the financing and transactions contemplated hereby shall have been obtained and be in full force and effect.

(d) The ABL Lenders shall have received (i) to the extent then available, audited consolidated financial statements of Parent Borrower and its subsidiaries for the fiscal year ending December 31, 2018 and (ii) unaudited interim consolidated financial statements of the Parent Borrower and its subsidiaries for each calendar month period ended subsequent to December 31, 2018 as to which such financial statements are available, accompanied by a certificate of a financial officer of the Parent Borrower.

(e) The ABL Lenders shall have received (i) a reasonably satisfactory opening balance sheet of the Parent Borrower giving pro forma effect to the debt (if any) to be incurred on the Closing Date and (ii) projections of the revenues, expenses, and cash flows of the Borrower covering the period from January 1, 2019 through the Maturity Date, prepared on a quarterly basis for the fiscal year ending December 31, 2019 and an annual basis for the fiscal years ending December 31, 2020, December 31 2021 and December 31, 2022.

(f) The ABL Agent shall have received customary evidence of authorization, customary officer’s certificates, good standing certificates in each Loan Party’s jurisdiction of organization, customary UCC searches, customary funds flow memorandum, insurance certificates and a solvency certificate from the Parent Borrower’s chief financial officer or treasurer (certifying that, after giving pro forma effect to the Transactions and after giving effect to each debtors’ exit from the Chapter 11 Cases in accordance with the Plan of Reorganization, that the Loan Parties, on a consolidated basis, are solvent) in the form of Annex II hereto.

(g) The ABL Lenders shall have received such legal opinions, including opinions of local counsel, as are customary for transactions of this type.

(h) The Borrower’s capital structure and financing plan shall be satisfactory to the ABL Agent (it being agreed and understood that the capital structure and financing plan as set forth in the RSA as in effect on the “RSA Effective Date” as defined in the RSA, and as amended by any amendments consented to in writing by the ABL Agent, is deemed satisfactory to the ABL Agent).

(i) The ABL Agent and the ABL Lenders shall have received (at least five (5) business days prior to Closing Date to the extent requested at least ten (10) business days prior to the Closing Date) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA Patriot Act and the Beneficial Ownership Regulation (31 C.F.R. § 1010.230).

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(j) The Bankruptcy Court shall have entered an Order, in form and substance acceptable to the ABL Agent and the ABL Lenders, approving the Commitment Letter and the Fee Letter within a certain period after the Petition Date, which period shall be agreed to between the Parent Borrower and the ABL Secured Parties.

(k) The Bankruptcy Court shall have entered the Confirmation Order (as defined in the RSA), in form and substance reasonably satisfactory to the ABL Agent, and all conditions to the effectiveness of the Plan shall have been satisfied or waived in accordance therewith.

(l) The ABL Agent shall have received satisfactory evidence of Parent Borrower’s prior or substantially contemporaneous receipt of cash proceeds of not less than $95,000,000 from the Rights Offering (as defined in the RSA), as such amount may be reduced to provide for netting of fees and expenses.

(m)The Intercreditor Agreement shall have been executed and delivered by the parties thereto.

(n) The Loan Parties shall have unrestricted cash and cash equivalents and Availability in an aggregate amount of not less than $100,000,000 after giving effect to all payments to be made to unsecured creditors and other claimants on the effective date of the Plan.

(o) There shall be no Outstanding Amounts under the ABL Credit Facility other than in respect of L/Cs.

Conditions Precedent to Credit Extensions	The availability of each Credit Extension on or after the Closing Date shall be subject to the following conditions:

•  At the time of making any Credit Extension and after giving effect thereto, the representations and warranties of the Loan Parties contained in the Credit Documentation Documents shall be true and correct in all material respects.

• No default or Event of Default shall then exist or result therefrom.

• After giving effect to such Credit Extension, Availability shall not be less than $0.

• Delivery of a customary borrowing notice.

•  In the case of a Credit Extension in the form of any Revolving Loan, after giving effect to the borrowing of such Revolving Loan (net of any concurrent use of the proceeds of such borrowing), the Consolidated Cash Balance (to be defined as mutually agreed) shall not exceed $30,000,000.

Voluntary Prepayments	The Borrowers may prepay in full or in part, the Revolving Loans, in minimum amounts to be agreed without any premium or penalty, subject to payment of any LIBOR breakage costs.

Commitment Reductions	Revolving Loan Commitments may be reduced by the Parent Borrower in minimum amounts to be agreed upon or terminated in whole without penalty (other than LIBOR breakage costs, if any). No optional reduction in ABL Commitments shall result in Availability being less than $0.

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Mandatory Prepayments	The ABL Credit Agreement shall include solely the following mandatory prepayment event:

•  If at any time, the sum of Outstanding Amounts exceeds the Line Cap, then the Borrowers will be required to prepay/cash collateralize such excess on substantially the same terms as contained in the Existing Credit Agreement.

Representations and Warranties:	The ABL Credit Agreement shall contain representations and warranties substantially similar to those contained in the Existing Credit Agreement, subject to modifications to reflect the consummation of the Transactions and as otherwise agreed to by the ABL Agent and the Parent Borrower.

Affirmative Covenants:	The ABL Credit Agreement shall contain affirmative covenants substantially similar to those contained in the Existing Credit Agreement, subject to modifications to reflect the consummation of the Transactions and as otherwise agreed to by the ABL Agent and the Parent Borrower or set forth in this ABL Term Sheet, and other than to the extent set forth below:

(a) Monthly financial statements shall be required only during a Cash Dominion Period (as defined herein); and

(b) Absent an Event of Default, no more than two appraisals and two field examinations will be required each calendar year.

Financial Covenants	The ABL Credit Agreement will contain solely the following financial covenant:

•  A minimum liquidity test substantially similar to that contained in the Existing Credit Agreement; provided that the required amount of Liquidity (to be defined as under the Existing Credit Agreement, except that no more than $10 million of which can consist of domestic unrestricted cash held in controlled accounts with Bank of America) shall be reduced from $30 million to $25 million.

Cash Management/Cash Dominion	Within 30 days after the Closing Date (or such longer period of time as the ABL Agent may reasonably agree, such consent not to be unreasonably withheld, delayed or conditioned), the Borrower will deliver account control agreements on the Loan Parties’ collection and concentration accounts (to be mutually agreed). During a Cash Dominion Period (as defined below) and upon delivery of a written notice thereof to the Borrower from the ABL Agent, the ABL Agent shall have the right to require that all amounts on deposit in such collection and concentration accounts be swept into a core concentration account maintained with or under the control of the ABL Agent. The ABL Agent shall have the right during any Cash Dominion Period to cause all amounts on deposit in the core concentration account to be applied on a daily basis to reduce amounts outstanding under the ABL Facility and then to cash collateralize any outstanding L/C’s (in each case, subject to a cash release mechanic upon the termination of such Cash Dominion Period).

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“Cash Dominion Period” means the period (a) commencing on the date that (i) Availability shall be less than $25 million, (ii) the aggregate principal amount of outstanding Revolving Loans equals or exceeds $20 million or (iii) an Event of Default shall have occurred, and (b) continuing until, during each of the preceding 30 consecutive days, (x) no Event of Default shall have existed, (y) Availability hall have been equal to or greater than $25 million and (z) the aggregate principal amount of outstanding Revolving Loans shall have been less than $20 million.

Negative Covenants	The ABL Credit Agreement shall contain negative covenants pertaining to categories substantially similar to those contained in the Existing Credit Agreement, subject to modifications to reflect the consummation of the Transactions and as otherwise agreed to by the ABL Agent and the Parent Borrower or set forth in this ABL Term Sheet; provided that, for the avoidance of doubt, the ABL Credit Agreement shall include restrictions on investments, acquisitions and distributions and other restricted payments.

For the avoidance of doubt, the ABL Documentation will permit the professional fee escrow (including payments therefrom) as contemplated under the Plan.

Use of Proceeds	The proceeds of the ABL Facility shall be used to, among other things, (a) pay fees, interest, payments and expenses associated with the Loan Parties’ exit from chapter 11 and refinancing of certain debt in connection therewith, including the entry into the ABL Facility and the Second Lien Credit Agreement, (b) providing liquidity for capital expenditures and acquisitions, and (c) working capital and general corporate purposes of the Parent Borrower and its subsidiaries.

Events of Defaults	Substantially consistent with the Existing Credit Agreement and including the following: nonpayment of principal or failure to reimburse drawings under letters of credit, in each case, when due; nonpayment of interest, fees or other amounts after 3 business days; material inaccuracy of a representation or warranty when made or deemed made; violation of a covenant (subject, in the case of affirmative covenants, to certain grace periods to be substantially consistent with those in the Existing Credit Agreement and as otherwise mutually agreed); cross default to material indebtedness; bankruptcy events with respect to the Borrower or a material subsidiary (with a customary grace period for involuntary actions); ERISA events subject to material adverse effect; material unpaid, final judgments that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; actual (or assertion by a Loan Party in writing of the) invalidity of any loan document under the ABL Facility; and a change of control (to be defined as under the Existing Credit Agreement); provided that the ownership or acquisition of equity interests of the Parent Borrower by Highbridge, Värde, Whitebox or Brigade (each as defined in the RSA), or their respective affiliates shall not constitute a change of control.

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Remedies	Usual and customary with the ABL Agent, acting on behalf of the ABL Secured Parties and at the direction of the Required Lenders.

Expenses and Indemnification	The ABL Credit Agreement shall contain indemnification and expense reimbursement provisions substantially similar to those contained in the Existing Credit Agreement, subject to modifications to be agreed to by the ABL Agent and the Parent Borrower.

Governing Law	The ABL Documentation shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof.

Required Lenders	ABL Lenders holding greater than 50.0% of the aggregate amount of the Revolving Loans and participations under the L/Cs and unused ABL Commitments under the ABL Facility (the “Required Lenders”); provided that at any time there are two or fewer unaffiliated ABL Lenders, “Required Lenders” shall mean all ABL Lenders.

Amendments	All amendments, modifications and waivers of the ABL Documentation shall require the consent of the Required Lenders, except in the case of amendments, modifications, or waivers customarily requiring consent from all ABL Lenders, all affected ABL Lenders, an Issuing Bank or the ABL Agent, and provided that the consent of ABL Lenders holding at least 66.67% of the aggregate ABL Commitments and outstanding exposure under the ABL Facility will be required for amendments and waivers consummated to (a) increase advance rates and (b) change the definition of “Borrowing Base” and the component definitions thereof to the extent the effect of such amendment would increase Availability.

Assignments and Participations	Each ABL Lender may assign all or any part of the Revolving Loans and/or the ABL Commitments to one or more banks, financial institutions, or other entities; provided that, other than an assignment to a ABL Lender or an affiliate of a ABL Lender, assignments shall be subject to the prior written consent of (a) the Parent Borrower (which consent shall not be unreasonably withheld or delayed) so long as no Event of Default has occurred or is continuing and (b) each Issuing Bank. Upon such assignment, such affiliate, bank, financial institution, or entity will become an ABL Lender for all purposes under the Loan Documents. The ABL Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in the Revolving Loans.

Counsel to ABL Agent and ABL Lead Arrangers	Vinson & Elkins LLP

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ANNEX I

Fees and Interest Rates

Interest Rate Option:	The Parent Borrower may elect that the Revolving Loans comprising each borrowing bear interest at a rate per annum equal to:

the Base Rate plus the Applicable Rate; or

the Eurodollar Rate plus the Applicable Rate.

As used herein:

“Applicable Rate” means, initially, (a) 2.25% in the case of Eurodollar Rate Loans and (b) 1.25% in the case of Base Rate Loans, and following delivery of financial statements for the first full fiscal quarter after the Closing Date, the applicable percentage per annum set forth below determined by reference to Availability:

Pricing Level	Average Daily Availability	Eurodollar Rate Loans	Base Rate Loans
I	>66.67%	2.25%	1.25%
II	<66.67% but >33.33%	2.50%	1.50%
III	<33.33%	2.75%	1.75%

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.5%, (b) the rate of interest in effect for such day as publicly announced from time to time by the ABL Agent as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. If the Base Rate shall be less than zero, such rate shall be deemed zero.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Eurodollar Rate” means for any Interest Period (as defined below) with respect to a Eurodollar Rate Loan, or a Base Rate Loan the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, a rate per annum determined by the ABL Agent pursuant to the following formula:

Eurodollar Base Rate
Eurodollar Rate = 1.00 - Eurodollar Reserve Percentage

provided that, if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero.

“Eurodollar Base Rate” means:

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(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the ABL Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the ABL Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the ABL Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the ABL Agent and with a term equivalent to such Interest Period would be offered by the ABL Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the ABL Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the ABL Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the ABL Agent.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Bank for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Interest Payment Dates:	In the case of Base Rate Loans, quarterly in arrears.

In the case of Eurodollar Rate Loans, on the last day of each relevant Interest Period and, in the case of any interest period longer than 3 months, on each successive date 3 months after the first day of such Interest Period.

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“Interest Period” means a period of one, two, three or six months or with the consent of all ABL Lenders, a longer or shorter period, as selected by the Parent Borrower.

Unused Line Commitment Fees:	The Parent Borrower shall pay to the ABL Agent for the account of each Lender in accordance with its applicable percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the ABL Commitments exceeds the total Outstanding Amounts. The commitment fee described herein shall be due and payable quarterly in arrears on the first day of each January, April, July and October, commencing with the first such date to occur after the Closing Date.

“Applicable Fee Rate” means 0.50% per annum.

Letter of Credit Fees:	The Parent Borrower shall pay to the ABL Agent for the account of each Lender in accordance with its applicable percentage a Letter of Credit fee (the “Letter of Credit Fee”) (a) for each commercial Letter of Credit equal to [the Applicable Rate applicable to Eurodollar Rate Loans][2] and (b) for each standby Letter of Credit equal to the Applicable Rate applicable to Eurodollar Rate Loans, in each case times the U.S. dollar equivalent of the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be payable quarterly in arrears.

A fronting fee in an amount to be agreed (but in any event not to exceed 0.125% per annum) on the then available face amount of each Letter of Credit shall be payable quarterly in arrears to the relevant L/C Issuer for its own account. In addition, the Parent Borrower shall pay customary issuance and administration fees to the relevant L/C Issuer.

Default Rate:	2.0% and to be applicable in a manner substantially consistent with the Existing Credit Agreement.

Rate and Fee Basis:	All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.

All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed or, in the case of interest in respect of Loans denominated in alternative currencies as to which market practice differs from the foregoing, in accordance with such market practice.

[2]	NTD: Under Company review.

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ANNEX II

SOLVENCY CERTIFICATE

[•], 2018

This Solvency Certificate is furnished pursuant to Section [•] of the [•] Credit Agreement, dated as of [•], 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PARKER DRILLING COMPANY, a Delaware corporation (the “Parent Borrower”), the [Designated Borrowers] from time to time party thereto, [•], as Administrative Agent [and L/C Issuer], the Lenders from time to time party thereto, and the other Persons from time to time party thereto. Unless the context clearly requires otherwise, all capitalized terms defined in the Credit Agreement are used herein with the same meanings.

I, the undersigned, being the Chief Financial Officer of the Parent Borrower, DO HEREBY CERTIFY to the Administrative Agent and the Lenders solely in my official capacity (and not in any individual capacity) that, as of the [Effective Date]:

1.

The undersigned is familiar with the business and financial position of the Parent Borrower and the other Loan Parties, and in reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate; and

2.

The Loan Parties, after giving pro forma effect to the Transactions and after giving effect to each debtors’ exit from the Chapter 11 Cases in accordance with the Plan of Reorganization, on a consolidated basis, are solvent[3].

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[3]	NTD: To be defined per Existing Credit Agreement.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set out above.

PARKER DRILLING COMPANY, a
Delaware corporation

By:
Name:	[Mike W. Sumruld]
Title:	[Senior Vice President and Chief Financial Officer]

Signature Page to Solvency Certificate

EXHIBIT 4 TO EXHIBIT A

Corporate Governance Term Sheet

CORPORATE GOVERNANCE TERM SHEET—REORGANIZED PARKER

THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY PARTIES. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS TERM SHEET IS A SETTLEMENT PROPOSAL TO CERTAIN UNAFFILIATED HOLDERS OF THE COMPANY PARTIES’ UNSECURED NOTES, EXISTING PREFERRED STOCK AND EXISTING COMMON STOCK IN FURTHERANCE OF SETTLEMENT DISCUSSIONS. ACCORDINGLY, THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

General:	Reorganized Parker will be a Delaware corporation managed by a board of directors (the “Board”), which will be responsible for overseeing the operation of Reorganized Parker’s business. Reorganized Parker will be managed on a day-to-day basis by its Chief Executive Officer and other senior executive officers with oversight from the Board.

Common Shares:	The certificate of incorporation and the bylaws (the “Organizational Documents”) will provide that the equity interests of Reorganized Parker will be evidenced by one class of common stock, par value $0.01 per share (each such share, a “Common Share” and each holder thereof, a “Holder”).

SEC Reporting:	On or as soon as reasonably practicable after the Effective Date, Reorganized Parker shall cause the Common Shares to be registered under Section 12 of the Securities Exchange Act and remain a public reporting company as successor to Parker Drilling Company.

Stock Exchange Listing:	Reorganized Parker will use its reasonable best efforts to maintain its NYSE listing, and, if such listing is not maintained, to obtain a listing of its Common Shares on the NYSE or Nasdaq at emergence; if such a listing is not possible, Reorganized Parker will use its reasonable best efforts to obtain a listing of its Common Shares on the OTCQX Premier (if the OTCQX Premier is not possible, the OTCQX, and if the OTCQX is not possible, the OTCQB) and will use its reasonable best efforts to obtain a NYSE or Nasdaq listing as soon as possible following emergence.

Board of Directors:	The Board will be comprised of 7 directors and each director shall serve until the 2020 annual meeting of the Holders (or the earlier resignation, removal for cause, death or incapacity of such director) (the “Initial Term”). One (1) director shall be the Chief Executive Officer of Reorganized Parker.

The remaining initial directors, other than the Chief Executive Officer, shall be independent and shall be selected by the Consenting Stakeholders as follows:

• Värde Parties: 3

• Brigade: 2

• Highbridge and Whitebox: 1 jointly

Following expiration of the Initial Term, the entire Board will be nominated/elected in accordance with customary public company board procedures (e.g., no ongoing right to serve). There shall be no cumulative voting for directors. The Board shall not be staggered or classified. The composition of the Board shall satisfy any applicable SEC and NYSE/Nasdaq board/committee independence rules.

Board Vacancies:	Upon the resignation, removal for cause, death or incapacity of a director, the vacancy resulting from such resignation, removal for cause, death or incapacity shall be filled by the Board, in each until the next annual meeting of the Holders.

Chairman of the Board:	The initial Chairman of the Board will be determined by the Värde Parties, provided that such Chairman will not also serve as the Chief Executive Officer.

Board Committees:	The initial members of each committee of the Board, which committee membership will satisfy applicable SEC and NYSE/Nasdaq independence requirements, will be determined by the Required Consenting Stakeholders and subject to ratification by the Board on or around the Effective Date.

Board Observers:	There shall be no Board observers.

Transfer Restrictions on Common Shares:	The Common Shares shall be freely tradable/transferable following emergence and not subject to any ROFR/ROFO, tag-along rights, drag-along rights or any similar provisions, subject to any transfer restrictions agreed upon by the Required Consenting Stakeholders to preserve tax attributes and any restrictions imposed by applicable securities laws.

Registration Rights Agreement:

The registration rights agreement will provide the following benefits to the Consenting Stakeholders party thereto:

General. All Common Shares distributed to the Consenting Stakeholders pursuant to the Plan, including in connection with the Rights Offering and exercise of the New Warrants, and such other securities as determined by the Required Consenting Stakeholders, will constitute “Registrable Securities” under the Registration Rights Agreement, subject to customary provisions providing for when such securities cease to constitute Registrable Securities, and each such Consenting Stakeholder will be entitled to become, as of the Effective Date, a party to the Registration Rights Agreement. Any holder of Registrable Securities may transfer (in connection with any such transfer) its rights under the Registration Rights Agreement to any person to whom it transfers Registrable Securities, subject to the transferee’s execution and delivery of a customary joinder (in a form to be attached as an exhibit thereto) to the Registration Rights Agreement.

Shelf Registration—S-1. Reorganized Parker will file a registration statement on Form S-1 (or other appropriate form, including on Form S-3 if eligible) with the SEC as soon as reasonably practicable after the Effective Date (and, in any event, no later than 15 days after the Effective Date, unless extended (i) by the Board of Reorganized Parker for a period of no more than an additional 15 days or (ii) in accordance with the terms of the Registration Rights Agreement), which will cover the sale, resale or other distribution on a continuous basis under Rule 145 under the Securities Act of all of the Registrable Securities held by the Consenting Stakeholders. Reorganized Parker will use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable following the filing thereof. In the event that Reorganized Parker becomes eligible to file a registration statement on Form S-3 (or similar or successor form), it shall use its commercially reasonable efforts to convert the resale registration statement on Form S-1 into a resale registration statement on Form S-3 as soon as reasonably practicable. Reorganized Parker shall maintain the effectiveness of the resale registration statement until the date on which all Registrable Securities covered by the resale registration statement have been sold.

Demand Registration—S-3. From and after such time as Reorganized Parker is eligible to file a registration statement on Form S-3, one or more holders of Registrable Securities that hold, in the aggregate, Common Shares that constitute at least 5% of the outstanding Common Shares, may request that Reorganized Parker file a registration statement under the Securities Act on Form S-3 (or similar or successor form) or conduct a shelf takedown off of a Form S-3 (or similar or successor form), covering Registrable Securities held by such holder on either a resale or underwritten offering basis. Shelf take-down demand rights will be subject to size and frequency restrictions.

Piggyback Registration. Each (1) Consenting Stakeholder and any of its affiliates that is a holder of Registrable Securities that holds Common Shares and (2) other holder of Registrable Securities after the Effective Date that becomes party to the Registration Rights Agreement pursuant to the terms of the Registration Rights Agreement that holds Common Shares that constitute at least 5% of the outstanding Common Shares will have the right to include its Common Shares each time Reorganized Parker proposes for any reason to register any of its Common Shares under the Securities Act (including but not limited to registrations pursuant to demands by holders). The rights to piggyback registration will be available with respect to all Registrable Securities and to all holders of Registrable Securities that are party to the Registration Rights Agreement. The rights to piggyback registration may be exercised on an unlimited number of occasions. The rights to piggyback registration and sale will be subject to customary cutbacks, exceptions and limitations (including, as to exceptions, employee plan S-8 filings and acquisition transactions and. as to limitations, selection of underwriters, priority and cutbacks).

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\	Percentage Calculations. With respect to any Registration Rights Agreement provisions that are tied to a minimum ownership threshold, a holder’s percentage ownership shall include all Common Shares held by such holder’s Affiliates (including any of its portfolio companies), and by managed funds and accounts of such Holder and its Affiliates.

Lockups. The holders and Reorganized Parker will agree to be bound by customary underwriter lock-up agreements following underwritten offerings under the applicable registration statement.

Corporate Opportunities:	The Organizational Documents will provide for the renunciation of Reorganized Parker’s interest in business opportunities that are presented to directors or Holders, in each case, other than such directors or Holders that are employees, consultants or officers of Reorganized Parker.

Affiliate Transactions:	Affiliate transactions shall be subject to applicable provisions of Delaware corporate law and fiduciary duties.

Amendments:	The certificate of incorporation may not be amended without the approval of both a majority of the Board and a majority of the outstanding Common Shares.

The bylaws may be amended either by a majority of the Board or a majority of the outstanding Common Shares.

The Registration Rights Agreement may be amended upon approval of the Company and holders of a majority of Registrable Securities thereunder.

Holder Approvals:	Other Holder approvals only as required by Delaware law (e.g., charter amendment and mergers/sale of substantially all assets) and applicable NYSE/Nasdaq requirements.

Other Terms:	The Organizational Documents will also provide for other customary terms, including, without limitation, the time, place and manner of calling of regular and special meetings of Holders and directors, actions that may be taken by the Board or the Holders without a meeting, the titles and duties of officers of Reorganized Parker and the manner of appointment, removal and replacement thereof, and indemnification and exculpation of directors, officers and other appropriate persons.

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EXHIBIT 5 TO EXHIBIT A

Compensation Term Sheet

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Exhibit 5 to Exhibit A

COMPENSATION TERM SHEET

The following summarizes the principal emergence related arrangements for the Company Parties in connection with the Restructuring Transactions Contemplated by the Restructuring Support Agreement.1

Part 1:    Employment Arrangements

Overview:

General. The Company and each Executive identified on Annex A to this Term Sheet (each, an “Executive”) shall, before the effective date of the chapter 11 plan (the “Effective Date”), enter into an employment contract (each an “Agreement”) that will be effective on the Effective Date, that is consistent in all material respects with this term sheet (this “Compensation Term Sheet”).

Term: One (1) year term that automatically extends by 12 months unless either party provides at least 60 days written notice of non-renewal (the period the Agreement is in effect, the “Term”).

Position:	Title. Each Executive will have the title and position specified on Annex A and will have the duties and responsibilities customarily associated with such position in a company the size and nature of the Company

Compensation:	Base Salary. Each Executive’s Base Salary is set forth on Annex A.

Annual Bonus. Each Executive’s Target Bonus is set forth on Annex A. Each Executive will earn an annual bonus based on the achievement of performance goals set in good faith by the Company’s Compensation Committee after consultation with the Company’s Chief Executive Officer.

LTI. See Part 2, below. Employees, including the Executives, will continue to participate in the KEIP until the end of the calendar quarter during which the Effective Date occurs. The KERP and incentive-based KERP programs that apply to non-Executives will continue until June 30, 2019.

Termination:	General. Each Executive’s employment will terminate (i) automatically upon Executive’s death, (ii) due to Executive’s total and permanent disability, (iii) upon written notice by the Company with or without Cause or (iv) upon written notice by Executive with or without Good Reason.

Severance. Upon a termination of Executive’s employment (i) by the Company without Cause, (ii) by Executive for Good Reason or (iii) after the expiration of the Term due to a notice of non-renewal by the Company (as “Qualifying Termination), each Executive will receive: (A) a cash lump sum severance payment equal to the product of (x) the severance multiple specified for Executive on Annex A and (y) the sum of Executive’s Base Salary and Target Bonus, (B) a pro rata actual annual bonus for the year of termination and (C) reimbursement of COBRA premiums for the number of years equal to Executive’s severance multiple.

Release. Executive will be required to execute and not revoke a customary release of claims that will be attached to the Agreement.

[1]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement.

Restrictive Covenants:	General. The Agreement will include customary confidentiality, trade secret, Company property, 2 year employee non-solicit/non-hire, 1 year non-compete (in the jurisdictions in which the Company operates) and 2 year non-disparagement covenants.

Dispute Resolution Provisions:	Governing Law. Texas Choice of Forum. Houston metropolitan area.

Dispute Resolution. Arbitration

Attorney’s Fees. Each party bears its own legal costs and related expenses in all events. Arbitration costs will be shared equally between the parties, subject to reimbursement of Executive’s costs and expenses if Executive prevails on a material issue.

Definitions	Cause means: (i) the refusal to perform Executive’s material job duties that continues after written notice from the Company; (ii) material violation of a material policy of the Company that causes, or is reasonably likely to cause, material harm to the business or reputation of the Company that is not cured within 15 days of written notice from the Company; (iii) willful misconduct in the course of Executive’s duties that causes, or is reasonably likely to cause, material harm to the business or reputation of the Company; (iv) Executive’s conviction of a felony; or (v) the material breach of the restrictive covenants that is not cured within 15 days of written notice from the Company.

Good Reason means: (i) a material diminution in Executive’s titles, duties or authorities; (ii)    a material diminution in Executive’s Base Salary or Target Bonus opportunity; (iii) the Company’s material violation of the Agreement; or (iv) a relocation of Executive’s primary office location by more than 50 miles if such relocation materially increases Executive’s commute. Good Reason will exist only if Executive provides written notice within 45 days of becoming aware of the applicable event, the Company fails to cure within 15 days of such notice and Executive terminates employment within 15 days of the end of the cure period.

Change in Control: existing definition to be modified to exclude any acquisitions, including more than 50%, of outstanding Common Stock of Holdco by Varde, Whitebox, Highbridge, Brigade, or their respective affiliates (the “Excluded Buyers”) so long as Excluded Buyers agree to provide management employees with customary security holder rights.

Final Documentation:	The final documentation related to the Agreements shall contain restrictions consistent with the terms hereof and with applicable law, and shall not include other restrictions unless mutually agreed by the parties in good faith.

Part 2: Management Incentive Plan

Overview:	General. The Company or the Company’s ultimate parent company (such entity is referred to as “Holdco”) will adopt a Management Incentive Plan (the “MIP”) on the terms and conditions set forth herein on the Effective Date.

Incentive Equity Pool. Holdco will reserve exclusively for management employees (such reserve, the “MIP Pool”) a pool of shares of Common Stock of Holdco (“Common Stock”) representing no less than 9% of Holdco’s Common Stock, determined on a fully diluted and fully distributed basis as of the Effective Date (i.e., assuming conversion of all outstanding convertible securities and full distribution of the MIP Pool).[2]

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Assumes all common stock capital structure. The percentage of common stock allocated to the MIP Pool does not take into account, and will not be adjusted, for any potential dilution from the warrants to be issued under the chapter 11 plan.

Emergence Grants. 50% of the MIP Pool will be granted on the Effective Date in accordance with this Term Sheet and the allocations indicated in Annex A (“Emergence Grants” and, along with any other grant made under the MIP, an “Award”). No less than 40% of the Emergence Grants will be issued in the form of restricted stock units (“RSUs”) and no more than 60% of the Emergence Grants will be issued in the form of 10-year nonqualified stock options (“NQSOs”). The exercise price of NQSOs will be determined based on the equity value of the Company under the Plan.

Future Grants. The Remaining MIP Pool (as defined below) will be granted at the discretion of the Reorganized Board. For this purpose, the Remaining MIP Pool means the portion of the MIP Pool that has not been previously granted and all shares of Common Stock subject to Emergence Grants or subsequent grants that have been forfeited before vesting or exercise.

Vesting:	Normal Vesting. Subject to an Executive’s continued employment, the Emergence Grants will vest ratably on each of the first three (3) anniversaries of the Effective Date.

Accelerated Vesting Upon Termination: If an Executive is terminated without Cause or terminates for Good Reason or due to death or disability (any such termination, a “Qualifying Termination”), the next tranche of Executive’s unvested Awards will accelerate and vest on the date of termination. NQSOs will remain exercisable until the later of 5 years following the Effective Date and 2 years following such Qualifying Termination.

Accelerated Vesting Upon Change in Control. Upon a Change in Control, 100% of an Executive’s unvested Awards will accelerate and vest.

Taxes:	At the option of the Executive, the Company will withhold the amount of shares necessary to cover all taxes imposed on the Executive in connection with the vesting/settlement of RSUs and/or the exercise of NQSOs.

Restrictive Covenants:	Equity award agreements will contain restrictive covenants no more restrictive than those set forth in the Agreements.

Definitions:	Terms used in this Term Sheet that are defined in an Executive’s Agreement shall have the meaning set forth therein. Other terms shall have definitions that are reasonable and customary for similar management arrangements.

Final Documentation:	The final documentation related to the MIP shall contain restrictions consistent with the terms hereof and with applicable law, and shall not include other restrictions unless mutually agreed by the parties in good faith.

Annex A

Name & Title	Base Salary	Target Bonus Percentage	Severance Multiple	Percentage of Emergence Pool
Gary Rich, Chairman, President and Chief Executive Officer	$745,000	100%	2x sum of Base Salary and Target Bonus	49.809%

			3x sum of Base Salary and Target Bonus for 18 months following a change in control
Bryan R. Collins, President, Drilling Operations	$335,000	75%	1.5x sum of Base Salary and Target Bonus	11.638%

			2x sum of Base Salary and Target Bonus for 18 months following a change in control
Jon-Al Duplantier, President, Rental Tools and Well Services	$425,000	75%	1.5x sum of Base Salary and Target Bonus	14.763%

			2x sum of Base Salary and Target Bonus for 18 months following a change in control
Jennifer F. Simons, Vice President, General Counsel and Corporate Secretary	$300,000	75%	1.5x sum of Base Salary and Target Bonus	10.416%

			2x sum of Base Salary and Target Bonus for 18 months following a change in control
Michael W. Sumruld, Senior Vice President, Chief Financial Officer	$385,000	75%	1.5x sum of Base Salary and Target Bonus	13.374%

			2x sum of Base Salary and Target Bonus for 18 months following a change in control

EXHIBIT 6 TO EXHIBIT B

Discharge, Release, Injunction, and Exculpation Provisions

The Plan will provide for customary release, discharge, injunction, and exculpation provisions, substantially as set forth below:

Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Debtor Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Releases by the Debtors	Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(a)   the Debtors, the Debtors’ restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Plan, the Disclosure Statement or the Rights Offering Procedures;

(b)  any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, including the Rights Offering;

(c)   the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

(d) any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any claims related to any act or omission that is determined in a final order to have constituted actual fraud, (ii) the rights of any party under any employment agreement or plan, or (iii) any post- Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Releases by Holders of Claims and Interests of the Debtors	As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part:

(a)   the Debtors, the Debtors’ restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Plan, the Disclosure Statement or the Rights Offering Procedures;

(b)  any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan, including the Rights Offering;

(c)   the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

(d) any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any claims related to any act or omission that is determined in a final order to have constituted actual fraud or (ii) any post- Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Exculpation	Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Rights Offering, the Rights Offering Procedures, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan or the Rights Offering, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunctions	Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties or the Exculpated Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and

(v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

EXHIBIT B

New Warrant Term Sheet

WARRANT TERM SHEET

THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY PARTIES. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS TERM SHEET IS A SETTLEMENT PROPOSAL TO CERTAIN UNAFFILIATED HOLDERS OF THE COMPANY PARTIES’ UNSECURED NOTES, EXISTING PREFERRED STOCK AND EXISTING COMMON STOCK IN FURTHERANCE OF SETTLEMENT DISCUSSIONS. ACCORDINGLY, THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

Issuer	Reorganized Parker, the issuer of the New Common Stock

Warrants	The New Warrants to be issued by Reorganized Parker on the Effective Date will entitle the Holders thereof to receive, upon the exercise of all the New Warrants, shares of New Common Stock equal to (after giving effect to the full exercise of the New Warrants) 13.5% in the aggregate (5.4% Pro Rata to the Holders of the Existing Preferred Stock and 8.1% Pro Rata to the Holders of the Existing Common Stock) of the New Common Stock issued and outstanding on the Effective Date, subject to dilution on account of any issuances of New Common Stock on or following the Effective Date (other than pursuant to the Restructuring Transactions).

No fractional New Warrants will be issued and rounding of New Warrants will be pursuant to the procedures set forth in the Definitive Documents.

Exercise Price	Each New Warrant will give the Holder thereof the right to purchase one New Warrant share (a “New Warrant Share”), for cash at an exercise price set at the par value of the equitized Unsecured Notes plus accrued and unpaid interest in respect thereof through the Petition Date.[1] Such exercise price is referred to herein as the “Exercise Price”, and is subject to adjustment from time to time as provided under “Adjustments” below.

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The Exercise Price shall reflect a gross up equal to the sum of the equitized Unsecured Notes plus accrued and unpaid interest through the Petition Date divided by the percentage of the equity issued at emergence to the equitized Unsecured Notes including dilution from the Management Incentive Plan.

Expiration Date	The New Warrants will expire on the date that is five and one half (5 1⁄2) years after the Effective Date (the “Expiration Date”). For the avoidance of doubt, New Warrants that have not been exercised on or prior to the Expiration Date shall automatically expire and terminate, with no further action by any party, including the Holder, the warrant agent or Reorganized Parker.

Exercisability	The New Warrants may be exercised at the option of the Holder, in whole or in part in cash at any time by wire transfer of immediately available funds to Reorganized Parker, in an amount equal to the aggregate Exercise Price for such New Warrant Shares.

Conditions to Exercise	Delivery of an exercise form to the warrant agent, compliance with the procedures of The Depositary Trust Company (“DTC”) that apply to the exercise of the New Warrants and payment in cash of the aggregate Exercise Price.

Redemption	The New Warrants will not be subject to redemption by Reorganized Parker or any other person.

Adjustments	The New Warrants will provide for proportional anti-dilution adjustments that will appropriately adjust the Exercise Price and number of New Warrant Shares purchasable upon exercise of the New Warrants in the event of any stock split, reverse stock split or stock dividend, reclassification or combination or subdivision in respect of New Common Stock, or for any spin-off transactions.

If there is a sale of assets that does not constitute a Sale of Reorganized Parker (as defined below) and Reorganized Parker declares and pays a special dividend in cash to the Holders of New Common Stock from the proceeds of such sale of assets, the Exercise Price of the New Warrants shall be proportionately reduced.

Except as provided for above, the New Warrants shall not be entitled to economic anti-dilution provisions.

Securities Registration	The New Warrants and the shares of New Common Stock issuable upon exercise of the New Warrants (collectively, the “New Warrant Shares”) will be exempt from registration under the Securities Act of 1933, as amended, pursuant to section 1145 of the Bankruptcy Code in the case of the Chapter 11 Cases.

The New Warrant Shares shall be entitled to piggyback registration rights to the extent other Holders of New Equity Securities are so entitled.

Transfers	Subject to applicable securities laws, all New Warrants and New Warrant Shares will be freely transferable, and will not be subject to any restrictions on transfer that are not also applicable to the shares of New Common Stock issued in connection with the Restructuring Transactions.

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Sales of Reorganized Parker	Sale for All Cash: If a Sale of Reorganized Parker (as defined below) is consummated prior to the Expiration Date in which all of the consideration paid to non-employee stockholders consists of cash or property other than securities (“Cash Consideration” and such a transaction, a “Cash Sale of Reorganized Parker”), then the New Warrants shall be cancelled at the consummation of such Cash Sale of Reorganized Parker and Holders of the New Warrants shall receive the positive difference between the Cash Consideration per share of New Common Stock and the Exercise Price of each New Warrant, if any; provided, that if a Cash Sale of Reorganized Parker is consummated prior to the 18-month anniversary of the Effective Date, then Holders of the New Warrants shall also receive their pro rata share of the Warrant Value of the New Warrants as of the date of the Cash Sale of Reorganized Parker. For purposes of a Cash Sale of Reorganized Parker, “Warrant Value” means the value calculated using the Black-Scholes method for valuing options and the following assumptions: (1) volatility shall be 35%, (2) the risk free rate shall be the then current effective U.S. Federal government interest rate for a bond or note with a remaining time to maturity equal to the time remaining to the original Expiration Date, (3) the term of the New Warrants shall be the amount of time remaining until the Expiration Date of the New Warrants as of such date and (4) the underlying security price for purposes of the Black-Scholes calculation shall be the value of the consideration received in respect of each outstanding share of New Common Stock; provided that the aggregate Warrant Value for all Holders of New Warrants shall not exceed $15 million.

Sale for All Securities. If a Sale of Reorganized Parker is consummated prior to the Expiration Date in which all of the consideration paid to non-employee stockholders consists of securities (a “Securities Sale of Reorganized Parker”), then in lieu of each share of New Common Stock for which a New Warrant is exercisable at the time of such sale transaction, such New Warrant shall automatically become exercisable for the kind and amount of securities a Holder of such New Warrant would have owned immediately after such Securities Sale of Reorganized Parker if such Holder had exercised such New Warrant in respect of such share of New Common Stock immediately before the consummation of the Securities Sale of Reorganized Parker (and subject to the following proviso the terms of such New Warrant shall otherwise remain substantially unchanged); provided, that if such Securities Sale of Reorganized Parker is consummated prior to the 18-month anniversary of the Effective Date, Holders of the New Warrants shall no longer be entitled to the fair market value of the value of the New Warrants (using the Black-Scholes model or otherwise) in connection with any subsequent Cash Sale of Reorganized Parker even if the Securities Sale of Reorganized Parker (or its successor) is consummated prior to the 18-month anniversary of the Effective Date. For the avoidance of doubt, Holders of the New Warrants are not entitled to the fair market value of the value of the New Warrants (using the Black-Scholes model or otherwise) in connection with any Securities Sale of Reorganized Parker.

Sale for Part Cash and Part Securities. If a Sale of Reorganized Parker is consummated prior to the Expiration Date in which all of the consideration paid to non-employee stockholders consists in part of cash or property other than securities and in part of securities (a “Cash/Securities Sale of Reorganized Parker”), then:

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(1)   in lieu of each share of New Common Stock for which a New Warrant is exercisable at the time of such sale transaction, such New Warrant shall automatically become exercisable for the kind and amount of securities a Holder of such New Warrant would have owned immediately after such Securities Sale of Reorganized Parker if such Holder had exercised such New Warrant in respect of such share of New Common Stock immediately before the consummation of the Securities Sale of Reorganized Parker (and subject to the following proviso the terms of such New Warrant shall otherwise remain substantially unchanged); and

(2)   the Exercise Price of such New Warrant shall be reduced by the cash portion of the consideration in respect of the Cash/Securities Sale of Reorganized Parker;

provided, that if such Cash/Securities Sale of Reorganized Parker is consummated prior to the 18-month anniversary of the Effective Date, Holders of the New Warrants shall no longer be entitled to the fair market value of the value of the New Warrants (using the Black-Scholes model or otherwise) in connection with any subsequent Cash Sale of Reorganized Parker (or its successor) even if the Cash/Securities Sale of Reorganized Parker is consummated prior to the 18-month anniversary of the Effective Date.

For the avoidance of doubt, (x) Holders of the New Warrants are not entitled to the fair market value of the value of the New Warrants (using the Black-Scholes model or otherwise) in connection with any Cash/Securities Sale of Reorganized Parker and (y) no cash or property other than securities as described above under clause (1) shall be payable to the Holders of the New Warrants in connection with a Cash/Securities Sale of Reorganized Parker; in the event of a Cash/Securities Sale of Reorganized Parker that includes an election for cash or property other than securities or securities, the New Warrants shall automatically become exercisable for the pro rata amount per share of New Common Stock (determined on the basis of all outstanding shares of New Common Stock) actually issued (and the terms of such New Warrant shall otherwise remain substantially unchanged).

For all purposes of this Warrant Term Sheet, “Sale of Reorganized Parker” means any consolidation, merger, sale of all or substantially all assets of Reorganized Parker, or any successor, and its subsidiaries (taken as a whole) or similar transaction in which the holders of New Common Stock are entitled to receive (either directly or upon subsequent liquidation) cash, securities or other property with respect to or in exchange for shares of New Common Stock; provided, that any redomestication or similar transaction where the holders of New Common Stock prior to such transaction are the holders of the equity of the surviving entity after such transaction shall not be a “Sale of Reorganized Parker”. For the avoidance of doubt, a “Sale of Reorganized Parker” shall not be deemed to have occurred if any one of Brigade, Highbridge, Whitebox or the Värde Parties becomes the beneficial owner of more than 50% of the New Common Stock.

4

For purposes of clarification, the Holders of New Warrants may exercise the New Warrants at any time prior to any Sale of Reorganized Parker.

No Voting / Consent / Participation Rights	A Holder shall have no voting or consent rights other than as set forth in the section titled “Amendments” below. None of the Holders shall have any right to participate in (or to have the Exercise Price of, or number of New Warrant Shares purchasable under, New Warrants adjusted as the result of) any dividend or distribution of cash, property or securities on shares of New Common Stock (other than a stock dividend of any other New Equity Security) or rights as stockholders of Reorganize Parker on account of the New Warrants.

Amendments	The terms and conditions of the New Warrants may be amended by Reorganized Parker with the affirmative vote or written consent of the Holders of a majority of the outstanding New Warrants.

Non-Circumvention	The New Warrants shall not contain any provision related to non-circumvention by Reorganized Parker.

Administration	The New Warrants will be issued in book-entry form through DTC and administered by a warrant agent acceptable to the Company and the Required Consenting Stakeholders.

Notice / Information Rights	Reorganized Parker shall provide the Holders with notice (to the extent not filed on the SEC’s EDGAR) of (i) any event that would result in an adjustment to the Exercise Price and/or the number of New Warrant Shares issuable upon exercise of a New Warrant, (ii) a Sale of Reorganized Parker and (iii) the voluntary or involuntary dissolution, liquidation or winding up of Reorganized Parker.

Governing Law and Jurisdiction	New York.

5

EXHIBIT C

Backstop Commitment Agreement

EXECUTION VERSION

BACKSTOP COMMITMENT AGREEMENT

AMONG

PARKER DRILLING COMPANY

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of December 12, 2018

i

TABLE OF CONTENTS

		Page

Section 10.9	Specific Performance	59

Section 10.10	Damages	59

Section 10.11	No Reliance	59

Section 10.12	Confidentiality and Publicity	60

Section 10.13	Settlement Discussions	61

Section 10.14	No Recourse	61

Section 10.15	Enforceability of Agreement	61

Section 10.16	Relationship Among Parties	62

SCHEDULES AND EXHIBITS

Schedule 1	Backstop Commitment Percentage – Put Option Cash Premium & Put Option Equity Premium

Schedule 2A	Backstop Commitment Percentage – No Existing Common Stock Rejection

Schedule 2B	Backstop Commitment Percentage – Existing Common Stock Rejection

Schedule 3	Notice Addresses for Commitment Parties

Schedule 4	Fully Diluted Capital Stock of Reorganized Parker

Schedule 5	Milestones

Exhibit A	Joinder Agreement

Exhibit B	Transfer Agreement

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of December 12, 2018, is made by and among Parker Drilling Company, a Delaware corporation (as a debtor in possession or a reorganized debtor, as applicable, the “Company”), and the parties set forth on the signature pages hereto (each referred to herein, individually, as a “Commitment Party” and, collectively, as the “Commitment Parties”), on the other hand. The Company and each Commitment Party signatory hereto is referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Unless otherwise specified herein, all capitalized terms used and not defined herein shall have the meanings ascribed to them in that certain Restructuring Support Agreement, dated as of December 12, 2018, by and among the Company, each of the other Company Parties (as defined in the RSA) party thereto, and the Consenting Stakeholders (as defined in the RSA) party thereto (such agreement, together with all exhibits, term sheets, schedules and annexes thereto, as amended, restated or otherwise modified pursuant to the terms thereof, the “RSA”).

RECITALS

WHEREAS, the Debtors and the Commitment Parties have entered into the RSA (simultaneously with the execution of this Agreement), which provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a “prearranged” plan of reorganization to be filed in the Chapter 11 Cases, implementing the terms and conditions of the Restructuring Transactions, including the terms and conditions set forth in the Restructuring Term Sheet attached as Exhibit A to the RSA;

WHEREAS, the Debtors plan to file with the Bankruptcy Court, in accordance with the terms of the RSA, motions seeking entry of (x) the Disclosure Statement Order and (y) the Confirmation Order;

WHEREAS, pursuant to the Plan and this Agreement, and in accordance with the Rights Offering Procedures, the Company will issue the Subscription Rights (as defined below) and conduct a rights offering in which, among other things, the Company will offer to holders of Unsecured Notes, holders of Existing Common Stock, holders of Existing Preferred Stock and the Commitment Parties (on account of their status as holders of Unsecured Notes, Existing Common Stock and Existing Preferred Stock, as applicable) the right to participate (based on such holders’ Subscription Rights) in a rights offering to purchase New Common Stock to be issued by Reorganized Parker for an aggregate of $95,000,000 of cash for 41.9241% of post-Closing New Common Stock (subject to dilution by New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants) (the “Rights Offering”), as set forth on Schedule 4; provided, however, that, if and to the extent that the Existing Common Stock Rejection occurs, then the Company shall not accept the subscriptions in respect of the Subscription Rights of the holders of Existing Common Stock from any holders of Existing Common Stock on account of such holders’ Existing Common Stock and instead all such shares shall be treated as Unsubscribed Shares; and

WHEREAS, subject to the terms and conditions contained in this Agreement, each Commitment Party has agreed that it shall purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Unsubscribed Shares, if any.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings set forth below:

“Advance Payment Surplus” has the meaning set forth in Section 3.3(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Affiliated Funds of such Person); provided, however, that for purposes of this Agreement, no Commitment Party shall be deemed an Affiliate of the Company or any of its Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Fund” has the meaning set forth in Section 2.6(b).

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Akin Advance Payment” has the meaning set forth in Section 3.3(a).

“Alternative Restructuring Proposal” has the meaning ascribed to such term in the RSA.

“Antitrust Authorities ” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct.

“Applicable Consent” has the meaning set forth in Section 4.3.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016 and December 31, 2017, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries, including the notes thereto, for the twelve (12) month periods ending December 31, 2016 and December 31, 2017, respectively.

“Available Shares” means the Unsubscribed Shares that any Commitment Party fails to purchase as a result of a Commitment Party Default by such Commitment Party.

“Backstop Commitment” has the meaning set forth in Section 2.2.

“Backstop Commitment Percentage” means, with respect to any Commitment Party, the percentage set forth opposite such Commitment Party’s name as follows (as such Schedule 1, Schedule 2A, or Schedule 2B, may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement):

(i) with respect to the Put Option Cash Premium and the Put Option Equity Premium, as set forth on Schedule 1;

(ii) in the event that no Existing Common Stock Rejection occurs, with respect to all Unsubscribed Shares, as set forth on Schedule 2A; and

(iii) in the event that an Existing Common Stock Rejection occurs, (x) with respect to the portion of Unsubscribed Shares resulting from the occurrence of an Existing Common Stock Rejection, as set forth on Schedule 2B(i), (y) with respect to the portion of Unsubscribed Shares resulting from any failure of holders of Existing Preferred Stock to exercise their Existing Preferred Holder Subscription Rights, as set forth on Schedule 2B(ii), and (z) with respect to the portion of Unsubscribed Shares resulting from any failure of holders of Unsecured Notes to exercise their Existing Noteholder Subscription Rights, as set forth on Schedule 2B(iii).

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules and general orders of the Bankruptcy Court, as in effect on the Petition Date, if applicable, together with all amendments and modifications thereto subsequently made applicable to the Chapter 11 Cases.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and any successor statute.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986.

“Commitment Party” has the meaning set forth in the introductory paragraph hereto and each permitted transferee of any Backstop Commitment pursuant to Section 2.6.

“Commitment Party Default” means the failure by any Commitment Party to (a) deliver and pay the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of any Unsubscribed Shares by the Subscription Escrow Funding Date in accordance with Section 2.4(b) or (b) exercise its Subscription Rights pursuant to and in accordance with (i) the Plan and (ii) Section 2.1(b).

“Commitment Party Replacement” has the meaning set forth in Section 2.3(a).

“Commitment Party Replacement Period” has the meaning set forth in Section 2.3(a).

“Company” has the meaning set forth in the introductory paragraph hereto.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to the Commitment Parties on the date of this Agreement.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company.

“Contract” means any legally binding agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other enforceable arrangement or obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Defaulting Commitment Party” means, at any time, any Commitment Party that caused a Commitment Party Default that is continuing at such time.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of comprehensive Sanctions (which, as of the date of this Agreement, includes only Crimea, Cuba, Iran, Syria, and North Korea).

“DIP Facility” has the meaning ascribed to such term in the RSA.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 or 403 of the Code or Section 302 or 303 or Title IV of ERISA, any ERISA Affiliate.

“Environmental Law” means any applicable international, regional, Federal, state, foreign or local law, treaties, directives, protocols, codes, standards, rules, regulations and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any Order, to the extent binding on the Company or any of its Subsidiaries, relating to the environment (including ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, coastal water, ocean waters and international waters), and/or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; Regulation (EC) No 1907/2006 of the European Parliament and of the Council of 18 December 2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 or 430 of the Code or Section 302 or 303 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of an Employee Benefit Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Existing Common Stock Rejection” means the voting Class of holders of Existing Common Stock fails to accept the Plan in accordance with section 1126 of the Bankruptcy Code.

“Exit Facility” has the meaning ascribed to such term in the RSA.

“Expense Reimbursement” has the meaning set forth in Section 3.3.

“Filing Party” has the meaning set forth in Section 6.9(b).

“Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order.

“Foreign Benefit Plan” has the meaning set forth in Section 4.13(d).

“Foreign Government Scheme or Arrangement” has the meaning set forth in Section 4.13(d).

“Funding Notice” has the meaning set forth in Section 2.4(a).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof); excluding, however, any Person engaged in the oil and gas extraction or services business that is owned in whole or in part by any such U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Hazardous Materials” means: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity under Environmental Laws due to its dangerous or deleterious properties.

“Houlihan” has the meaning set forth in Section 3.3.

“Houlihan Advance Payment” has the meaning set forth in Section 3.3(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Indemnified Claim” has the meaning set forth in Section 8.2.

“Indemnified Person” has the meaning set forth in Section 8.1.

“Indemnifying Party” has the meaning set forth in Section 8.1.

“Intellectual Property” means all U.S. or foreign intellectual or industrial property or proprietary rights, including any: (a) trademarks, service marks, trade dress, domain names, social media identifiers, corporate and trade names, logos and all other indicia of source or origin, together with all associated goodwill, (b) patents, inventions, invention disclosures, technology, know-how, processes and methods, (c) copyrights and copyrighted works, (including software, applications, source and object code, databases and compilations, online, advertising and promotional materials, mobile and social media content and documentation), (d) trade secrets and confidential or proprietary information or content, and (e) all registrations, applications, renewals, re-issues, continuations, continuations-in-part, divisions, extensions, re- examinations and foreign counterparts of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Joint Filing Party” has the meaning set forth in Section 6.9(c).

“Knowledge of the Company” means the actual knowledge, after a reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer and chief compliance officer.

“Legal Proceedings” means any legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” means any Event which individually, or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (or Reorganized Parker and its Subsidiaries), taken as a whole, or (b) the ability of the Company and its Subsidiaries (or Reorganized Parker and its Subsidiaries), taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Definitive Documents, including the Rights Offering, in each case, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Company and its Subsidiaries operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of this Agreement or the other Definitive Documents or the transactions contemplated hereby or thereby (including any act or omission of the Company and its Subsidiaries expressly required or prohibited, as applicable, by this Agreement or consented to or required by the Requisite Commitment Parties in writing); (iv) the filing or pendency of the Chapter 11 Cases; (v) changes in the market price or trading volume of the claims or equity or debt securities of the Company and its Subsidiaries (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vi) the departure of officers or directors of any of the Company or its Subsidiaries (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vii) declarations of national emergencies in the United States or natural disasters in the United States; (viii) any matters expressly disclosed in the Disclosure Statement or the Company Disclosure Schedule as delivered on the date hereof; or (ix) the occurrence of a Commitment Party Default; provided, however, that the exceptions set forth in clauses (i) and (ii) shall not apply to the extent that such Event is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

“Material Contracts” means all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which the Company or any of its Subsidiaries is a party.

“Milestones” means those certain milestones set forth in Schedule 5 attached hereto.

“Money Laundering Laws” has the meaning set forth in Section 4.22.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“New Common Stock” means the common stock of Reorganized Parker.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Party” has the meaning set forth in the introductory paragraph hereto.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five years.

“Permitted Liens ” means (a) Liens for Taxes that (i) are not due and payable, (ii) are being contested in good faith by appropriate proceedings or for which adequate reserves have been made with respect thereto or (iii) the nonpayment of which is permitted by the Bankruptcy Code; (b) landlord’s, operator’s, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens for labor, materials or supplies or other like Liens arising by operation of law in the ordinary course of business provided with respect to any Property incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that are not more than sixty (60) days delinquent and that do not materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of the Company and its Subsidiaries (taken as a whole), or, if for amounts that do materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of the Company and its Subsidiaries (taken as a whole), if such Lien is being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Real Property; (d) easements, covenants, conditions, minor encroachments, restrictions on transfer and other similar matters affecting title to any Real Property (including any title retention agreement) and other title defects and encumbrances that do not or would not materially impair the ownership, use or occupancy of such Real Property or the operation of the business of the Company and its Subsidiaries; (e) Liens granted under any Contracts, to the extent the same are ordinary and customary in the business of the Company and its Subsidiaries and do not or would not materially impair the ownership, use or occupancy of any Real Property or the operation of the Company and its Subsidiaries’ business and which are for claims not more than sixty (60) days delinquent or, if such claim does materially impair such ownership, use, occupancy or operation and are for obligations that are more than sixty (60) days delinquent, are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (f) from and after the occurrence of the Effective Date, Liens granted in connection with the DIP Facility and the Exit Facility; (g) mortgages on a lessor’s interest in a lease or sublease; provided, that no foreclosure proceedings have been duly filed (unless, in such case, such mortgage has been subordinated to the applicable lease); (h) Liens that, pursuant to the Plan and the Confirmation Order, will be discharged and released on the Effective Date; and (i) any Liens set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Per Share Purchase Price” means a price per share of New Common Stock to result in the Rights Offering realizing aggregate proceeds of $95,000,000, calculated as set forth in the Rights Offering Procedures.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Post-Closing Expenses” has the meaning set forth in Section 3.3(b).

“Pre-Closing Period” has the meaning set forth in Section 6.2.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, the Existing Equity Interests.

“Put Election” has the meaning set forth in Section 2.2.

“Put Option” has the meaning set forth in Section 2.2.

“Put Option Cash Premium” has the meaning set forth in Section 3.1.

“Put Option Equity Premium” has the meaning set forth in Section 3.2(b).

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any of the Debtors, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Reasonable Approvals” has the meaning set forth in Section 4.3.

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Related Purchaser” has the meaning set forth in Section 2.6(a).

“Replacing Commitment Parties” has the meaning set forth in Section 2.3(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Requirement of Law” means as to any Person, any Law applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Commitment Parties” means the Required Consenting Stakeholders (as defined in the RSA).

“Rights Offering” has the meaning set forth in the recitals hereto.

“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription form must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the applicable Per Share Purchase Price.

“Rights Offering Participants” means those Persons who duly subscribe for Rights Offering Shares in accordance with the Rights Offering Procedures.

“Rights Offering Shares” means, collectively, the shares of New Common Stock issued in the Rights Offering.

“Rights Offering Subscription Agent” means a subscription agent appointed by the Company and satisfactory to the Requisite Commitment Parties.

“RSA” has the meaning set forth in the introductory paragraph hereto.

“Sanctions” means any sanctions administered or enforced by the United States government (including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury or other applicable jurisdictions.

“Significant Subsidiaries” has the meaning set forth in Section 4.1.

“Subscription Escrow Account” has the meaning set forth in Section 2.4(a).

“Subscription Escrow Agreement” has the meaning set forth in Section 2.4(b).

“Subscription Escrow Funding Date” has the meaning set forth in Section 2.4(b).

“Subscription Rights” means, collectively, (i) the rights of holders of Unsecured Notes to purchase up to approximately 63.1579% of the New Common Stock offered in the Rights Offering (on a pro rata basis based on such holder’s percentage holdings of Unsecured Notes), (ii) the rights of holders of Existing Common Stock to purchase up to approximately 22.1053% of the New Common Stock offered in the Rights Offering (on a pro rata basis based on such holder’s percentage holdings of Existing Common Stock), and (iii) the rights of holders of Existing Preferred Stock to purchase up to approximately 14.7368% of the New Common Stock offered in the Rights Offering (on a pro rata basis based on such holder’s percentage holdings of Existing Preferred Stock); provided, however, that, if and to the extent that the Existing Common Stock Rejection occurs, then the Company shall not accept the subscriptions in respect of the Subscription Rights of the holders of Existing Common Stock from any holders of Existing Common Stock on account of such holders’ Existing Common Stock and instead all such shares shall be treated as Unsubscribed Shares.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body or (c) has the power to direct the business and policies.

“Taxes” means all taxes, assessments, duties, or levies or other similar mandatory charges paid to a Governmental Entity, including all federal, state, local, non-U.S. and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Ultimate Purchaser” has the meaning set forth in Section 2.6(b).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unsubscribed Shares” means the Rights Offering Shares that have not been duly purchased by the Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan (including, for the avoidance of doubt, any Rights Offering Shares that have not been duly purchased by the holders of Existing Common Stock due to the Existing Common Stock Rejection having occurred).

“willful or intentional breach” has the meaning set forth in Section 9.2(a).

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(d) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(f) the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(g) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(h) references to “day” or “days” are to calendar days;

(i) references to “the date hereof” means the date of this Agreement;

(j) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect on the date of this Agreement; and

(k) references to “dollars” or “$” are to United States of America dollars.

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1 The Rights Offering; Subscription Rights. On and subject to the terms and conditions hereof, including entry of the Disclosure Statement Order by the Bankruptcy Court, (a) the Company, on behalf of Reorganized Parker, shall conduct the Rights Offering pursuant to and in accordance with this Agreement, the Rights Offering Procedures, and the Plan and (b) each Commitment Party shall, and shall cause each of its Affiliates (as applicable) to, exercise the Subscription Rights issued to and held by such Commitment Party or its Affiliates (as applicable), pursuant to and in accordance with this Agreement, the Rights Offering Procedures and the Plan; provided, however, that, if and to the extent that the Existing Common Stock Rejection occurs, then the Company shall not accept the subscriptions in respect of the Subscription Rights of the holders of Existing Common Stock from any holders of Existing Common Stock on account of such holders’ Existing Common Stock and instead all such shares shall be treated as Unsubscribed Shares. If requested by the Requisite Commitment Parties from time to time prior to the Rights Offering Expiration Time (and any extensions thereto), the Company shall use commercially reasonable efforts to notify, or cause the Rights Offering Subscription Agent to notify, within two (2) Business Days of receipt of such request by the Company, the Commitment Parties of the aggregate number of Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Rights Offering as of the most recent practicable time before such request. The Rights Offering Shares and the shares of New Common Stock in respect of the Put Option Equity Premium will be made in reliance on the exemption from registration pursuant to Section 1145 of the Bankruptcy Code. The Unsubscribed Shares will be issued pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

Section 2.2 The Backstop Commitment. On and subject to the terms and conditions hereof, each Commitment Party hereby grants to the Company an option (collectively, the “Put Option”) to require such Commitment Party to purchase Unsubscribed Shares on the Closing Date subject to the terms and conditions of this Agreement. Upon the exercise of the Put Option, each Commitment Party agrees, severally and not jointly, to purchase, and the Company agrees to sell to such Commitment Party, on the Closing Date, the number of Unsubscribed Shares equal to (a) such Commitment Party’s Backstop Commitment Percentage multiplied by (b) the aggregate number of Unsubscribed Shares (provided, that, for the avoidance of doubt, such applicable portion of Unsubscribed Shares shall be multiplied by the applicable Backstop Commitment Percentage for such Commitment Party set forth on Schedule 2A or Schedule 2B, as applicable), rounded among the Commitment Parties solely to avoid fractional shares as the Commitment Parties may determine in their sole discretion (provided, that in no event shall such rounding reduce the aggregate commitment of the Commitment Parties). The obligations of the Commitment Parties to purchase Unsubscribed Shares as described in this Section 2.2 shall be referred to as the “Backstop Commitment”. The Company may exercise the Put Option by delivery to each Commitment Party of a written put election notice (the “Put Election”); provided, however, that the Put Option shall automatically and irrevocably be deemed to have been exercised by the Company, without the need for delivery of a written notice or the taking of any further action by the Company or any other Person. The purchase price payable by each Commitment Party in respect of each Unsubscribed Share that such Commitment Party is obligated to purchase under its Backstop Commitment shall be the Per Share Purchase Price.

Section 2.3 Commitment Party Default.

(a) Upon the occurrence of a Commitment Party Default, the Commitment Parties (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all Commitment Parties of such Commitment Party Default, which notice shall be given promptly following the occurrence of such Commitment Party Default and to all Commitment Parties substantially concurrently (such five (5) Business Day period, the “Commitment Party Replacement Period”), to make arrangements for one or more of the Commitment Parties (other than the Defaulting Commitment Party) to purchase all or any portion of the Available Shares (such purchase, a “Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts based upon the applicable Backstop Commitment Percentage of any such Commitment Parties or as may otherwise be agreed upon by all of the Commitment Parties electing to purchase all or any portion of the Available Shares (such Commitment Parties, the “Replacing Commitment Parties”); provided, however, that, notwithstanding the foregoing, the Outside Date shall not be extended automatically as a result of the existence of a Commitment Party Replacement Period and the Commitment Party Replacement Period shall expire on or before the Outside Date.

(b) In the event that any Commitment Parties do not elect to purchase all Available Shares available for purchase pursuant to Section 2.3(a), the Company may, in its sole discretion, elect to utilize the Cover Transaction Period to consummate a Cover Transaction. As used herein, “Cover Transaction” means a circumstance in which the Company, in its sole discretion, arranges for the sale of all or any portion of the Available Shares to any other Person, on terms and conditions substantially similar to the Backstop Commitment and the other terms and conditions applicable to the Commitment Parties in their obligation to purchase Unsubscribed Shares pursuant to this Agreement, during the Cover Transaction Period, and “Cover Transaction Period” means the ten (10) Business Day period following expiration of the Commitment Party Replacement Period; provided, however, that, notwithstanding the foregoing, the Outside Date shall not be extended automatically as a result of the existence of a Cover Transaction Period and the Cover Transaction Period shall expire on or before the Outside Date. For the avoidance of doubt, the Company’s election to pursue a Cover Transaction, whether or not consummated, shall not relieve any Commitment Party of its obligation to fulfill its Backstop Commitment.

(c) Any such Available Shares purchased by a Replacing Commitment Party (and any commitment and applicable aggregate Per Share Purchase Price associated therewith) shall be included, among other things, in the determination of (x) the Unsubscribed Shares of such Replacing Commitment Party for all purposes hereunder, and (y) the Backstop Commitment Percentage of such Replacing Commitment Party for purposes of Section 2.3(d), Section 2.4(b), and Section 3.1.

(d) If a Commitment Party is a Defaulting Commitment Party, it shall not be entitled to, and shall be deemed to have irrevocably forfeited its rights to (i) purchase or otherwise receive any of the Unsubscribed Shares and (ii) receive, any of the Put Option Equity Premium hereunder, and the Replacing Commitment Parties shall instead be entitled to such Put Option Equity Premium ratably in proportion to their respective Commitment Party Replacement.

(e) If a Commitment Party becomes a Defaulting Commitment Party after the date of this Agreement, it shall be obligated to repay its ratable portion of the Put Option Cash Premium to the Replacing Commitment Parties ratably in proportion to their respective Commitment Party Replacement.

(f) No Commitment Party shall have any liability for the Backstop Commitment of any other Commitment Party or for the failure of any other Commitment Party to exercise its Subscription Rights. Nothing in this Agreement shall be deemed to require a Commitment Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed Shares.

(g) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.2 but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Commitment Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.9, in connection with any such Defaulting Commitment Party’s Commitment Party Default.

Section 2.4 Subscription Escrow Account Funding.

(a) Funding Notice. No later than the tenth (10th) Business Day following the Rights Offering Expiration Time, the Company shall cause the Rights Offering Subscription Agent to deliver to each Commitment Party in accordance with Section 10.1(b) a written notice (the “Funding Notice”) of (i) the number of Rights Offering Shares elected to be purchased by the Rights Offering Participants and the aggregate Per Share Purchase Price therefor; (ii) the aggregate number of Unsubscribed Shares, if any, and the aggregate Per Share Purchase Price therefor; (iii) the aggregate number of Unsubscribed Shares (based upon such Commitment Party’s Backstop Commitment Percentage) to be issued and sold by Reorganized Parker to such Commitment Party and the aggregate Per Share Purchase Price therefor; and (iv) the escrow account to which such Commitment Party shall deliver and pay the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of the Unsubscribed Shares (the “Subscription Escrow Account”). The Company shall direct the Rights Offering Subscription Agent to promptly provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Commitment Party may reasonably request.

(b) Subscription Escrow Account Funding. Notwithstanding any earlier obligation contained in the Rights Offering Procedures, on the second (2nd) Business Day before the Closing Date (such date, the “Subscription Escrow Funding Date”), each Commitment Party shall deliver and pay an amount equal to the sum of (i) the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of the Unsubscribed Shares, plus (ii) the aggregate Per Share Purchase Price for the Rights Offering Shares pursuant to such Commitment Party’s exercise of its Subscription Rights, by wire transfer in immediately available funds in U.S. dollars into the Subscription Escrow Account in satisfaction of such Commitment Party’s Backstop Commitment and its obligations to fully exercise its Subscription Rights. The Subscription Escrow Account shall be established with an escrow agent satisfactory to the Requisite Commitment Parties and the Company pursuant to an escrow agreement in form and substance reasonably acceptable to the Requisite Commitment Parties and the Company (the “Subscription Escrow Agreement”). If (x) this Agreement is terminated for any reason or (y) Closing has not occurred within four (4) Business Days after the Subscription Escrow Funding Date, the funds held in the Subscription Escrow Account shall be released, and each Commitment Party shall receive from the Subscription Escrow Account the cash amount actually funded to the Subscription Escrow Account by such Commitment Party, without any interest, as soon as practicable thereafter.

Section 2.5 Closing.

(a) Subject to Article VII unless otherwise mutually agreed in writing between the Company and the Requisite Commitment Parties, the closing of the Backstop Commitments (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, within three (3) Business Days of the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”, which, provided that all conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement, shall be the Effective Date.

(b) At the Closing, the funds held in the Subscription Escrow Account shall be released and utilized as set forth in, and in accordance with, the Plan and the Subscription Escrow Agreement.

(c) At the Closing, issuance of the Unsubscribed Shares and Available Shares, if any, will be made by Reorganized Parker to each Commitment Party (or to its designee in accordance with Section 2.6(a)) against payment of the aggregate Per Share Purchase Price for the Unsubscribed Shares purchased by such Commitment Party, in satisfaction of such Commitment Party’s Backstop Commitment, and against payment of the aggregate Per Share Purchase Price for the Available Shares purchased by such Commitment Party, if any. Unless a Commitment Party requests delivery of a physical stock certificate, Reorganized Parker shall use commercially reasonable efforts to cause the entry of any Unsubscribed Shares, Available Shares, Rights Offering Shares and shares of New Common Stock in respect of the Put Option Equity Premium to be delivered pursuant to this Section 2.5(c) into the account of a Commitment Party pursuant to Reorganized Parker’s book entry procedures and delivery to such Commitment Party of an account statement reflecting the book entry of such Unsubscribed Shares, Available Shares, Rights Offering Shares and shares of New Common Stock in respect of the Put Option Equity Premium shall be deemed delivery of such Unsubscribed Shares, Available Shares, Rights Offering Shares and shares of New Common Stock in respect of the Put Option Equity Premium for purposes of this Agreement, it being understood that such book entry procedures may be those of a transfer agent acting on behalf of Reorganized Parker in such capacity, such procedures and transfer agent being required to be reasonably satisfactory to the Requisite Commitment Parties. Notwithstanding anything to the contrary in this Agreement, all Unsubscribed Shares, Available Shares, Rights Offering Shares and shares of New Common Stock in respect of the Put Option Equity Premium will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by Reorganized Parker.

Section 2.6 Designation and Assignment Rights.

(a) Each Commitment Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of (w) the Unsubscribed Shares that it is obligated to purchase hereunder, (x) the Available Shares, if any, (y) the Rights Offering Shares pursuant to its exercise of the Subscription Rights, or (z) the shares of New Common Stock to be issued in respect of the Put Option Equity Premium, in each case, be issued in the name of, and delivered to, one or more of its Affiliates or Affiliated Funds (other than any portfolio company of such Commitment Party or its Affiliates) (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Commitment Party and each such Related Purchaser, (ii) specify the number of Unsubscribed Shares, Rights Offering Shares or shares of New Common Stock to be issued in respect of the Put Option Equity Premium to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations and warranties set forth in Section 5.7 through Section 5.11 as applied to such Related Purchaser; provided, however, that no such designation pursuant to this Section 2.6(a) shall relieve such Commitment Party from its obligations under this Agreement.

(b) Each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment only to (i) any investment fund the primary investment advisor to which is such Commitment Party, the same investment advisor or manager as such Commitment Party, or an Affiliate thereof (other than any portfolio company) (an “Affiliated Fund”) or (ii) one or more special purpose vehicles that are wholly-owned by one or more of such Commitment Party and its Affiliated Funds, created for the purpose of holding such Backstop Commitment or holding debt or equity of the Company and its Subsidiaries, and with respect to which such Commitment Party either (A) has provided an adequate equity support letter or a guarantee of such special purpose vehicle’s Backstop Commitment, in form and substance reasonably acceptable to the Company or (B) otherwise remains obligated to fund the Backstop Commitment to be transferred until the consummation of the Plan; provided, however, that such special purpose vehicle shall not be related to or Affiliated with any portfolio company of such Commitment Party or any of its Affiliates or Affiliated Funds (other than solely by virtue of its affiliation with such Commitment Party) and the equity of such special purpose vehicle shall not be directly or indirectly transferable other than to such Persons described in clauses (i) or (ii) of this Section 2.6(b), and in such manner as such Commitment Party’s Backstop Commitment is transferable pursuant to this Section 2.6(b) (each of the Persons referred to in clauses (i) and (ii), an “Ultimate Purchaser”), and that, in each case, (1) the Ultimate Purchaser provides a written agreement to the Company under which it (w) confirms the accuracy of the representations set forth in Article V as applied to such Ultimate Purchaser (x) agrees to purchase such portion of such Commitment Party’s Backstop Commitment, (y) agrees to be fully bound by, and subject to, this Agreement as a Commitment Party hereto pursuant to a joinder agreement in the form set forth on Exhibit A attached hereto, and (z) agrees to be bound by the RSA pursuant to a transfer agreement in the form set forth on Exhibit B attached hereto, and (2) the transferring Commitment Party and Ultimate Purchaser shall have duly executed and delivered to the Company written notice of such Transfer; provided, further, that no sale or Transfer pursuant to this Section 2.6(b) shall relieve such Commitment Party from its obligations under this Agreement. Other than as set forth in this Section 2.6(b), no Commitment Party shall be permitted to Transfer all or any portion of its Backstop Commitment without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that it would be unreasonable for the Company to withhold its consent to any such Transfer if (i) the transferee is another Commitment Party or an Affiliate of another Commitment Party (other than any portfolio company), or (ii) the transferee has the financial wherewithal to fulfill its obligations with respect to the Backstop Commitment to be transferred, as determined in the Company’s reasonable opinion after request by the Company to the transferee, and prompt delivery to the Company by the transferee, of proof of such financial wherewithal, and, in the case of clauses (i) and (ii), such transferee provides a written agreement to the Company under which it (w) confirms the accuracy of the representations set forth in Article V as applied to such transferee, (x) agrees to purchase such portion of such Commitment Party’s Backstop Commitment, (y) agrees to be fully bound by, and subject to, this Agreement as a Commitment Party hereto pursuant to a joinder agreement in the form set forth on Exhibit A attached hereto, and (z) agrees to be bound by the RSA pursuant to a transfer agreement in the form set forth on Exhibit B attached hereto). Any Transfer of a Commitment Party’s obligations under this Agreement made in violation of this paragraph shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors or any Commitment Party, and shall not create any obligation or liability of any Debtor or any other Commitment Party to the purported transferee.

(c) Each Commitment Party, severally and not jointly, agrees that it will not Transfer, at any time prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, any of its rights and obligations under this Agreement to any Person other than in accordance with Section 2.3, Section 2.6(a), and Section 2.6(b) of this Agreement. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Commitment Party (or any permitted transferee thereof) to Transfer any of its Unsubscribed Shares, Rights Offering Shares or any interest therein; provided, however, that any such Transfer shall be made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities laws.

Section 2.7 No Financial Accommodation Agreement. The Parties hereby acknowledge, covenant, and agree that: (i) this Agreement does not, and shall not, constitute a “financial accommodation agreement” that cannot be assumed under Section 365(c)(2) of the Bankruptcy Code and the Parties hereby agree that they shall not take a position to the contrary in the Bankruptcy Court or any other court of competent jurisdiction and (ii) the Commitment Parties, alone or in combination, will not initiate, or assert in, any litigation or other legal proceeding that this Section 2.7 is illegal, invalid or unenforceable, in whole or in part, or that this Agreement does or may constitute a “financial accommodation agreement” under Section 365(c)(2) of the Bankruptcy Code.

ARTICLE III

PUT OPTION CASH PREMIUM; PUT OPTION EQUITY PREMIUM; EXPENSE

REIMBURSEMENT

Section 3.1 Put Option Cash Premium. Subject to Section 3.2, as consideration for the Put Option, the Backstop Commitment and the other agreements of the Commitment Parties in this Agreement, the Company has paid or caused to be paid on or prior to the execution of this Agreement, an aggregate premium equal to $7,600,000.00, which premium has been paid in cash to the Commitment Parties or their designees based upon their Backstop Commitment Percentages set forth on Schedule 1 (the “Put Option Cash Premium”). The Put Option Cash Premium is and has been fully earned, nonrefundable and non-avoidable, and has been paid by the Company, free and clear of any withholding or deduction for any applicable Taxes or any other claim, setoff, or reserve. The Put Option Cash Premium has been paid irrespective of the amount of Unsubscribed Shares (if any) actually existing or purchased. The provisions for the payment of the Put Option Cash Premium and Expense Reimbursement, and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.

Section 3.2 Return of Put Option Cash Premium; Put Option Equity Premium.

(a) The Commitment Parties hereby acknowledge and agree that the Put Option Cash Premium shall be returned and repaid to the Company only (i) if this Agreement is properly terminated by the Commitment Parties solely pursuant to (x) Section 9.1(b)(iii) or (y) Section 9.1(d) if and only if, at such time, (1) the only condition to the obligations of the Commitment Parties in Section 7.1 remaining to be satisfied is that the Confirmation Order has been entered by the Bankruptcy Court but it has not become a Final Order as set forth in Section 7.1(c), (2) no Commitment Party has waived the condition in Section 7.1(c), and (3) solely due to the failure to waive the condition in Section 7.1(c), the Outside Date has not occurred, or (ii) if this Agreement is properly terminated by the Company pursuant to Section 9.1(c)(ii), in each case in respect of the foregoing clauses (i) and (ii) in this Section 3.2(a), in cash within two (2) Business Days following such proper termination, and (iii) in connection with the Closing pursuant to the terms of Section 3.2(b).

(b) In connection with, and conditional upon the occurrence of, the Closing, the Commitment Parties shall return and repay the full Put Option Cash Premium to the Company in exchange for, as consideration for the Put Option, the Backstop Commitment and the other agreements of the Commitment Parties in this Agreement, their ratable share, based on the Commitment Parties’ respective Backstop Commitment Percentages set forth on Schedule 1 on the date of such payment, of 3.3539% of the New Common Stock, without any need for further payment for such New Common Stock by the Commitment Parties (such New Common Stock, the “Put Option Equity Premium”), to be issued by Reorganized Parker (subject to dilution by New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants) (as set forth on Schedule 4); provided, however, that the aggregate Put Option Equity Premium payable pursuant to this Section 3.2 shall be reduced ratably upon a Commitment Party Default based on the Backstop Commitment Percentage set forth on Schedule 1 of the Defaulting Commitment Party; provided, further, that, if a Commitment Party Replacement sufficient to cure all or a portion of the Commitment Party Default occurs within the Commitment Party Replacement Period, the Put Option Equity Premium shall only be ratably reduced to the extent of the uncured Commitment Party Default, and such amount that would have otherwise been reduced shall be paid to the Replacing Commitment Parties; provided, further, that, the obligation to repay the Put Option Cash Premium as set forth in this Section 3.2(b) shall be several and not joint and not joint and several.

(c) The Parties agree to treat the Put Option Cash Premium and the Put Option Equity Premium as “option premium” for U.S. federal income Tax purposes and to not take any action inconsistent therewith unless otherwise required by a final determination to the contrary within the meaning of Section 1313(a) of the Code.

Section 3.3 Expense Reimbursement. Until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, regardless of whether the Restructuring Transactions are consummated, the Company agrees to pay (without duplication, and to the extent not otherwise paid pursuant to Section 14.22 of the RSA) in cash all reasonable and documented fees, costs and expenses (whether incurred before or after execution of this Agreement) of (a) Akin Gump, as counsel to the Commitment Parties and the Consenting Stakeholders, (b) any local counsel to the Commitment Parties and the Consenting Stakeholders, (c) Houlihan Lokey Capital, Inc. (“Houlihan”), as financial advisor to the Commitment Parties and the Consenting Stakeholders, and (d) any consultants or other professionals retained by the Commitment Parties represented by Akin Gump in connection with the Company Parties or the Restructuring Transactions with the consent of the Company Parties (not to be unreasonably withheld), in each case, in accordance with the engagement letters of such consultant or professional signed by the Company Parties, including, without limitation, any success fees contemplated therein, and in each case, without further order of, or application to, the Bankruptcy Court by such consultants or professionals, as applicable (the “Expense Reimbursement”).

(a) Simultaneously with the execution of this Agreement, the Company shall pay (i) all reasonable and documented fees and expenses of Akin Gump incurred or estimated to be incurred prior to and including the date hereof and (ii) an amount equal to $3,000,000.00 to Akin Gump (the “Akin Advance Payment”) and an amount equal to $450,000.00 to Houlihan (the “Houlihan Advance Payment”) and such amounts shall be considered as advance payments.

(b) If, as of the earlier of the Closing or the termination of this Agreement in accordance with Article IX, as applicable, and after the application of the Akin Advance Payment or the Houlihan Advance Payment, as applicable, to fees and expenses of Akin Gump and/or Houlihan included in the Expense Reimbursement, there remain outstanding amounts in the Akin Advance Payment or the Houlihan Advance Payment, as applicable (any such amount the “Advance Payment Surplus”), then Akin Gump and/or Houlihan, as applicable, shall repay their portion (if any) of the Advance Payment Surplus to the Company either within ten (10) days of Closing or within ten (10) days following the termination of this Agreement in accordance with Article IX, as applicable; provided, that, in the event Closing occurs, the “Expense Reimbursement” shall also include (for all purposes including determination of the existence of an Advance Payment Surplus) all fees and expenses reasonably expected to be incurred by Akin Gump and/or Houlihan, as applicable, related to the Restructuring Transactions following Closing (such portion of the Expense Reimbursement in such scenario, the “Post-Closing Expenses”), which shall be paid in connection with Closing as an advance payment.

(c) Any Expense Reimbursement incurred by Akin Gump or Houlihan in excess of the Akin Advance Payment or Houlihan Advance Payment (including for Post-Closing Expenses), as applicable, and any other Expense Reimbursement due to any other person, shall be due and payable by the Company contemporaneously with Closing and shall not be due and payable prior thereto.

(d) In addition, regardless of whether the Restructuring Transactions are consummated, the Company shall promptly upon request reimburse each Commitment Party in cash for all reasonable and documented out-of-pocket costs or expenses (without limiting the Company’s obligations pursuant to the other provisions of this Section 3.3, which out-of-pocket costs or expenses shall not include any professional or advisor fees of such Commitment Party otherwise covered by this Section 3.3) incurred by such Commitment Party in connection with this Agreement or the Restructuring Transactions in connection with Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company Disclosure Schedules or (ii) as disclosed in the Company SEC Documents filed with the SEC on or after December 31, 2017 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof (excluding the exhibits, annexes and schedules thereto, any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof, or any other statements that are similarly predictive, cautionary or forward looking in nature), the Company hereby represents and warrants to the Commitment Parties (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 4.1 Existence; Compliance with Law. Except as set forth on Section 4.1 of the Company Disclosure Schedule, the Company and each of its Subsidiaries set forth on Exhibit 21 to the Company’s Form 10-K for the fiscal year ended December 31, 2017 (such Subsidiaries, the “Significant Subsidiaries”) (a) is duly organized or formed, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its organization or formation, (b) has the requisite power and authority (corporate or otherwise) to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and licensed and, as applicable, in good standing under the laws of each jurisdiction where the conduct of its business, as currently conducted, requires such qualification, except to the extent that the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (d) is in compliance with all Requirements of Law and its Governance Documents, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2 Power; Enforceable Obligations. The Company and each of its Subsidiaries that has entered into this Agreement or any other Definitive Document, as applicable, has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and, subject to entry of the Confirmation Order, each other Definitive Document to which it is a party and to perform its obligations hereunder and thereunder. The Company and each of its Subsidiaries that has entered into this Agreement or any other Definitive Document, as applicable, has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and, subject to entry of the Confirmation Order, performance by it of this Agreement and the other Definitive Documents to which it is a party. This Agreement will constitute, and each other Definitive Document upon execution will constitute, valid and legally binding obligations of the Company and its Subsidiaries, as applicable, that are a party hereto or thereto, enforceable against the Company and each of its Subsidiaries, as applicable, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.3 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their Property (each an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, its Subsidiaries, of this Agreement and each other Definitive Document, the compliance by the Company and, to the extent relevant, its Subsidiaries, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the Disclosure Statement Order, (b) the entry of an order approving the Rights Offering Procedures, (c) the entry of the Confirmation Order, (d) the entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases from time to time, (e) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” Laws in connection with the purchase of the Unsubscribed Shares by the Commitment Parties, the issuance of the Subscription Rights and the issuance of the Rights Offering Shares pursuant to the exercise, if any, of the Subscription Rights, and (f) (1) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable filing, notification, authorization, approval, consent, clearance, waiting period or waiver under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, and (2) any other governmental notifications, filings, consents, waivers, waiting periods and approvals, if any, required for the consummation of the transactions contemplated by this Agreement, the RSA and the Plan, which, in each case in respect of clauses (1) and (2) of this Section 4.3(f), if not made or obtained, would reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Company or the Commitment Parties’ performance of their obligations under this Agreement or any other Definitive Document to which the Company or the Commitment Parties are a party, as reasonably determined and agreed by the Company and the Requisite Commitment Parties upon advice of counsel within fifteen (15) Business Days of the date of this Agreement, and which have been discussed between Akin Gump and counsel to the Company prior to the date of this Agreement ((1) and (2) collectively, the “Reasonable Approvals”), and (h) any Applicable Consents that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4 No Conflict. Assuming the consents described in clauses (a) through (h) of Section 4.3 are obtained, the execution and delivery of this Agreement and each other Definitive Document to which the Company or its Subsidiaries is a party, the compliance by the Company and its Subsidiaries, as applicable, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) violate the Governance Documents of Reorganized Parker or any of the organization documents of any of the Company’s Subsidiaries (other than with respect to the foregoing, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company’s or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), (b) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which the Company or any Subsidiary will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of the Company or any of its Subsidiaries will be subject as of the Closing Date after giving effect to the Plan, or (c) result in any violation of any Law or Order applicable to the Company or any of its Subsidiaries or its or their Property, except in the case of clause (b) and (c), for any conflict, breach, modification, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5 No Material Litigation. (a) Except as set forth in Section 4.5 of the Company Disclosure Schedule, and (b) other than the Chapter 11 Cases (and any adversary proceedings or contested motions commenced in connection therewith) or any matters referenced in any proof of claim filed therein, no material litigation, investigation, claim or proceeding of or before any arbitrator or Governmental Entity is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, pursuant to which any Property of the Company or its Subsidiaries is subject to, in each case, that in any manner draws into question the validity or enforceability of this Agreement, the Plan or the other Definitive Documents or the transactions contemplated hereby or thereby, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements, reported on by and accompanied by an unqualified report from an independent certified public accounting firm of national reputation, present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of December 31, 2016 and December 31, 2017, as applicable, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended, except as otherwise expressly noted therein.

(b) The unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as of September 30, 2018, and the related unaudited consolidated condensed statements of operations and cash flows for the period ended on such date, present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the quarterly period then ended (subject to the absence of footnotes, normal year-end audit adjustments and other presentation items), except as otherwise expressly noted therein.

(c) All such financial statements described in subsections (a) and (b) of this Section 4.6, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

(d) During the period from December 31, 2017 to and including the Closing Date, there has been no Disposition by the Company or any of its Significant Subsidiaries of any material part of its business or Property, except as reflected in the consolidated or consolidated condensed (as applicable) financial statements described in subsections (a) and (b) of this Section 4.6.

(e) Except as set forth on Section 4.6 of the Company Disclosure Schedule and except for the Chapter 11 Cases, there has been no Event, either individually or in the aggregate, between December 31, 2017 and the date of this Agreement, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.7 Material Contracts. Except as set forth on Section 4.7 of the Company Disclosure Schedule and other than as a result of a rejection motion filed by any of the Debtors in the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against the Company or its relevant Subsidiary party thereto (except where the failure to be valid, binding or enforceable by and against the Company or its relevant Subsidiary may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability), and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of its Subsidiaries (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Except as set forth on Section 4.7 of the Company Disclosure Schedule and other than as a result of the filing of the Chapter 11 Cases, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof, in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has provided or made available correct and complete copies of all Material Contracts (together with any amendments or modifications thereto) in effect as of the date hereof to the Commitment Parties or its Representatives prior to the date hereof.

Section 4.8 Authorized and Issued Capital Stock.

(a) The shares of New Common Stock to be issued pursuant to the Plan, including the shares of New Common Stock to be issued in connection with the consummation of the Rights Offering and pursuant to the terms hereof, will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens (other than Transfer restrictions imposed hereunder or under the Governance Documents of Reorganized Parker, the Registration Rights Agreement or by applicable Law), preemptive rights, subscription and similar rights.

(b) Except as contemplated by the Plan, as of the Closing Date, no shares of capital stock or other Equity Interests in Reorganized Parker will have been issued, reserved for issuance or outstanding.

(c) Except as described in this Section 4.8 and except as set forth in the Registration Rights Agreement, or the Governance Documents of Reorganized Parker, as of the Closing Date, neither Reorganized Parker nor any of its Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates Reorganized Parker or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, Reorganized Parker or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, Reorganized Parker or any of its Subsidiaries, (ii) obligates Reorganized Parker or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any shares of capital stock of Reorganized Parker or any of its Subsidiaries or (iv) relates to the voting of any shares of capital stock of Reorganized Parker.

Section 4.9 Ownership of Property; Liens.

(a) The Company and each of its Subsidiaries have good and defensible title to, or a valid leasehold interest in, its respective material Real Property, except for such defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and except where the failure (or failures) to have such title would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Liens (except for Permitted Liens); provided, however, the enforceability of such leasehold interests may be limited by bankruptcy, insolvency reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability, including the Chapter 11 Cases.

(b) Section 4.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all drilling units, workover units, and all other rigs, whether land, barge, fixed, floating or otherwise owned or operated by the Company and each of its Subsidiaries, showing the name, capacity year built, classification society (if applicable), classification, IMO number and flag state (for rigs that are vessels), registration number as presented on any certificate of title, if applicable, or contained in the official records of the National Vessel Documentation Center of the United States Coast Guard, or other applicable Governmental Entity, and the status of each such rig or unit, including whether it is cold stacked, warm stacked, or preparing to be cold stacked or warm stacked. No such rig, drilling unit, or related equipment or asset, including any platform, is under an operating lease from a lessor that has incurred non-recourse indebtedness to finance the acquisition of such rig, drilling unit, or asset. Excluding drilling units that have been cold-stacked, all material Property owned, used, or held for use in connection with the conduct of business by the Company or any Subsidiary, is in good condition and repair, ordinary wear and tear excepted, sufficient in all material respects to conduct such business in the ordinary course, consistent with past practice.

Section 4.10 Intellectual Property. Except as set forth on Section 4.10 of the Company Disclosure Schedule, each of the Company and its Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. Except as set forth on Section 4.10 of the Company Disclosure Schedule, no material claim has been asserted and is pending by any Person challenging or questioning the Company’s or any of its Subsidiaries’ use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor to the Knowledge of the Company is there any valid basis for any such claim. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries interferes with, infringes upon, misappropriates or otherwise violates any Intellectual Property rights of any Person in any material respect.

Section 4.11 Taxes. Except as set forth on Section 4.11 of the Company Disclosure Schedule and except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole: (a) the Company and each of its Subsidiaries has filed or caused to be filed all federal, state and non-U.S. Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns and all other Taxes (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be), (b) no Tax Lien has been filed other than Permitted Liens, (c) to the Knowledge of the Company, there is no pending claim with respect to unpaid Taxes (except for any such Tax liabilities to Taxing authorities outside of the United States which are not, in the aggregate, material to the Company and its Subsidiaries taken as a whole), (d) neither the Company nor any Subsidiary thereof is party to any tax sharing agreement, other than an agreement the principal purpose of which is not the allocation of Taxes, and (e) the unpaid Taxes of the Company and any Subsidiary do not exceed the reserves for Tax liability set forth on the financial statements of the Company and its Subsidiaries as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. The representations set forth in this Section 4.11 and Section 4.13 (below) are the only representations and warranties in this Agreement with respect to Tax matters, and any claim for breach of a representation or warranty with respect to Tax matters shall be based on the representations and warranties made in this Section 4.11 and Section 4.13 (below) and shall not be based on the representations and warranties set forth in any other provision of this Agreement.

Section 4.12 Labor Matters. Except as set forth on Section 4.12(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to any collective bargaining agreement, works council agreement, labor union contract, trade union agreement or other written agreement or understandings with any union, works council, trade union or other labor organization. Except as set forth on Section 4.12(ii) of the Company Disclosure Schedule and except as would not reasonably be expected to have a material impact on the ability of the Company and its Subsidiaries to carry on its business in the ordinary course: (a) there are no strikes or other labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (b) the hours worked and payments made to employees of the Company or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, (c) all payments due from the Company or any of its Subsidiaries or for which any claim may be made against the Company or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company and its Subsidiaries to the extent required by GAAP, and (d) the consummation of the transactions contemplated by the Definitive Documents will not give rise to a right of termination or right of renegotiation on the part of any union, works council, trade union or other labor organization under any material collective bargaining agreement, works council agreement, labor union contract, trade union agreement or other written agreement or understanding with any union, works council, trade union or other labor organization to which the Company or any of its Subsidiaries is a party or by which any of them is bound.

Section 4.13 ERISA Compliance.

(a) Except as set forth on Section 4.13 of the Company Disclosure Schedule and except for the filing and pendency of the Chapter 11 Cases, each Employee Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, except where such non-compliance has not resulted and could not reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate. The base prototype plan document which each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code uses an opinion letter from the IRS, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the Knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. Except to the extent the failure to do so could not reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate, the Company and each ERISA Affiliate have made all required contributions to each Employee Benefit Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Employee Benefit Plan.

(b) There are no pending or, to the Knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Entity, with respect to any Employee Benefit Plan that could reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan that has resulted or could reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate.

(c) Except to the extent such event could not reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Except as set forth on Section 4.13 of the Company Disclosure Schedule, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by the Company or any of its Subsidiaries that is not subject to United States law (a “Foreign Benefit Plan”), each Foreign Benefit Plan is in compliance in all material respects with the provisions of the applicable law or terms of the applicable Foreign Government Scheme or Arrangement and no Event has occurred or is reasonably expected to occur with respect to such Foreign Government Scheme or Arrangement that would reasonably be expected to result in material adverse liability to the Company or any ERISA Affiliate.

Section 4.14 Investment Company Act; Other Regulations. Neither the Company nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.15 Subsidiaries. The Subsidiaries listed on Section 4.15 of the Company Disclosure Schedule constitute all of the Significant Subsidiaries of the Company at the Closing Date. Section 4.15 of the Company Disclosure Schedule sets forth as of the Closing Date the name and jurisdiction of incorporation or formation of each such Subsidiary and, as to each, the percentage of each class of Equity Interests owned by the Company or each Subsidiary of the Company, as applicable. All of the outstanding Equity Interests in the Significant Subsidiaries of the Company have been validly issued, and (to the extent applicable) fully paid and non-assessable.

Section 4.16 Environmental Matters. Other than as set forth on Section 4.16 of the Company Disclosure Schedule and exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Company and its Subsidiaries: (i) are, and since January 1, 2014 have been, in compliance with all applicable Environmental Laws, (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased or otherwise operated by any of them, (iii) are, and since January 1, 2014 have been, in compliance with all of their Environmental Permits, and (iv) reasonably believe that (x) each of their Environmental Permits will be timely renewed and complied with, without material expense, (y) any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense, and (z) compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Hazardous Materials are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Company or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Company or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Company or any of its Subsidiaries, or (ii) interfere with the Company’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Company or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Company or any of its Subsidiaries is, or to the Knowledge of the Company or any of its Subsidiaries will be, named as a party that is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened in writing.

(d) Neither the Company nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the CERCLA or any similar Environmental Law, or with respect to any Hazardous Material.

(e) Neither the Company nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Company nor any of its Subsidiaries has assumed or retained, by contract or, to the Knowledge of Seller, operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Material other than indemnity obligations in the ordinary course of business.

This Section 4.16 contains the sole representations and warranties of the Company in this Agreement with respect to matters arising under Environmental Laws or relating to Hazardous Materials.

Section 4.17 Licenses and Permits. The Company and its Subsidiaries possess all material licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business. Neither the Company nor any of its Subsidiaries (a) has received notice of any revocation or modification of any such material license, certificate, permit or authorization or (b) has any reason to believe that any such material license, certificate, permit or authorization will not be renewed in the ordinary course. Except as set forth on Section 4.17 of the Company Disclosure Schedule, no drilling rig, drilling unit, or other material asset is, or will within six (6) months of the date hereof, be or become subject to material customs duties or charges, whether as a result of remaining in, or departing from, the jurisdiction in which such asset is located as of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that, for the purposes of determining whether any conditions to Closing have been satisfied pursuant to Section 7.1(m), the representations and warranties contained in this Section 4.17 shall not be deemed to be incorrect or breached if the Company takes any action in respect of the activities described in this Section 4.17 and the consent of the Requisite Commitment Parties has been obtained in writing prior to the Company taking such action.

Section 4.18 Company SEC Documents and Disclosure Statement. Since January 1, 2017, the Company has filed all Company SEC Documents required to be filed by the Company with the SEC. No Company SEC Document that has been filed prior to the date of this Agreement, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. The Company Disclosure Schedule as approved by the Bankruptcy Court will contain “adequate information,” as such term in defined in section 1125 of the Bankruptcy Code, and will otherwise comply in all material respects with section 1125 of the Bankruptcy Code.

Section 4.19 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) such insurance policies are in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates, except to the extent that reasonable self-insurance meeting the same standards is maintained with respect to such risks, (b) all premiums due and payable in respect of material insurance policies maintained by the Company and its Subsidiaries have been paid, and (c) as of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer with respect to any insurance policies of the Company and its Subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

Section 4.20 OFAC/Sanctions. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its or their respective directors, officers, employees, agents, controlled Affiliates or other Persons acting on its behalf with express authority to so act, is an individual or entity that is, or is owned or controlled by, persons that are currently the subject of any Sanctions, or is located, organized or residing in any Designated Jurisdiction. Except as described on Section 4.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its or their respective current or former directors, officers, employees, agents, controlled Affiliates or other Persons acting on its behalf with express authority to so act, has engaged at any time within the previous five years, or is engaged, in any transaction(s) or activities which would result in a violation of Sanctions, which, individually or in the aggregate, would have a material impact on the Company and its Subsidiaries, taken as a whole. The Company will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) for the purpose of financing the activities of any Person that is the subject or target of Sanctions or located, organized or residing in any Designated Jurisdiction or (ii) in any other manner that would result in a violation of Sanctions by any Person (including the Commitment Parties).

Section 4.21 No Unlawful Payments. Except as set forth on Section 4.21 of the Company Disclosure Schedule, since January 1, 2016, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their Related Parties has in any material respect: (a) used any funds of the Company or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010 or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.22 Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been at all times conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970 and other applicable anti-money laundering laws (collectively, the “Money Laundering Laws”) and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.23 Arm’s Length. The Company acknowledges and agrees that (a) each of the Commitment Parties is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries, and (b) no Commitment Party is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.24 No Broker’s Fees. Except as set forth on Section 4.24 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed Shares.

Section 4.25 No Undisclosed Relationships. Other than Contracts or other direct or indirect relationships between or among the Company and its Subsidiaries, there are no material Contracts or other material direct or indirect relationships, existing as of the date hereof, between or among the Company or any of its Subsidiaries, on the one hand, and any directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described in the Company SEC Documents, except for the transactions contemplated by this Agreement and the other Definitive Documents.

Section 4.26 Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of the Company, there are no material weaknesses in the Company’s internal control over financial reporting as of the date hereof.

Section 4.27 Disclosure Controls and Procedures. Except as set forth on Section 4.27 of the Company Disclosure Schedule, the Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.

Section 4.28 CFIUS. Neither the Company nor any of its Subsidiaries is a “pilot program U.S. business” as defined under 31 C.F.R. 800.213.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each Commitment Party represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Incorporation. Such Commitment Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2 Corporate Power and Authority. Such Commitment Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Definitive Document to which such Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Definitive Documents.

Section 5.3 Execution and Delivery. This Agreement and each other Definitive Document to which such Commitment Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment Party and (b) assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4 No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Commitment Party of this Agreement and each other Definitive Document to which such Commitment Party is a party, the compliance by such Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Commitment Party, (b) conflict with, or result in a breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Commitment Party is a party or by which such Commitment Party is bound or to which any of the properties or assets of such Commitment Party are subject, and (c) result in any material violation of any Requirement of Law or Order applicable to such Commitment Party or any of its properties, except, in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 5.5 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its Affiliates or properties is required for the execution and delivery by such Commitment Party of this Agreement and each other Definitive Document to which such Commitment Party is a party, the compliance by such Commitment Party with the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Commitment Party of its Backstop Commitment Percentage of the Unsubscribed Shares and its portion of the New Common Stock) contemplated herein and therein, except (a) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Company or the Commitment Parties’ performance of their obligations under this Agreement and each other Definitive Document to which the Company or the Commitment Parties are a party, (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, and (c) any other Reasonable Approvals.

Section 5.6 Note Claims and Equity Interests.

(a) As of the date hereof, such Commitment Party and its Affiliates were, collectively, the beneficial owner of, or the investment advisor or manager for the beneficial owner of, the aggregate principal amount of Unsecured Notes and the aggregate amount of Equity Interests as previously disclosed to the Company.

(b) As of the date hereof, such Commitment Party or its applicable Affiliates have the full power to vote, dispose of and compromise at least the aggregate principal amount of Unsecured Notes and the number of shares of Preferred Stock and Common Stock as previously disclosed to the Company.

(c) Other than the RSA or such Transfers permitted by the terms of the RSA or the BCA, such Commitment Party has not entered into any Contract to Transfer, in whole or in part, any portion of its right, title or interest in such Unsecured Notes, Preferred Stock, or Common Stock where such Transfer would prohibit such Commitment Party from complying with the terms of this Agreement or the RSA.

Section 5.7 No Registration. Such Commitment Party understands that (a) the Unsubscribed Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Commitment Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) the foregoing shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 5.8 Purchasing Intent. Such Commitment Party is acquiring the Unsubscribed Shares for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities laws.

Section 5.9 Sophistication; Investigation. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Shares. Such Commitment Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Definitive Documents, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of the Company or any of its Subsidiaries.

Section 5.10 No Broker’s Fees. Such Commitment Party is not a party to any Contract with any Person (other than this Agreement, any Contract giving rise to the Expense Reimbursement hereunder, and any engagement letter or other agreement that has been provided to counsel to the Commitment Parties) that would give rise to a valid claim against the Company or any of its Subsidiaries, for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering, the sale of the Unsubscribed Shares or the payment of the Put Option Equity Premium.

Section 5.11 Sufficient Funds. Such Commitment Party has sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including the ability to fully exercise all Subscription Rights that are owned by it (or such managed funds or accounts) as of the Rights Offering Expiration Time pursuant to the Rights Offering and fund such Commitment Party’s Backstop Commitment.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Confirmation Order; Plan and Disclosure Statement. The Debtors shall use their commercially reasonable efforts to (a) obtain entry of the Confirmation Order and (b) cause the Confirmation Order to become a Final Order (and request that such Order be effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020 and 6004(h) of the Bankruptcy Rules, as applicable), in each case, consistent with the Bankruptcy Code, the Bankruptcy Rules, and the RSA. The Debtors shall provide to each of the Commitment Parties and its counsel copies of the proposed pleadings seeking entry of the Confirmation Order, the proposed Plan and the Disclosure Statement and any proposed amendment, modification, supplement or change to the Plan or the Disclosure Statement and a reasonable opportunity to review and comment on such pleadings prior to such pleadings being filed with the Bankruptcy Court and documents and each such pleading, amendment, modification, supplement or change to the Plan or the Disclosure Statement must be in form and substance reasonably acceptable to the Requisite Commitment Parties and the Debtors. The Debtors shall provide to each of the Commitment Parties and its counsel a copy of the proposed Confirmation Order (together with copies of any briefs, pleadings and motions related thereto) and a reasonable opportunity to review and comment on such Order, briefs, pleadings and motions prior to such Order, briefs, pleadings and motions being filed with the Bankruptcy Court, and such Order, briefs, pleadings and motions must be in form and substance reasonably acceptable to the Requisite Commitment Parties and the Debtors. The Confirmation Order entered by the Bankruptcy Court shall be in form and substance reasonably acceptable to the Requisite Commitment Parties and the Debtors. Any amendments, modifications, changes or supplements to the Confirmation Order, and any of the pleadings seeking entry of such Order, shall be in form and substance reasonably acceptable to the Requisite Commitment Parties and the Debtors.

Section 6.2 Conduct of Business.

(a) Except as set forth in this Agreement, the RSA, the Plan or with the prior written consent of Requisite Commitment Parties, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course in a manner consistent with past practices and use its commercially reasonable efforts to (i) preserve intact its business, (ii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Company or its Subsidiaries in connection with their business, (iii) maintain books, accounts and records, (iv) comply with applicable Law in all material respects and (v) file Company SEC Documents within the time periods required under the Exchange Act.

(b) Except as set forth in this Agreement, the RSA, the Plan or with the prior written consent of the Requisite Commitment Parties, during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction that is material to their business other than (A) transactions in the ordinary course of business and consistent with past practices, (B) other transactions after prior notice to the Commitment Parties to implement tax planning which transactions are not reasonably expected to materially adversely affect any Commitment Party, (C) transactions expressly contemplated by the RSA or the other Definitive Documents, and (D) such other transactions set forth in Section 6.2 of the Company Disclosure Schedules. For the avoidance of doubt, (1) the Company’s and its Subsidiaries’ entry into, or any amendment, assumption, modification, termination, waiver, supplement, replacement, restatement, reinstatement, or other change to, any Material Contract (x) with a value less than $10,000,000 or (y) that does not result in an increase (on a present value basis, applying a reasonable discount rate) of the Company’s liabilities with respect to such Material Contract (other than any Material Contracts that are otherwise addressed by clause (ii) below) may be accomplished without the consent of the Requisite Commitment Parties, and (2) the following shall be deemed to occur outside of the ordinary course of business of the Company and shall require the prior written consent of the Requisite Commitment Parties unless the same would otherwise be expressly provided for under the RSA, the Plan or this Agreement (including the preceding clause (B), (C) or (D)): (i) transferring any material asset or material right of the Company Parties or any material asset or material right used in the business of the Company Parties to any Person or entity outside the ordinary course of business; (ii) entry into, or any amendment, assumption, modification, termination, waiver, supplement, replacement, restatement, reinstatement or other change to, any Material Contract that has a value equal to or greater than $10,000,000 (other than any Material Contracts that are otherwise addressed by clause (v) below); (iii) entry into, or any amendment, modification, termination (other than for cause), waiver, supplement or other change to, any employment agreement to which the Company or any of its Subsidiaries is a party or any assumption of any such employment agreement in connection with the Chapter 11 Cases, other than with respect to employment agreements entered into in the ordinary course of business consistent with past practice that do not contain a change of control or similar provision, or as may be required by law, (iv) the adoption of any management incentive or equity plan by the Company or any of its Subsidiaries, other than the Management Incentive Plan, (v) cold stacking, scrapping, abandonment, sale, lease, license, or other transfer or disposition, or acquisition, directly or indirectly (including through a commitment to an operating and maintenance agreement), of any rig, drilling unit, workover unit, platform, or other material equipment, fixture, or other asset, in each case, with a value in excess of $5,000,000, (vi) the termination, suspension, abrogation, or modification in any material respect of any material Environmental Permit or other material permit used or held for use by the Company or any of its Subsidiaries in connection with the conduct of business in the ordinary course, or (vii) capital expenditures made by the Company and its Subsidiaries on a per-project basis in excess of $10,000,000. Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Commitment Parties, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Company and its Subsidiaries.

(c) In the event the Company wishes to enter into a transaction or take an action that would be otherwise prohibited under this Section 6.2, then the Company shall send a written request to the Commitment Parties (in accordance with Section 10.1(b)) for permission to enter into such transaction or take such action. If the Requisite Commitment Parties fail to respond to such request for a period of three (3) Business Days, then the Company may enter into such transaction or take such action without the prior written consent of the Requisite Commitment Parties. For the avoidance of doubt, in no instance will the interim operating covenants set forth in this Section 6.2 restrict the Company’s ability to take any actions that are necessary (in the Company’s reasonable discretion) to address any emergency that threatens health, safety or the environment.

Section 6.3 Access to Information. Subject to applicable Law, upon reasonable notice during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) afford the Commitment Parties and their Representatives, upon request, reasonable access, during normal business hours and without unreasonable disruption or interference with the Company’s and its Subsidiaries’ business or operations, to the Company’s and its Subsidiaries’ employees, properties, books, Contracts and records and, during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to such parties all reasonable information concerning the Company’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested by any such party; provided, however, that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company or any of its Subsidiaries to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (b) to disclose any legally privileged information of the Company or any of its Subsidiaries, (c) to permit or conduct any invasive or intrusive investigations or other testing, analysis or sampling or (d) to violate any applicable Laws or Orders. All requests for information and access made in accordance with this Section 6.3 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

Section 6.4 Commercially Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of the Company or any Commitment Party in this Agreement or the RSA, each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, the RSA and the Plan, including using commercially reasonable efforts in:

(i) identifying any Reasonable Approvals as promptly as practicable and timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) defending any Legal Proceedings in any way challenging, as applicable, (A) this Agreement, the Plan or any other Definitive Document, (B) the Disclosure Statement Order and the Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii) working together to execute and deliver the Governance Documents, the Definitive Documents and all other documents relating thereto (for timely inclusion in the Plan and filing with the Bankruptcy Court) and any other agreement required to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement, the RSA or the Plan and the approval rights therein; provided, however, that, nothing in this Agreement shall modify the approval rights over the Definitive Documents set forth in the RSA (including Section 3.02 thereof), and that, except with respect to Section 10.7 of this Agreement, in the event of any inconsistency between this Agreement and the RSA the approval rights set forth in the RSA shall control.

(b) Subject to applicable Laws relating to the exchange of information, and in accordance with the RSA, the Commitment Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Commitment Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Commitment Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, the Parties shall act reasonably and as promptly as practicable.

(c) Without limitation to Section 6.1, the Company and its Subsidiaries shall (i) provide counsel for the Commitment Parties a reasonable opportunity to review (which shall be no less than two (2) Business Days) draft copies of all proposed orders, and (ii) to the extent reasonably practicable, provide counsel for the Commitment Parties a reasonable opportunity to review draft copies of any document that the Company or any of its Subsidiaries intends to file with the Bankruptcy Court; provided, however, that each such pleading or document shall be in form and substance reasonably acceptable to the Company and the Required Commitment Parties;

(d) Nothing contained in this Section 6.4 shall limit the ability of any Commitment Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the RSA, this Agreement or the Plan.

Section 6.5 Registration Rights Agreement; Governance Documents.

(a) From and after the Closing Date, the rights of each Consenting Stakeholder to registration rights shall be determined pursuant to a Registration Rights Agreement. A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

(b) The Plan will provide that on the Effective Date, the Governance Documents shall be duly approved, adopted, and effective. Forms of the Governance Documents shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

Section 6.6 Commitments of the Company.

(a) Affirmative Covenants. Except as set forth in Section 6.7, from the date of this Agreement until the Closing Date, the Company agrees to (and to cause the other Company Parties to):

(i) support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with the RSA, including the applicable Milestones set forth on Schedule 5 attached hereto;

(ii) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in the RSA, support and take all steps reasonably necessary and desirable to address and resolve any such impediment;

(iii) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent and to the extent the Company Parties receive any Joinders or Transfer Agreements, notify the Commitment Parties and the Consenting Stakeholders of such Joinders and Transfer Agreements;

(iv) actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(v) consult and negotiate in good faith with the Commitment Parties and the Consenting Stakeholders and their advisors regarding the execution of the Restructuring Transactions;

(vi) upon reasonable request of the Commitment Parties or the Consenting Stakeholders, inform the advisors to the Commitment Parties or the Consenting Stakeholders as to: (i) the material business and financial (including liquidity) performance of the Consolidated Group; (ii) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Commitment Party and Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(vii) inform counsel to the Commitment Parties and the Consenting Stakeholders as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) any notice of any commencement of any material involuntary Insolvency Proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (iii) a breach of this Agreement (including a breach by any Company Party); and (iv) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;

(viii) use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(ix) on or after the date hereof, not engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than the Restructuring Transactions;

(x) use commercially reasonable efforts to (i) provide counsel for the Commitment Parties and the Consenting Stakeholders a reasonable opportunity (which shall be no less than two (2) Business Days) to review draft copies of all First Day Pleadings and second day motions and proposed orders and, (ii) to the extent reasonably practicable, provide counsel for the Commitment Parties and the Consenting Stakeholders a reasonable opportunity to review and provide comments on draft copies of all other substantive documents that the Company Parties intend to file with the Bankruptcy Court; and

(xi) take any and all actions necessary and appropriate to ensure that the provisions of the NOL Rights Plan are not triggered on account of the Restructuring Transactions or the entry into the RSA or this Agreement by any of the Consenting Stockholders or Commitment Parties and that the NOL Rights Plan is terminated on the Effective Date.

(b) Negative Commitments. Except as set forth in Section 6.7, from the date of this Agreement until the Closing Date, the Company shall not (and shall cause the other Company Parties not to) directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement and the Definitive Documents;

(iii) modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement and the Definitive Documents; or

(iv) file any motion, pleading, or other Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement and the Definitive Documents.

Section 6.7 Additional Provisions Regarding Company’s Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law; provided, however, that to the extent that any such action or inaction is inconsistent with this Agreement or would be deemed to constitute a breach hereunder, including a determination to pursue an Alternative Restructuring Proposal, the Company Parties shall provide the Consenting Stakeholders with written notice two (2) Business Days prior to when it or they intend to take such action or inaction.

(b) Notwithstanding anything to the contrary in this Agreement, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (i) consider, respond to, and facilitate Alternative Restructuring Proposals; (ii) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (iii) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (iv) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (v) enter into or continue discussions or negotiations with holders of

Claims against or Existing Equity Interests in a Company Party (including any Consenting Stakeholder), any other party in interest (including, if applicable, in the Chapter 11 Cases (including any official committee and the United States Trustee)), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals. At all times prior to the date on which the Company Parties enter into a definitive agreement in respect of an Alternative Restructuring Proposal, the Company Parties shall provide to Akin Gump with updates on the status of any discussions regarding an Alternative Restructuring Proposal and a copy of any written offer or proposal for such Alternative Restructuring Proposal within three (3) Business Days of the Company Parties’ or their advisors’ receipt of such offer or proposal.

(c) Nothing in this Agreement shall: (i) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (ii) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 6.8 DTC Eligibility. The Company shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all New Common Stock to be issued pursuant to the Rights Offering and the Plan eligible for deposit with The Depository Trust Company or able to be transferred through a transfer agent.

Section 6.9 Antitrust Approval.

(a) Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan, and the other Definitive Documents, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) in connection with any Reasonable Approvals as soon as reasonably practicable (and with respect to any filings required pursuant to the HSR Act, no later than fifteen (15) Business Days following the date hereof) and (ii) promptly furnishing documents or information reasonably requested by any Antitrust Authority; provided, however, that nothing in this Section 6.9 shall require any Commitment Party or any of their Affiliates to engage in any sale, divestiture or disposition of any of its assets, properties or businesses or make any changes to its operations. Each Commitment Party agrees to monitor its expected holdings in Reorganized Parker pursuant to the transactions contemplated by this Agreement, the Plan, and the other Definitive Documents, and to notify the Company promptly if it is reasonably likely that any changes in such expected holdings would result in the need for such Commitment Party to make a filing pursuant to the HSR Act. Each Commitment Party agrees not to take any actions that would result in any changes in its expected holdings in Reorganized Parker pursuant to the transactions contemplated by this Agreement, the Plan, and the other Definitive Documents, if it is reasonably likely that such changes would result in the need for such Commitment Party or any other party to make a filing pursuant to the HSR Act.

(b) The Company and each Commitment Party subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the other Definitive Documents that has notified the Company in writing of such obligation (each such Commitment Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. If applicable, the Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all correspondence and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Requisite Commitment Parties and the Company.

(c) Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Definitive Documents, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d) The Company and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents, waivers, or clearances under any applicable Antitrust Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing, and (ii) avoid any Legal Proceeding, whether brought by any Antitrust Authority or any third party. The communications contemplated by this Section 6.9 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.9 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Definitive Documents.

Section 6.10 Other Entities. The Company shall cause each of the other Debtors to comply with all terms of this Agreement applicable to such Debtors.

Section 6.11 Reorganized Parker.

(a) The Debtors shall cause Reorganized Parker to be registered under Section 12 of the Exchange Act on the Effective Date or as promptly as commercially reasonable thereafter.

(b) The Debtors shall cause Reorganized Parker to be a successor to the Company under the Plan and the Rights Offering will be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code or, with the consent of the Requisite Commitment Parties, which consent shall not be unreasonably withheld, conditioned or delayed, another available exemption from registration under the Securities Act.

(c) On the Effective Date, all rights and obligations of the Company under this Agreement shall vest in Reorganized Parker, and the Plan shall include language to such effect. From and after the Effective Date, Reorganized Parker shall be deemed to be a party to this Agreement as the successor to all rights and obligations of the Company hereunder.

Section 6.12 S-1 Preparation. The Company shall take all such necessary action in connection with its obligations under the Registration Rights Agreement to prepare and file with the SEC a registration statement on Form S-1 for the resale of the Registrable Securities (as defined in the Registration Rights Agreement) held by the Consenting Stakeholders as soon as reasonably practicable after the Effective Date (and, in any event, no later than fifteen (15) days after Closing, unless extended after Closing (i) by the board of directors of Reorganized Parker, which extension may be for a period of no more than an additional fifteen (15) days or (ii) in accordance with the terms of the Registration Rights Agreement) and shall consult with Akin Gump and include Akin Gump in all aspects of the process to finalize such registration statement.

Section 6.13 Share Legend. Except for any Unsubscribed Shares being issued pursuant to Section 1145 of the Bankruptcy Code, if any, each certificate evidencing Unsubscribed Shares issued hereunder, and each certificate issued in exchange for or upon the Transfer of any such shares, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such shares are uncertificated, such shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by Reorganized Parker or agent and the term “Legend” shall include such restrictive notation. Reorganized Parker shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the share register or other appropriate Reorganized Company records, in the case of uncertificated shares), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act. The Reorganized Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

Section 6.14 Conversion Waiver. The Company acknowledges and agrees (on behalf of itself and the other Company Parties) that any Commitment Party or Consenting Stakeholder that has checked the box on its signature page to the RSA in connection with the “Existing Preferred Stock Conversion Waiver” shall have irrevocably waived its right thereby to convert any of the shares of Existing Preferred Stock into shares of Existing Common Stock until such time as the RSA is terminated other than upon the consummation of the Plan on the Effective Date.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Commitment Parties. The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions prior to or at the Closing:

(a) Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order and such order shall modify the automatic stay to permit the Commitment Parties or the Consenting Stakeholders to provide notices, including notice of termination, in connection with this Agreement and/or the RSA in accordance with the terms hereof and thereof and shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties.

(b) RSA. An Event shall not have occurred that, in the absence of the automatic stay imposed by section 362 of the Bankruptcy Code or similar provision of applicable Law, with or without the provision of any notice or the giving effect to any cure period, would constitute a termination event by the applicable threshold of Consenting Stakeholders under the RSA in accordance with its terms, and the Company Parties shall not be in breach or default of their obligations under the RSA.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and such order shall be in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties and shall be a Final Order; provided, that, notwithstanding anything to the contrary in Section 7.2, the condition that the Confirmation Order must be a Final Order may be waived after the applicable appeals period has elapsed during the pendency of an appeal by any single Commitment Party and such waiver shall be applicable with respect to all Commitment Parties.

(d) Plan. The Plan shall be in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties. The Company and all of the other Debtors shall have complied, in all respects, with the terms of the Plan (as amended or supplemented from time to time) that are to be performed by the Company and the other Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or, with the prior written consent of the Requisite Commitment Parties, waived in accordance with the terms thereof.

(e) Rights Offering. The Rights Offering shall have been conducted, in all material respects, in accordance with this Agreement, the Rights Offering Procedures and the Disclosure Statement Order, and the Rights Offering Expiration Time shall have occurred.

(f) Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(g) Funding Notice. The Commitment Parties shall have received a Funding Notice in accordance with Section 2.4(a).

(h) MAE. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(i) Registration Rights Agreement; Governance Documents.

(i) The Registration Rights Agreement, in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties, shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Commitment Parties desiring to be a party thereto and the other parties thereto, and shall be in full force and effect.

(ii) The Governance Documents of Reorganized Parker, in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties, shall have been duly approved and adopted and shall be in full force and effect.

(j) Expense Reimbursement. The Company and its Subsidiaries shall have paid all Expense Reimbursement accrued or anticipated through the Closing Date as well as the Post-Closing Expenses reasonably expected to be incurred after the Closing Date, in each case in accordance with Section 3.3; provided, that invoices for such Expense Reimbursements shall have been received by the Company at least three (3) Business Days prior to the Closing Date in order to be required to be paid on the Closing Date (which invoice, if for Post-Closing Expenses, shall set forth a reasonable estimate with respect thereto).

(k) Consents. The Reasonable Approvals shall have been received.

(l) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity of competent authority that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(m) Representations and Warranties.

(i) The representations and warranties of the Company and its Subsidiaries contained in Section 4.6(e) shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii) The representations and warranties of the Company and its Subsidiaries contained in Section 4.2, Section 4.4, and Section 4.8, shall be true and correct in all material respects on and as of the Closing Date (after giving effect to the Plan) with the same effect as if made on and as of the Closing Date (after giving effect to the Plan) (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii) The other representations and warranties of the Company and its Subsidiaries contained in this Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date (after giving effect to the Plan) with the same effect as if made on and as of the Closing Date (after giving effect to the Plan) (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(n) Covenants. The Company and its Subsidiaries shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(o) Officer’s Certificate. The Commitment Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Section 7.1(m) and Section 7.1(n) have been satisfied.

(p) Minimum Liquidity and Minimum Cash of the Company. The amount, determined on a pro forma basis after giving effect to the occurrence of the Effective Date and the transactions contemplated by the Definitive Documents, of unrestricted cash and cash equivalents of the Company shall be no less than $25 million of unrestricted cash, net of all fees, expenses and any other payments contemplated in connection with the consummation of the Restructuring Transactions (other than the proceeds from the Rights Offering, which shall not be included for purposes of calculating such $25 million).

(q) Put Option. The Put Option shall have been exercised in accordance with Section 2.2; provided, that the Put Option shall automatically and irrevocably be deemed to have been exercised by the Company in accordance with Section 2.2, without the need for delivery of a written notice or the taking of any further action by the Company or any other Person.

(r) Improper Amendment or Modification. None of this Agreement, the RSA or any other Definitive Document shall have been amended, restated, modified, changed, supplemented or altered without obtaining the requisite approvals of the Commitment Parties pursuant to this Agreement (including, for the avoidance of doubt, pursuant to Section 10.7 of this Agreement) and the Consenting Stakeholders pursuant to the RSA (including, for the avoidance of doubt, pursuant to Section 13 of the RSA) in writing.

Section 7.2 Waiver of Conditions to Obligation of Commitment Parties. Except for Section 7.1(r), all or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by the Requisite Commitment Parties in their sole discretion and if so waived, all Commitment Parties shall be bound by such waiver; provided, that a waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of counsel.

Section 7.3 Conditions to the Obligations of the Company. The obligation of the Company and any of the other Debtors to consummate the transactions contemplated hereby with any Commitment Party is subject to (unless waived by the Company) the satisfaction of each of the following conditions:

(a) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and such order shall be in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties.

(b) Plan. The Plan shall be in form and substance reasonably acceptable to the Company Parties and the Requisite Commitment Parties. The Requisite Commitment Parties shall have complied with the terms of the Plan that are to be performed by the Requisite Commitment Parties on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or waived in accordance with the terms thereof.

(c) Rights Offering. The Rights Offering Expiration Time shall have occurred.

(d) Consents. The Reasonable Approvals shall have been received.

(e) No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity of competent authority that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(f) Representations and Warranties. The representations and warranties of the Commitment Parties contained in this Agreement which contain materiality or Material Adverse Effect qualifiers shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects only as of the specified date), and those representations and warranties of the Commitment Parties without such qualifiers shall be true and correct in all material respects, on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(g) Covenants. Each of the Commitment Parties shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. The Company and its Subsidiaries (the “Indemnifying Parties” and each an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties except to the extent otherwise provided for in this Agreement) arising out of a claim asserted by a third party (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the transactions contemplated hereby and the obligations hereunder, including the Backstop Commitments, the Rights Offering, the payment of the Put Option Equity Premium or the use of the proceeds of the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, its Subsidiaries, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, however, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party, its Related Parties or any Indemnified Person related thereto, caused by a Commitment Party Default by such Commitment Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction, whether such judgment is in such underlying action, suit or proceeding, or otherwise, to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, however, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, however, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Company and its Subsidiaries.

Section 8.3 Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VIII, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. Notwithstanding anything in this Article VIII to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article VIII, the Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (a) such settlement is entered into more than forty-five (45) days after receipt by the Indemnifying Party of such request for reimbursement, so long as the Indemnifying Party has not notified the Indemnified Party that it contests, in good faith, such request for reimbursement, (b) the

Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement, and (c) the Indemnifying Party shall not have instructed the Indemnified Person to avoid settlement of any Indemnified Claims prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Unsubscribed Shares in the Rights Offering contemplated by this Agreement and the Plan bears to (b) the Put Option Cash Premium and the Put Option Equity Premium paid or proposed to be paid to the Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Per Share Purchase Price for all Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE IX

TERMINATION

Section 9.1 Termination Rights. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)	by mutual written consent of the Company and the Requisite Commitment Parties;

(b)	by the Requisite Commitment Parties upon written notice to the Company if:

(i) (x) the failure of any of Milestones a., b., c., or d. on Schedule 5 to be satisfied which remains unsatisfied for three (3) Business Days, or (y) the failure of Milestone e. on Schedule 5 to be satisfied which remains unsatisfied for one (1) Business Day;

(ii) the Disclosure Statement Order is reversed, stayed, dismissed, vacated, or is modified or amended after entry without the prior written consent of the Requisite Commitment Parties;

(iii) the Confirmation Order has not become a Final Order after the applicable appeals period has elapsed due to a pending appeal; provided, however, that, notwithstanding anything to the contrary herein, each Commitment Party must provide written notice to the Company in order for this Agreement to be terminated pursuant to this Section 9.1(b)(iii);

(iv) any of this Agreement, the RSA, the Rights Offering Procedures, the Plan or any documents related to the Plan, including notices, exhibits or appendices, or any of the Definitive Documents is amended, restated, modified, changed, supplemented or altered without obtaining the requisite approvals of the Commitment Parties pursuant to this Agreement (including, for the avoidance of doubt, pursuant to Section 10.7 of this Agreement) and the Consenting Stakeholders pursuant to the RSA (including, for the avoidance of doubt, pursuant to Section 13 of the RSA) in writing;

(v) if an Event occurs that, in the absence of the automatic stay imposed by section 362 of the Bankruptcy Code or similar provisions of applicable Law, with or without the provision of any notice or the giving effect to any cure period, would constitute a termination event under the RSA in accordance with its terms;

(vi) (i) the Company shall have breached (other than an immaterial breach) any representation, warranty, covenant or other agreement made by the Company in this Agreement or any such representation or warranty shall have become inaccurate after the date of this Agreement, and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.1(m) or Section 7.1(n) not to be satisfied, (ii) the Requisite Commitment Parties shall have delivered written notice of such breach or inaccuracy to the Company, and (iii) such breach or inaccuracy is not cured (to the extent curable) by the Company or its Subsidiaries by the fifth (5th) Business Day after receipt of such notice; provided, however, that the Requisite Commitment Parties shall not have the right to terminate this Agreement pursuant to this Section 9.1(b)(vi) if they are then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.3 being satisfied;

(vii) any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement or the other Definitive Documents;

(viii) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee under section 1104 of the Bankruptcy Code in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases, (iv) terminating exclusivity under Bankruptcy Code section 1121, or (v) rejecting this Agreement;

(ix) an order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of the Company Parties that would materially and adversely affect the Company’s operational or financial performance;

(x) the Company Parties (i) withdraw the Plan, (ii) publicly announce their intention not to support the Restructuring Transactions or (iii) file, publicly announce, or execute a definitive written agreement with respect to an Alternative Restructuring Proposal;

(xi) the making public, modification, amendment, restatement, change, alteration or filing of any of the Definitive Documents without obtaining the requisite approvals of the Consenting Stakeholders pursuant to the RSA (including, for the avoidance of doubt, pursuant to Section 13 of the RSA) in writing;

(xii) upon the delivery of notice by the Company Parties pursuant to Section 6.7(a);

(xiii) failure by the Company to pay the fees and expenses set forth in Section 3.3 of this Agreement as and when required;

(xiv) the Company Parties file any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and such motion has not been withdrawn within two (2) Business Days of receipt by the Company Parties of written notice from the Requisite Commitment Parties that such motion or pleading is inconsistent with this Agreement; or

(xv) the Bankruptcy Court orders that (A) any Commitment Party must return or repay all or part of the Put Option Cash Premium to the Company, other than pursuant to Section 3.2(b) or if any Commitment Party becomes a Defaulting Commitment Party, or (B) Akin Gump or Houlihan must return or repay all or part of the Akin Advance Payment or Houlihan Advance Payment, as applicable, to the Company other than repayment of the Advance Payment Surplus (if any) pursuant to Section 3.3(b).

(c) by the Company upon written notice to each Commitment Party if:

(i) any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement or the other Definitive Documents;

(ii) subject to the right of the Commitment Parties to arrange a Commitment Party Replacement in accordance with Section 2.3(a), (i) any Commitment Party shall have breached (other than an immaterial breach) any representation, warranty, covenant or other agreement made by such Commitment Party in this Agreement or any such representation or warranty shall have become inaccurate, and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.3(f) or Section 7.3(g) not to be satisfied, (ii) the Company shall have delivered written notice of such breach or inaccuracy to such Commitment Party, (iii) such breach or inaccuracy is not cured (to the extent curable) by such Commitment Party by the fifth (5th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, a condition set forth in Section 7.3(f) or Section 7.3(g) is not capable of being satisfied or has not been satisfied by the date on which such condition must, by its terms, be satisfied; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if it is then in breach of any representation, warranty, covenant or other agreement (x) hereunder that would result in the failure of any condition set forth in Section 7.1 being satisfied or (y) under the RSA; or

(iii) two (2) Business Days after delivery of notice by the Company Parties pursuant to Section 6.7(a).

(d) by any Commitment Party or the Company, upon written notice to the Company or to each Commitment Party, as applicable, upon the occurrence of the Outside Date and at any time thereafter, provided, that no Party shall have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in willful or intentional breach (as defined below) of this Agreement.

Section 9.2 Effect of Termination.

(a) Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, however, that (i) the obligations of the Company and its Subsidiaries to pay the Expense Reimbursement pursuant to and in accordance with Section 3.3, to satisfy their indemnification obligations pursuant to and in accordance with Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in this Section 9.2 and

Article X shall survive the termination of this Agreement in accordance with their terms, (iii) pursuant to and in accordance with Section 3.2(a), the obligations of the Commitment Parties to repay the Put Option Cash Premium in the event of termination of this Agreement under the circumstances set forth in Section 3.2(a) shall survive the termination of this Agreement and shall remain in full force and effect until such obligations have been satisfied, and (iv) subject to Section 10.10, nothing in this Section 9.2 shall relieve any Party from liability for its gross negligence or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” shall mean a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) If this Agreement is terminated for any reason other than by the Commitment Parties under Section 9.1(b)(iii) or by the Company under Section 9.1(c)(ii), the Commitment Parties shall be entitled to keep the full Put Option Cash Premium, and, for the avoidance of doubt, (i) if this Agreement is terminated by the Commitment Parties under Section 9.1(b)(iii) or by the Company under Section 9.1(c)(ii), the Commitment Parties shall be required to, within two (2) Business Days following such proper termination, return the full Put Option Cash Premium to the Company and (ii) contemporaneously with the Closing, the Commitment Parties shall return the full Put Option Cash Premium to the Company in exchange for the Put Option Equity Premium in accordance with Section 3.2(b). For the avoidance of doubt, other than the Company’s payment of the Put Option Cash Premium, which has been paid to the Commitment Parties at or prior to the effectiveness of this Agreement, the Commitment Parties shall not and do not have any additional recourse against the Debtors for any obligations or liabilities relating to or arising from this Agreement, except for liability for gross negligence or willful or intentional breach of this Agreement pursuant to Section 9.2(a). For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights hereunder and under the RSA.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered via electronic mail, courier, or registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)	If to the Company:

Parker Drilling Company

Five Greenway Plaza, Suite 100

Houston, TX 77046

Attention: John Edward Menger and Jennifer Simons

Email: Ed.Menger@parkerdrilling.com and

Jennifer.Simons@parkerdrilling.com

with a copy (which shall not constitute notice) to:

Kirkland	& Ellis LLP
601	Lexington Avenue
New	York, NY 10022
Attention:	Christopher J. Marcus, P.C., Brian Schartz, P.C.,
Julian	Seiguer, P.C., Matthew Fagen and Benjamin Adelson
Email:	christopher.marcus@kirkland.com; brian.schartz@kirkland.com;
matthew.fagen@kirkland.com;	julian.seiguer@kirkland.com;
benjamin.adelson@kirkland.com

(b) If to the Commitment Parties (or to any of them) or any other Person to which notice is to be delivered hereunder, to the address set forth opposite each such Commitment Party’s name on Schedule 3, with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036

Attention: James Savin and Daniel Fisher

Email: jsavin@akingump.com; dfisher@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, Bank of America Tower

New York, NY 10036

Attention: Michael S. Stamer

Email: mstamer@akingump.com

Section 10.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Requisite Commitment Parties, other than an assignment by a Commitment Party expressly permitted by Section 2.3 or Section 2.6 and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 10.3 Prior Negotiations; Entire Agreement.

(a) This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the RSA (including the Restructuring Term Sheet) and other Definitive Documents will each continue in full force and effect in accordance with their respective terms and constitute valid and binding obligations of the Parties thereto. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION, OR, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT WHERE THE DEBTORS FILE THE CHAPTER 11 CASES (OR, SOLELY TO THE EXTENT THE BANKRUPTCY COURT DECLINES JURISDICTION OVER SUCH ACTION OR DISPUTE, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY). THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT SOLELY IN CONNECTION WITH THIS AGREEMENT AND THE AUTHORITY OF THE BANKRUPTCY COURT TO ENTER FINAL ORDERS RELATING TO SUCH DISPUTES. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE RELATED TO THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTIONS TO VENUE OR JURISDICTION OR ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY OR SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6 Counterparts. This Agreement may be executed through the use of electronic signature and in any number of counterparts, all of which will be considered an original and one and the same agreement and will become effective when counterparts have been signed (electronically or otherwise) by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified, changed, supplemented or altered only by a written instrument signed by the Company and the Requisite Commitment Parties; provided, however, that (a) the prior written consent of each Commitment Party that was an original signatory hereto still a Commitment Party as of such date of amendment, restatement, modification, change, supplement or alteration shall be required for any amendment, restatement, modification, change, supplement or alteration to this Agreement, the RSA or any other Definitive Document that would, directly or indirectly: (i) modify such Commitment Party’s Backstop Commitment Percentage set forth on Schedule 1, Schedule 2A, or Schedule 2B, or the amount of the Backstop Commitment applicable to such Commitment Party, (ii) increase the Per Share Purchase Price to be paid in respect of the Unsubscribed Shares, (iii) modify the Put Option Cash Premium, the Put Option Equity Premium, Section 3.1, Section 3.2 or the amount of the Put Option Cash Premium or Put Option Equity Premium applicable to such Commitment Party, (iv) modify its Subscription Rights (including any percentages contained in the definition thereof) or the amount of Rights Offering Shares applicable to such Commitment Party, (v) modify its right and requirement to purchase the Unsubscribed Shares, (vi) modify any of its rights to receive the Expense Reimbursement, the Put Option Cash Premium, the Put Option Equity Premium and the indemnification provisions, (vii) modify the Rights Offering, the aggregate amount of cash proceeds to be received in the Rights Offering of $95 million, the 41.9241% amount of post-Closing shares of New Common Stock (subject to dilution by New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants) to be issued pursuant to such Rights Offering, or the allocation of rights among classes of debt and equity, (viii) modify the percentage of New Common Stock to be issued to the holders of 2020 Notes Claims and 2022 Notes Claims, as set forth in the Restructuring Term Sheet and the exhibits thereto, (ix) modify the principal amount, coupon, call schedule, term, security or priority of the New Second Lien Term Loan, as set forth in the Restructuring Term Sheet, the Second Lien Term Loan Term Sheet and the exhibits thereto, (x) modify the percentage of the New Warrants to be issued to the holders of Existing Common Stock and Existing Preferred Stock, the provisions of the New Warrant Term Sheet under the section entitled “Sales of Reorganized Parker”, the strike price of the New Warrants as determined in accordance with the New Warrant Term Sheet or the term of the New Warrants, as set forth in the Restructuring Term Sheet, the New Warrant Term Sheet and the exhibits thereto, (xi) modify the percentage of New Common Stock to be issued to the holders of Existing Common Stock or Existing Common Stock, as set forth in the Restructuring Term Sheet and the exhibits thereto, (xii) have a materially adverse and disproportionate effect on such Commitment Party, or (xiii) amend, change or alter the definition of “Outside Date” or “Requisite Commitment Parties” (including, for the avoidance of doubt, due to a change in the definition of “Required Consenting Stakeholders”); provided, however, that the consent of any Defaulting Commitment Party shall not be required for any amendments set forth in clauses (a)(ii) or (a)(iii) above. Notwithstanding the foregoing, Schedule 1, Schedule 2A, and Schedule 2B shall be revised as necessary without requiring a written instrument signed by the Company and the Requisite Commitment Parties to reflect changes in the composition of the Commitment Parties and the Backstop Commitment Percentages as a result of Transfers permitted in accordance with the terms and conditions of this Agreement and no such revisions shall give rise to any termination right or allow the Commitment Parties to fail to close the transactions contemplated by this Agreement; provided, each Commitment Party shall receive a revised copy of all such Schedules. The terms and conditions of this Agreement (other than (x) Section 7.1(r), Section 7.2, Section 9.1(b)(iv), Section 9.1(b)(xi), and this Section 10.7, the waiver of which shall only be made with the requisite approvals of the Commitment Parties pursuant to this Agreement (including, for the avoidance of doubt, pursuant to this Section 10.7), and (y) other than the conditions set forth in Section 7.1 and Section 7.3, the waiver of which shall be governed solely by Article VII) may be waived (i) by the Company and its Subsidiaries only by a written instrument executed by the Company and (ii) by the Requisite Commitment Parties only by a written instrument executed by the Requisite Commitment Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. Any proposed amendment, restatement, modification, change, alteration, supplement or waiver that does not comply with this Section 10.7 shall be ineffective and void ab initio.

Section 10.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9 Specific Performance. The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

Section 10.11 No Reliance. No Commitment Party or any of its Related Parties shall have any duties or obligations to the other Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Commitment Parties, (b) no Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Commitment Party, (c) no Commitment Party or any of its Related Parties shall have any duty to the other Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Commitment Parties any information relating to the Company or any of its Subsidiaries that may have been communicated to or obtained by such Commitment Party or any of its Affiliates in any capacity, (d) no Commitment Party may rely, and each Commitment Party confirms that it has not relied, on any due diligence investigation that any other Commitment Party or any Person acting on behalf of such other Commitment Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities and (e) each Commitment Party acknowledges that no other Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Shares or Backstop Commitment Percentage of its Backstop Commitment.

Section 10.12 Confidentiality and Publicity. Other than as may be required by applicable Law and regulation or by any governmental or regulatory authority, no Party shall disclose to any person (including for the avoidance of doubt, any other Commitment Party), other than legal, accounting, financial and other advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and whose compliance with such obligations the Company Parties shall be responsible for), the name or the principal amount or percentage of the Company Claims/Interests held by any Commitment Party or any of its respective subsidiaries (including, for the avoidance of doubt, any Company Claims/Interests acquired pursuant to any Transfer); provided, however, that the Company Parties shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Company Claims/Interests held by the Commitment Parties collectively; and, provided, further, that the Company Parties may disclose the names of any Commitment Party (at the institution level) at a hearing in connection with the Chapter 11 Cases, but not the principal amount or percentage of the Company Claims/Interests held by any such Commitment Party or any of its respective subsidiaries (including, for the avoidance of doubt, any Company Claims/Interests acquired pursuant to any Transfer). Notwithstanding the foregoing, the Commitment Parties hereby consent to the disclosure of the execution, terms and contents of this Agreement by the Company Parties in the Definitive Documents or as otherwise required by law or regulation; provided, however, that (i) if any of the Company Parties determines that they are required to attach a copy of this Agreement, any Joinder or Transfer Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, they will redact any reference to or identifying information concerning a specific Commitment Party and such Commitment Party’s holdings (including before filing any pleading with the Bankruptcy Court) and (ii) if disclosure of additional identifying information of any Commitment Party is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Commitment Party (who shall have the right to seek a protective order prior to disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder or Transfer Agreement. Notwithstanding the foregoing, the Company Parties will submit to counsel for the Commitment Parties all press releases, public filings, public announcements or other communications with any news media, in each case, to be made by the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof at least two (2) Business Days (it being understood that such period may be shortened to the extent there are exigent circumstances that require such public communication to be made to comply with applicable law) in advance of release and will take such counsel’s view with respect to such communications into account. Nothing contained herein shall be deemed to waive, amend or modify the terms of any Confidentiality Agreement.

Section 10.13 Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rule of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a Legal Proceeding to approve or enforce the terms of this Agreement).

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, or any of such Party’s Affiliates’ or respective Related Parties, in each case, other than the Parties to this Agreement and each of their respective successors and permitted assignees based upon, arising out of or relating to this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any of the Related Parties not a Party to this Agreement or any documents or instruments delivered in connection herewith, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of, such obligations or liabilities or their creation; provided, however, nothing in this Section 10.14 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of, its obligations under this Agreement or such other documents or instruments entered into in connection with the transactions contemplated hereby and thereby (including any confidentiality, non-disclosure or similar agreements).

Section 10.15 Enforceability of Agreement. The Parties hereby acknowledge, covenant and agree: (i) that the provision of any notice or exercise of termination rights under this Agreement is not prohibited by the automatic stay provisions of the Bankruptcy Code, (ii) that they waive any right to assert that the exercise of any notice or termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulate and consent hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising notice and termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required, (iii) that they shall not take a position to the contrary of this Section 10.15 in the Bankruptcy Court or any other court of competent jurisdiction and (iv) that they will not initiate, or assert in, any litigation or other legal proceeding that this Section 10.15 is illegal, invalid or unenforceable, in whole or in part.

Section 10.16 Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Commitment Parties under this Agreement shall be several, not joint. None of the Commitment Parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Commitment Party, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Commitment Parties, in each case except as expressly set forth in this Agreement. No prior history, pattern or practice of sharing confidence among or between any of the Commitment Parties and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (1) each Commitment Party is entering into this Agreement directly with the Company and not with any other Commitment Party, (2) no other Commitment Party shall have any right to bring any action against any other Commitment Party with respect to this Agreement (or any breach thereof) and (3) no Commitment Party shall, nor shall any action taken by a Commitment Party pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Commitment Party with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Commitment Parties are in any way acting as a group. All rights under this Agreement are separately granted to each Commitment Party by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

PARKER DRILLING COMPANY

By:	/s/ Michael W. Sumruld
Name: Michael W. Sumruld
Title: Authorized Signatory

[Signature Page to Backstop Commitment Agreement]

Schedule 4

Fully Diluted Capital Stock of Reorganized Parker

Assuming that the Existing Common Stock Rejection does not occur, the fully diluted post-Closing New Common Stock on the Effective Date shall be held as the following:

Source of New Common Stock	Percentage of post-Closing New Common Stock on a fully-diluted basis[1]
Rights Offering	41.9241%
Put Option Equity Premium	3.3539%
Converted 2020 Notes	18.7932%
Converted 2022 Notes	34.4239%
Existing Preferred Stock	0.6019%
Existing Common Stock	0.9029%

[1]	All percentages reflected in the chart above are subject to dilution by New Common Stock issued in connection with the Management Incentive Plan and the exercise of the New Warrants.

Schedule 5

Milestones

a.	The Debtors shall commence the Chapter 11 Cases and file the First Day Pleadings with the Bankruptcy Court no later than 2 days after the date hereof.

b.

Within one day of the Petition Date, the Debtors shall file the Plan, the Disclosure Statement, and a motion (or motions) for approval of the Rights Offering Procedures and the Disclosure Statement with the Bankruptcy Court.

c.	The Debtors shall obtain entry by the Bankruptcy Court of orders approving (i) the Disclosure Statement and (ii) the Rights Offering Procedures, in each case within 45 days after the Petition Date.

d.	The Debtors shall obtain entry of the Confirmation Order by no later than 92 days after the Petition Date.

e.

The Effective Date of the Plan and Closing of the Rights Offering shall have occurred by no later than (i) 107 days after the Petition Date and (ii) 15 days after the date (without taking into account any grace period provided under Section 9.1(b)(i) of this Agreement) set forth in sub-clause d. of this Schedule 5.

Exhibit A

Form of Joinder Agreement

This joinder agreement (the “Joinder Agreement”) to Backstop Commitment Agreement, dated December 12, 2018 (as has been or may be hereafter amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “BCA”), between Parker Drilling Company (the “Company”) and the Commitment Parties party thereto, is executed and delivered by [•] (the “Joining Party”) as of [•], 201[•] (the “Joinder Date”). Each capitalized term used herein but not otherwise defined herein shall have the meaning set forth in the BCA.

Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the BCA, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, amended and restated or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a “Commitment Party” for all purposes under the BCA. The Joining Party and the Company agree that the Backstop Commitment Percentage will be updated in accordance with the terms of the BCA.

Representations and Warranties. The Joining Party hereby severally and not jointly makes the representations and warranties of the Commitment Parties set forth in Article 5 of the BCA to the Company as of the Joinder Date.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflicts of law principles that would apply the laws of any other jurisdiction, or, to the extent applicable, the Bankruptcy Code.

[Signature Pages Follow]

Exhibit A

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the Joinder Date.

JOINING PARTY

[COMMITMENT PARTY]

By:
Name:
Title:

AGREED AND ACCEPTED (as of the Joinder Date):

PARKER DRILLING COMPANY

By:
Name:
Title:

[Signature Page to Joinder Agreement]

EXHIBIT B

Form of Transfer Agreement

The undersigned (“Transferee”), as of the date executed below, (a) hereby acknowledges that it has read and understands the Restructuring Support Agreement, made and entered into as of December 12, 2018, (as has been or may be hereafter amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among Parker Drilling Company, the other Company Parties party thereto and the Consenting Stakeholders party thereto, (b) desires to acquire the Company Claims/Interests held by the transferor (the “Transferor”) described below, and acknowledges and agrees that it shall be deemed a “Consenting Stakeholder” under the terms of the Agreement, (c) agrees to be bound by the terms and conditions of the Agreement to the extent applicable to the Transferor and and (d) the Transferee hereby severally and not jointly makes all representations and warranties of the Consenting Stakeholders set forth in Section 9 of the Agreement as of the date hereof. Capitalized used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Date Executed:

[TRANSFEREE]

By:
Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile:

Aggregate Amount of Transferred Company Claims/Interests
Type	Amount

Exhibit B

EXHIBIT D

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of                     (the “Agreement”)1 by and among Parker Drilling Company (“Parker”) and its Affiliates and subsidiaries bound thereto and the Consenting Stakeholders and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” and [a “Trustee”] [a Company Party] under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:[GRAPHIC APPEARS HERE]
2020 Notes
2022 Notes
Shares of Existing Preferred Stock
Shares of Existing Common Stock

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT E

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of                     (the “Agreement”), 2 by and among Parker Drilling Company (“Parker”) and its Affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2020 Notes
2022 Notes
Shares of Existing Preferred Stock
Shares of Existing Common Stock

[2]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.